UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
SYMBOL TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee: (Check the appropriate box):
☐ No fee required
☑ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share, of Symbol Technologies, Inc. (“Common Stock”).
2)	Aggregate number of securities to which transaction applies:
•	254,828,156 shares of Symbol common stock outstanding as of November 6, 2006;

•	options (whether vested or unvested) to purchase 18,376,843 shares of Symbol common stock outstanding as of November 6, 2006 with an exercise price of less than $15.00 per share; and

•	restricted stock awards for 1,222,625 shares of Symbol common stock (for which vesting will accelerate immediately prior to the effective time of the merger) outstanding as of November 6, 2006.
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.000107 by the sum of:

•	the product of (a) 254,828,156 shares of Symbol common stock outstanding as of November 6, 2006, and (b) the merger consideration of $15.00 per share;

•	the product of (a) 18,376,843 shares of Symbol common stock, representing shares of Symbol common stock issuable upon the exercise of options outstanding as of November 6, 2006 (whether vested or unvested) having a per share exercise price below $15.00, and (b) $4.02, representing the difference between $15.00 and the weighted average price per share of such options; and

•	the product of (a) 1,222,625 shares of Symbol common stock, representing shares of common stock issuable with respect to restricted stock awards outstanding as of November 6, 2006 (for which vesting will accelerate immediately prior to effective time of the merger), and (b) the merger consideration of $15.00 per share.

4)	Proposed maximum aggregate value of transaction: $ 3,914,636,624

5)	Total fee paid: $ 418,866.12
☐	Fee paid previously with written preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SUBJECT TO COMPLETION
Preliminary Proxy Materials, dated November 13, 2006

SYMBOL TECHNOLOGIES, INC.
One Symbol Plaza
Holtsville, NY 11742-1300

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

[          ], 2006

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Symbol Technologies, Inc. (also referred to as “Symbol” or “we”) to be held at [          ], Eastern Standard Time, on [          ], 2006, at the Symbol Technologies, Inc. World Headquarters, One Symbol Plaza, Holtsville, New York 11742-1300.

At the special meeting, we will ask you to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger we entered into on September 18, 2006, as amended as of October 30, 2006, with Motorola, Inc. and its wholly owned subsidiary, Motorola GTG Subsidiary I Corp., and the merger provided for therein. Upon completion of the merger, Motorola GTG Subsidiary I Corp. will merge with and into Symbol, and each of your outstanding shares of Symbol’s common stock will be converted into the right to receive $15.00 in cash, without interest, unless you have properly exercised your appraisal rights. If the merger is completed, Symbol will become a wholly owned subsidiary of Motorola, Inc.

Our board of directors has unanimously determined that the merger agreement is fair to, advisable, and in the best interests of, and the merger provided for therein is fair to and in the best interests of, Symbol and our stockholders. Accordingly, our board of directors has unanimously adopted the merger agreement and recommends that you vote “FOR” approval and adoption of the merger agreement and approval of the merger.

The enclosed proxy statement provides you with information about the merger and related matters. We urge you to read the proxy statement carefully, including the annexes. If the merger agreement is approved and adopted and the merger is completed, you will be sent written instructions from The Bank of New York, the exchange agent for the merger, for exchanging your Symbol common stock certificates for your cash payment. If you hold our common stock, please do not send us your certificates until you receive these instructions.

If you have any questions about the merger or need assistance voting your shares, please call Innisfree M&A Incorporated, which is acting as our proxy solicitation agent and information agent in connection with the merger, toll-free at (888) 750-5834.

Your vote is very important. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of a majority of shares of Symbol common stock outstanding and entitled to vote at the close of business on the record date.

WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TO ENSURE YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING.

Voting by proxy will not prevent you from voting your shares of Symbol common stock in person if you subsequently choose to attend the special meeting.

On behalf of the board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Salvatore Iannuzzi
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [          ], 2006 and is first being mailed to our stockholders on or about [          ], 2006.

SYMBOL TECHNOLOGIES, INC.
One Symbol Plaza
Holtsville, NY 11742-1300

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [          ], 2006

Notice is hereby given that a special meeting of stockholders of Symbol Technologies, Inc., a Delaware corporation, will be held at [          ], Eastern Standard Time, on [          ], 2006, at the Symbol Technologies, Inc. World Headquarters, One Symbol Plaza, Holtsville, New York 11742-1300, for purposes of considering and acting upon the following:

•	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 18, 2006, as amended as of October 30, 2006, by and among Motorola, Inc., Motorola GTG Subsidiary I Corp., and Symbol Technologies, Inc., as such agreement may be amended from time to time, and the merger provided for therein; and

•	To consider and vote upon any other business as may properly come before the meeting or any adjournments or postponements thereof.

Our board of directors has unanimously adopted the merger agreement and recommends that you vote “FOR” approval and adoption of the merger agreement and approval of the merger provided for therein.

Under applicable Delaware law, if you do not vote in favor of the approval and adoption of the merger agreement, you will have the right to seek appraisal of the fair value of your shares if the merger is completed. You will only be entitled to such appraisal rights if you submit a written demand for an appraisal prior to the vote on the merger agreement and the merger, do not vote in favor of the proposal to approve and adopt the merger agreement, and otherwise comply with the Delaware law procedures explained in this proxy statement. See “The Merger-Appraisal Rights” beginning on page 44 and Annex C of the enclosed proxy statement, which contains the text of Section 262 of the General Corporation Law of the State of Delaware.

Only Symbol stockholders who held shares of record as of the close of business on [          ], 2006 are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Whether or not you plan to attend the special meeting in person, please submit your proxy as soon as possible. You can vote your shares prior to the special meeting (1) by mail with the enclosed proxy card, in accordance with the instructions on the proxy card, (2) by telephone by calling the toll-free number that appears on the enclosed proxy card and following the instructions given, or (3) by means of the Internet, by following the Internet voting instructions provided on the enclosed proxy card. You can also vote your shares by attending the meeting and voting in person.

You can revoke your proxy at any time before it is voted at the special meeting by delivery of a properly completed and executed, later-dated proxy card or telephone or Internet vote or by voting in person by ballot at the special meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

By Order of the Board of Directors,

Michael C. Miller
Acting Secretary

Holtsville, New York
[          ], 2006

Page

SUMMARY TERM SHEET	1
The Merger	1
Stockholder Vote Required	1
The Merger Will Generally be a Taxable Transaction	1
Our Board of Directors Recommends You Vote “FOR” the Transaction	2
Our Reasons for the Merger	2
Bear Stearns Presented our Board of Directors with a Fairness Opinion Regarding the Fairness, from a Financial Point of View, of the Merger Consideration	2
Our Directors and Executive Officers Have Financial Interests in the Merger that are Different From Your Interests	3
You Will Have Appraisal Rights in the Merger	3
Regulatory Filings and Approvals Required to Complete the Merger	4
Litigation Related to the Merger	4
The Merger Agreement	4
The Merger Agreement May Be Terminated Under Some Circumstances; We May be Obligated to Pay Motorola a Termination Fee	4
The Special Meeting	6
Help in Answering Questions	7
Information about the Companies	7
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	9
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	13
THE COMPANIES	14
Symbol Technologies, Inc.	14
Motorola, Inc.	14
Motorola GTG Subsidiary I Corp.	15
THE SPECIAL MEETING	16
Date, Time and Place	16
Purpose of the Special Meeting	16
Record Date and Shares Entitled to Vote; Procedures for Voting; Quorum	16
Vote Required	17
Voting of Proxies	17
Revocability of Proxies	18
Proxy Solicitation	18
Adjournment of Special Meeting	18
Symbol Stock Certificates	18
THE MERGER	19
Background of the Merger	19
Symbol’s Reasons for the Merger; Recommendation of the Symbol Board of Directors	25
Opinion of Bear Stearns	28
Material United States Federal Income Tax Consequences	33
Regulatory Approvals	35
Litigation Related to the Merger	36
Amendment of Our Rights Agreement	36
Interests of Certain Persons in the Merger	37
Appraisal Rights	44

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, its annexes, and the other documents to which we have referred you. The merger agreement is attached as Annex A to this proxy statement. See also “Where You Can Find Additional Information” on page 63. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Merger (see page 48 and Annex A)

Structure of the Merger (see page 48).  Subject to the terms and conditions of the merger agreement, upon consummation of the merger, Motorola GTG Subsidiary I Corp., which we refer to in this proxy statement as Merger Sub, a wholly owned subsidiary of Motorola, Inc., which we refer to in this proxy statement as Motorola, will merge with and into Symbol. Symbol will survive the merger and continue to exist after the merger as a wholly owned subsidiary of Motorola.

Consideration for Common Stock (see page 48).  If we complete the merger, you will have the right to receive $15.00 in cash for each share of common stock you hold unless you do not vote in favor of the merger and you otherwise properly perfect your appraisal rights under Delaware law.

Consideration for Options (see page 48).  Under our option plans, all of our options will vest immediately prior to consummation of the merger. At the effective time of the merger, each outstanding stock option to purchase our common stock (except for options issued pursuant to our 2000 directors’ stock option plan) will be cancelled, and holders of in-the-money options will be entitled to receive a cash payment for each option equal to the product of (a) the excess of $15.00 over the exercise price per share of such option, multiplied by (b) the total number of shares of our common stock underlying such option at the effective time of the merger. The cash payment will be reduced by applicable withholding taxes. Pursuant to the merger agreement, we have agreed to take all actions necessary with respect to outstanding options under our 2000 directors’ stock option plan that are not exercised as of the closing date of the merger, so that such options are either terminated or cancelled immediately prior to the effective time of the merger, with the holders receiving the cash payment as set forth above.

Restricted Stock (see page 49).  We have agreed to take any and all action necessary to cause each restricted share of our common stock to vest immediately prior to the effective time of the merger resulting in unrestricted shares that will be converted into the right to receive the merger consideration in the merger.

No Interest Payable; Payments Subject to Withholding Taxes (see page 48).  No interest will be paid on the consideration you will be entitled to receive for your common stock or options and all payments are subject to applicable withholding taxes.

Stockholder Vote Required (see page 17)

The affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the close of business on the record date and entitled to vote is required to approve and adopt the merger agreement and approve the merger.

The Merger will Generally be a Taxable Transaction (see page 33)

The receipt of cash for shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to fully understand the tax consequences of the merger for you. You should read “The Merger — Material United States Federal Income Tax Consequences” beginning on page 33 for a more complete discussion of the federal income tax consequences of the merger.

Our Board of Directors Recommends You Vote “FOR” the Transaction (see page 25)

Our board of directors has unanimously determined that the merger is fair to, and in the best interests of, Symbol and our stockholders, and has declared that the merger agreement, including the merger consideration, is fair to, advisable, and in the best interests of, Symbol and our stockholders. Our board of directors unanimously recommends that our stockholders vote “FOR” the approval of the merger and approval and adoption of the merger agreement.

Our Reasons for the Merger (see page 25)

In the course of reaching its unanimous decision to approve the merger and recommend approval and adoption of the merger agreement by our stockholders, our board of directors considered a number of factors described on pages 25-27, including, among other, the following:

•	the financial presentation and the fairness opinion of Bear Stearns that, as of the date of the presentation and opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the $15.00 per share consideration is fair, from a financial point of view, to our stockholders;

•	the fact that: (1) $15.00 exceeds the highest Symbol common stock trading price during the 540 day period preceding the date of announcement, and (2) the premium to be received by our stockholders in the merger represents a substantial premium of 18% when compared to our common stock price as of the date two business days prior to the announcement of the proposed merger (and one business day prior to the publication of an article indicating we might be sold in a transaction for $15.00 per share, as further described in the “Background of the Merger” section beginning on page 19) and 35% when compared to our common stock price on a 90 day average basis;

•	the cash form of the merger consideration and the fact that Motorola’s obligation to complete the merger is not subject to any financing condition;

•	the fact that, subject to the non-solicitation limitations, conditions and requirements contained in the merger agreement, we can furnish information to and negotiate with third parties other than Motorola and we can enter into a merger agreement with such a third party if it makes a superior proposal to acquire us;

•	the availability of appraisal rights under Delaware law to stockholders who dissent from the merger; and

•	the probability that the merger would be completed given the financial capabilities of Motorola and Motorola’s history of successfully completing acquisitions.

Bear Stearns Presented our Board of Directors with a Fairness Opinion Regarding the Fairness, from a Financial Point of View, of the Merger Consideration (see page 28)

We retained Bear, Stearns & Co. Inc., referred to in this proxy statement as Bear Stearns, as our financial advisor in connection with the proposed merger and to deliver a fairness opinion in connection with the proposed merger. Bear Stearns rendered a fairness opinion that, as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the consideration to be received by Symbol’s stockholders in the merger was fair, from a financial point of view, to the stockholders of Symbol.

The full text of Bear Stearns’ fairness opinion, which sets forth the assumptions made, factors considered and limitations upon the review undertaken in rendering its opinion, is included in this proxy statement as Annex B and is incorporated by reference into this proxy statement. We urge you to read the opinion carefully and in its entirety. The opinion was directed to our board of directors, addresses only the fairness, from a financial point of view, as of the date of such opinion, of the consideration to be received by the holders of shares of our common stock and does not address any other aspect of the merger or constitute a recommendation to any holder of our common stock as to how to vote at the special meeting.

Our Directors and Executive Officers Have Financial Interests in the Merger that are Different From Your Interests (see page 37)

As you consider the recommendation of our board of directors to vote “FOR” the approval of the merger and the approval and adoption of the merger agreement, you should be aware that certain members of our board of directors and our executive officers have interests in the merger that are, or may be, different from or in addition to your interests. These interests include the following:

•	all of our directors and executive officers will benefit from the merger because (1) at the effective time of the merger, all of their respective unvested restricted shares of our common stock (which restricted shares were granted prior to our entry into the merger agreement) will become fully vested and will be converted into the right to receive the merger consideration in the merger, and (2) they will receive a cash payment equal to the difference between the $15.00 per share merger consideration and the exercise price for each vested and unvested in-the-money stock option (which options were granted prior to our entry into the merger agreement), as provided under the terms of the relevant option plan for all option holders (except for under the 2000 directors’ stock option plan);

•	as a result of the merger, our executive officers who participate in our deferred compensation plan will become fully vested in their accounts under our deferred compensation plan (subject to certain tax considerations) and certain of these executive officers, pursuant to elections they made under the terms of the plan, will also receive a lump sum payment of their account balance within 60 days of the completion of the merger;

•	all of our executive officers have entered into retention agreements with Motorola which, among other things, provide for varying grants of Motorola restricted stock units and for a payment, in the case of our CEO, Salvatore Iannuzzi, of a transaction bonus of $4,000,000 (in lieu of the equivalent change in control payment he would be entitled to, subject to certain conditions, under his current employment agreement with Symbol and as part of his agreement to new terms and conditions with Motorola) or, in the case of our executive officers other than Mr. Iannuzzi, of a retention bonus (in lieu of the change in control payment they would be entitled to, subject to certain conditions, under their current agreements with or plans of Symbol) if such executive officer remains with Motorola for a specified retention period or if his or her employment is terminated during the applicable retention period (other than by Motorola for cause or by the executive officer in situations that do not involve relocation by Motorola); and

•	the terms of the merger agreement provide for the continued indemnification of our current and certain of our former directors and officers following the effective time of the merger.

Our board of directors was aware of these interests and considered them, among other matters, when approving the merger. Our board consists of two directors who are also executive officers, and at the time of the approval of the merger, four independent directors. For a more complete description, see “The Merger — Interests of Certain Persons in the Merger.”

You Will Have Appraisal Rights in the Merger (see page 44)

Stockholders who do not wish to accept the cash consideration payable pursuant to the merger agreement may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the $15.00 per share merger consideration. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, you must comply with the requirements of Delaware law, including among other things:

•	you must make a written demand on us for appraisal in compliance with Delaware law before the vote on the proposal to approve and adopt the merger agreement at the special meeting;

•	you must not vote in favor of the proposal to approve and adopt the merger agreement and the merger; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger.

Merely voting against the merger or failing to vote will not preserve your right of appraisal under Delaware law. Also, because a submitted executed proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of an executed proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal.

Annex C to this proxy statement contains the relevant provisions of Delaware law relating to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

Regulatory Filings and Approvals Required to Complete the Merger (see page 35)

The merger is subject to discretionary review by the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission to determine whether it is in compliance with applicable antitrust laws. The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the required waiting period has ended. We and Motorola have filed the required notification and report form with the Antitrust Division of the Department of Justice and the Federal Trade Commission and requested early termination of the waiting period. We and Motorola have also made, or will make shortly, regulatory filings in connection with the merger in the European Union and certain other jurisdictions. Until we have received approvals from antitrust or competition authorities, or required waiting periods have ended, in certain of those jurisdictions, we are prohibited from completing the merger. In addition, objections from antitrust or competition authorities in certain other jurisdictions could delay or prevent completion of the merger.

Litigation Related to the Merger (see page 36)

We are aware of two putative class action lawsuits, each filed against us and each of our directors, and in one of the lawsuits, two of our former directors. We are also aware of a derivative and putative class action lawsuit filed against us, Motorola and each of our directors, among others. The lawsuits allege, among other things, that our directors breached their fiduciary duties to our stockholders in approving the contemplated merger agreement with Motorola. The lawsuits, among other things, challenge and seek to enjoin the completion of the merger, and seek damages in the event the merger is consummated. We believe the complaints to be without merit and intend to vigorously defend against the claims. However, even if each suit is determined to be without merit, such suits may potentially delay or, if the delay is substantial enough to prevent the consummation of the merger by March 31, 2007, potentially prevent the closing of the merger.

The Merger Agreement (see page 48)

The merger agreement, dated as of September 18, 2006, as amended as of October 30, 2006, contains our representations and warranties to Motorola, covenants relating to the conduct of our business prior to consummation of the merger, consents and approvals required for and conditions to the completion of the merger and our ability to consider other acquisition proposals. The merger agreement also provides for the automatic conversion of shares of our common stock into the right to receive the per share merger consideration at the effective time of the merger. We encourage you to read the merger agreement carefully and in its entirety.

The Merger Agreement May Be Terminated Under Some Circumstances; We May be Obligated to Pay Motorola a Termination Fee (see page 58)

Symbol and Motorola may mutually agree in writing to terminate the merger agreement at any time without completing the merger, even after the Symbol stockholders approve it.

In addition, either we or Motorola may terminate the merger agreement without the consent of the other if:

•	our stockholders do not vote to approve and adopt the merger agreement and approve the merger at the special meeting;

•	the merger has not been completed by March 31, 2007, unless the date is mutually extended by the parties;

•	any court or governmental entity issues or enacts a final and non-appealable ruling or order which permanently restrains, enjoins or otherwise prohibits the consummation of the merger; or

•	if the other party fails to cure its breach of its closing conditions relating to the accuracy of its representations and warranties, and such breach would result in a material adverse effect, or relating to the performance in all material respects of its obligations under the merger agreement, within 30 days after receiving notice of such breach from the terminating party, in each case if the terminating party is not at that time in material breach of the merger agreement.

However, neither we nor Motorola may terminate the merger agreement because of failure of our stockholders to approve the merger or because of failure of the merger to be completed by March 31, 2007 if the terminating party has breached or failed to perform in any material respect its obligations under the merger agreement in any manner that shall have been the principal cause of or resulted in the failure of the merger to be completed.

We may terminate the merger agreement without Motorola’s consent if our board of directors, in compliance with its non-solicitation obligations in the merger agreement, has determined that a competing transaction is a superior proposal, and:

•	our board of directors has approved or recommended the superior proposal to our stockholders;

•	a three (3) business day period has expired since our board of directors provided Motorola with the right to match the competing superior proposal, and Motorola failed to match such proposal as determined by our board of directors; and

•	we have paid to Motorola the termination fee described below.

Motorola can terminate the merger agreement without our consent, and we are obligated to pay Motorola a termination fee of $110 million, plus certain expenses, if any of the following occur:

•	our board of directors resolves to change, or changes, its recommendation of the Motorola transaction;

•	our board of directors publicly announces that it intends to recommend, or recommends, a competing takeover proposal to our stockholders;

•	our board of directors enters into any other acquisition agreement;

•	a tender offer or exchange offer for our outstanding shares is commenced and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our stockholders;

•	our board of directors, following receipt of a competing takeover proposal, and after being requested by Motorola, fails to reaffirm its approval or recommendation of Motorola’s transaction as promptly as practicable, but in any event within seven (7) business days, after such request; or

•	we or any of our officers, directors, representatives or agents knowingly and materially breach our obligations under the merger agreement’s non-solicitation provisions or specified provisions related to the special stockholders’ meeting.

We are also required to pay Motorola the termination fee at the time we approve, recommend to our stockholders, consummate or enter into a transaction with a third party for 35% or more (or equity securities representing 35% or more) of the consolidated assets of Symbol and our subsidiaries, if such approval, recommendation, consummation or entry into such transaction occurs within 12 months after any termination by us or Motorola based upon failure of the vote of our stockholders or the merger failing to be completed by March 31, 2007, and if there had been a third-party takeover proposal for 35% or more (or equity securities representing 35% or more) of the consolidated assets of Symbol and our subsidiaries prior to the special stockholders’ meeting.

Motorola and the Merger Sub have agreed that payment of the termination fee and expenses, to the extent paid, are their sole and exclusive remedy upon termination of the merger agreement.

The Special Meeting (see page 16)

Date, Time and Place (see page 16).  You are cordially invited to attend the special meeting of our stockholders, which will begin at [     ], Eastern Standard Time, on [     ], 2006. The meeting will be held at the Symbol Technologies, Inc. World Headquarters, which is located at One Symbol Plaza, Holtsville, New York 11742. The location is accessible to handicapped persons.

At the special meeting, our stockholders will be asked to adopt and approve the Agreement and Plan of Merger, dated as of September 18, 2006, as amended as of October 30, 2006, by and among Motorola, Inc., Motorola GTG Subsidiary I Corp. and Symbol Technologies, Inc., which we refer to as the merger agreement, as such agreement may be amended from time to time, and the merger provided for therein.

We do not know of any other business or proposals to be considered at the special meeting other than the items described in this proxy statement. If any other business is properly brought before the special meeting or any adjournments or postponements thereof, the signed proxies received from you and our other stockholders give the proxies the authority to vote on the matter according to their discretion.

Record Date, Voting Power (see page 16).  Stockholders who own Symbol common stock (NYSE: SBL), par value $0.01 per share, which we refer to as our common stock, as of the close of business on [          ], 2006, the record date, will be entitled to vote at the special meeting. On that date there were [          ] shares of our common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter properly brought before the meeting.

Voting (see page 17).  Symbol is offering you four methods of voting:

•	You may indicate your vote on the enclosed proxy card, sign and date the card and return the card in the enclosed prepaid envelope;

•	You may vote by telephone by calling the toll-free number that appears on the enclosed proxy card and following the instructions given;

•	You may vote via the Internet. Internet voting instructions are provided on the enclosed proxy card; or

•	You may attend the meeting and vote in person.

All shares entitled to vote and represented by a properly completed and executed proxy received before the meeting and not revoked will be voted at the meeting as you instruct in such proxy. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed and executed proxy will be voted as our board of directors recommends, which is “FOR” the approval and adoption of the merger agreement and approval of the merger.

Please do not send in your stock certificates with your proxy. After completion of the merger, you will receive written instructions from the exchange agent for returning your Symbol stock certificates. These instructions will tell you how and where to send your Symbol stock certificates in order to receive the merger consideration.

Revocation of Proxies (see page 18).  You can revoke your proxy at any time before it is voted by delivery of a properly completed and executed, later-dated proxy card or telephone or Internet vote, or by voting in person by ballot at the special meeting.

Vote Required (see page 17).  The approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding at the close of business on the record date. Abstentions, votes withheld and broker “non-votes” will have the effect of a vote “AGAINST” the merger and the merger agreement. A broker “non-vote” occurs when you hold your shares in “street name” through a broker or other nominee and you do not give your broker or nominee instructions on how to vote with respect to the merger and the merger agreement.

Shares Owned by Our Directors, Executive Officers and Their Associates (see page 60).  On the record date, our directors and executive officers beneficially owned and were entitled to vote [          ] shares of our common stock, which represented approximately [     ]% of the shares of our common stock outstanding on that date.

Solicitation of Proxies and Expenses (see page 18).  Symbol is paying the costs of soliciting proxies. We have also made arrangements with brokerage houses and other custodians, nominees and fiduciaries of shares to send proxy materials to our stockholders of record as of [          ], 2006. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock as of the record date. Certain of our officers and directors may solicit the submission of proxies authorizing the voting of shares in accordance with our board of directors’ recommendations, but no additional remuneration will be paid by Symbol for the solicitation of proxies by our officers and directors. We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, to aid in the solicitation of proxies for the special meeting. For these services, we will pay Innisfree a fee of $25,000 plus certain other specified fees, and reimburse it for certain out-of-pocket disbursements and expenses. In addition, our arrangement with Innisfree includes provisions obligating us to indemnify Innisfree for certain liabilities that could arise in connection with their solicitation of proxies on our behalf.

Adjournment of Meeting (see page 18).  We may adjourn the special meeting after consultation with Motorola, but only to the extent necessary to ensure that any required supplement or amendment to the proxy statement is provided to our stockholders or, if as of the time for which the special meeting is originally scheduled, there are insufficient shares of our common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting.

Help in Answering Questions

If you have questions about the special meeting or the merger after reading this document, you may contact us:

•	By mail addressed to: Symbol Technologies, Inc. One Symbol Plaza Mail Stop: A-4 Holtsville, New York 11742 Attention: Investor Relations;

•	By calling (631) 738-2400; or

•	By visiting our Web site at http://www.symbol.com/investors, clicking on “Info Request” and filling out the request form.

You may also call Innisfree M&A Incorporated, which is assisting us in the solicitation of proxies, toll-free at (888) 750-5834.

Information about the Companies (see page 14)

Symbol Technologies, Inc., One Symbol Plaza, Holtsville, New York 11742-1300, Telephone: (631) 738-2400.  Symbol is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture products, radio frequency identification (“RFID”) technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world’s leading companies.

Motorola, Inc., 1303 East Algonquin Rd., Schaumburg, Illinois 60196, Telephone: (847) 576-5000.  Motorola is a communications company providing end-to-end seamless mobility products. A Fortune 100 company with global presence and impact, Motorola had sales of US $35.3 billion in 2005. In March 2006, Motorola announced its decision to realign its businesses into three operating business segments, effective as of the second quarter of 2006. As a result of the realignment, Motorola now reports financial results for the following business segments:

•	The Mobile Devices segment designs, manufactures, sells and services wireless handsets, with integrated software and accessory products.

•	The Networks and Enterprise segment designs, manufactures, sells, installs and services: (i) analog and digital two-way radio, voice and data communications products and systems, as well as wireless broadband systems, to a wide range of public safety, government, utility, transportation and other worldwide enterprise markets (referred to as the “private networks” market), and (ii) cellular infrastructure systems and wireless broadband systems to public carriers and other wireless service providers (referred to as the “public networks” market).

•	The Connected Home Solutions segment designs, manufactures and sells a wide variety of broadband products, including: (i) set-top boxes for cable television, Internet Protocol (“IP”) video and broadcast networks (“digital entertainment set-top devices”) and digital systems, (ii) high speed data products, including cable modems and cable modem termination systems, and IP-based telephony products, (iii) hybrid fiber coaxial network transmission systems used by cable television operators, (iv) digital satellite program distribution systems, (v) direct-to-home satellite networks and private networks for business communications, (vi) advanced video communications products, and (vii) fiber-to-the-premise and fiber-to-the-node transmission systems supporting high-speed data, video and voice.

Motorola GTG Subsidiary I Corp., 1303 East Algonquin Rd., Schaumburg, Illinois 60196, Telephone: (847) 576-5000.  Merger Sub was formed by Motorola solely for the purpose of completing a merger. Merger Sub is wholly-owned by Motorola and has not engaged in any business except in anticipation of the merger.

A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS DOCUMENT. YOU ARE STRONGLY ENCOURAGED TO READ IT CAREFULLY AND IN ITS ENTIRETY.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. Because these questions and answers may not address all questions that may be important to you as a Symbol stockholder, we urge you to carefully read all of the information in this proxy statement, the annexes to this proxy statement, and the documents referred to in this proxy statement.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve and adopt the merger agreement entered into between Symbol and Motorola and approve the merger contemplated by the merger agreement. In the merger, Motorola GTG Subsidiary I Corp., a wholly-owned subsidiary of Motorola, will be merged with and into Symbol. After the merger is completed, Symbol will be a wholly-owned subsidiary of Motorola.

The merger agreement is attached as Annex A to this proxy statement. We urge you to read it carefully and in its entirety.

Q:	What will I be entitled to receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive $15.00 in cash, without interest and less any applicable withholding tax, for each share of Symbol common stock that you own. For example, if you own 100 shares of Symbol common stock, you will receive $1,500 in cash, less any applicable withholding tax, in exchange for these shares.

Q:	How does Symbol’s board of directors recommend I vote?

A:	Symbol’s board of directors, at a meeting held on September 17, 2006, unanimously approved the merger agreement and declared the merger agreement fair to, advisable, and in the best interests of, and the merger provided for therein fair to and in the best interests of, Symbol and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and approval of the merger provided for in the merger agreement.

Q:	Who is eligible to vote at the special meeting?

A:	Holders of our common stock at the close of business on [ ], 2006 are entitled to receive notice of the special meeting and to vote the shares of our common stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	What is the vote required to approve and adopt the merger agreement and approve the merger?

A:	The affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote is required to approve and adopt the merger agreement and approve the merger.

Q:	When do you expect to consummate the merger?

A:	Assuming holders of at least a majority of all outstanding shares of our common stock entitled to vote approve and adopt the merger agreement, we expect to consummate the merger promptly following the special meeting and receipt of all necessary regulatory approvals. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, consider how the merger would affect you as a stockholder, and then vote. After you read this proxy statement, if you choose to vote by proxy, you should complete, sign and date your proxy card and mail it in the enclosed return envelope as soon as possible, or vote via the Internet or telephone as described below, even if you plan to attend the special meeting in person, so that your shares may be represented at the special meeting of our stockholders. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of our board of directors “FOR” the approval and adoption of the merger agreement and approval of the merger. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker cannot vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	What happens if I do not send in my proxy, if I do not vote via the Internet or telephone, if I do not instruct my broker to vote my shares or if I abstain from voting?

A:	If you do not send in your proxy, do not vote via the Internet or telephone, do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement and approval of the merger.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting of our stockholders and vote your shares in person, regardless of whether you sign and return your proxy card prior to the special meeting. Admission to the meeting will be on a first-come, first-served basis, and an admission ticket and photo identification will be required to enter the meeting. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If your shares are held in “street name” through a broker or other nominee, you will find an admission ticket enclosed with the proxy card sent to you by your broker or other nominee. In the event you have not received an admission ticket, you can obtain an admission ticket in advance by sending a written request to your broker or nominee, or you may present yourself at the meeting along with such proof of ownership (such as a brokerage statement) as of the record date and photo identification.

Q:	May I vote via the Internet or telephone?

A:	Yes. If your shares are registered in your name, you may submit a proxy authorizing the voting of your shares over the Internet at [ ] or telephonically by calling [ ]. Proxies submitted over the Internet or by telephone must be received by [ ] Eastern Standard Time on [ ], 2006. You must have the enclosed proxy card available, and follow the instructions on such proxy card, in order to submit a proxy over the Internet or telephone.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. If your shares are registered in your name, you can do this by completing, executing and delivering to the Acting Secretary of Symbol a new, later-dated proxy card for the same shares. If you are submitting this later-dated proxy by Internet or telephone, the new proxy must be received by [ ] Eastern Standard Time on [ ], 2006. Alternatively, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

Any subsequent proxy should be delivered to Symbol Technologies, Inc. at One Symbol Plaza, Holtsville, New York 11742-1300, Attention: Acting Secretary, or hand-delivered to our Acting Secretary at or before the taking of the vote at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive to assure that all your shares are voted.

Q:	What happens if I sell my shares of Symbol common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting. The record date and the date of the special meeting are both earlier than the date that the merger is expected to be completed. If you transfer your shares of Symbol common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Symbol common stock converted into cash in the merger. If the shares of Symbol common stock are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of Symbol common stock exceeds one year. Capital gains recognized by an individual upon a disposition of a share of Symbol common stock that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. Because individual circumstances may differ, you should consult your own tax advisor to determine the particular tax effects to you. See “The Merger — Material United States Federal Income Tax Consequences.”

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, if you are a holder of Symbol common stock and you do not vote in favor of the approval and adoption of the merger agreement and approval of the merger, you will have the right to seek appraisal of the fair value of your shares, as determined by the Delaware Court of Chancery, if the merger is completed. You will only be entitled to such appraisal rights if you submit a written demand for an appraisal prior to the vote on the merger agreement and the merger, vote against, or abstain from voting for, the proposal to adopt and approve the merger agreement and approve the merger, and otherwise comply with the Delaware law procedures explained in this proxy statement. Please see “The Merger — Appraisal Rights” and Annex C to this proxy statement.

Q:	Should I send in my Symbol stock certificates now?

A:	No. After the merger is completed, you will receive written instructions from the exchange agent for exchanging your shares of our common stock for the merger consideration.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you may contact us:

• By mail addressed to:

Symbol Technologies, Inc. One Symbol Plaza Mail Stop: A-4 Holtsville, New York 11742 Attention: Investor Relations;

• By calling (631) 738-2400; or

• By visiting our Web site at http://www.symbol.com/investors, clicking on “Info Request” and filling out the request form.

You may also call Innisfree M&A Incorporated, which is assisting us in the solicitation of proxies, toll-free at (888) 750-5834.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement, including the expected timetable for completing the proposed merger between us and Motorola, future financial and operating results, benefits and synergies of the merger, future opportunities for the combined company and products, any other statements regarding our or Motorola’s future expectations, beliefs, goals or prospects, and any statements that are not statements of historical facts might be considered forward-looking statements. While these forward-looking statements represent our management’s current judgment of future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those stated in the forward-looking statements. Important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, include:

•	the parties’ ability to consummate the transaction;

•	the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule;

•	the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction;

•	the retention of certain of Symbol’s key employees;

•	the inability to protect either party’s intellectual property rights may weaken its competitive position; and

•	the impact or outcome of existing or potential litigation relating to the merger, and other uncertainties relating to the proposed merger.

We assume no obligation to update or revise any forward-looking statement in this proxy statement, and such forward-looking statements speak only as of the date hereof.

THE COMPANIES

Symbol Technologies, Inc.
One Symbol Plaza
Holtsville, New York 11742-1300
(631) 738-2400

Symbol is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture products, radio frequency identification (“RFID”) technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world’s leading companies. Symbol is incorporated in the State of Delaware and is successor by merger in 1987 to Symbol Technologies, Inc., a New York corporation that commenced operations in 1975. Additional information regarding our business is contained in our filings with the Securities and Exchange Commission, or SEC. See “Where You Can Find Additional Information” on page 63.

Motorola, Inc.
1303 East Algonquin Rd.
Schaumburg, Illinois 60196
(847) 576-5000

Motorola is a communications company providing end-to-end seamless mobility products. A Fortune 100 company with global presence and impact, Motorola had sales of US $35.3 billion in 2005. In March 2006, Motorola announced its decision to realign its businesses into three operating business segments, effective as of the second quarter of 2006. As a result of the realignment, Motorola now reports financial results for the following business segments:

•	The Mobile Devices segment designs, manufactures, sells and services wireless handsets, with integrated software and accessory products.

•	The Networks and Enterprise segment designs, manufactures, sells, installs and services: (i) analog and digital two-way radio, voice and data communications products and systems, as well as wireless broadband systems, to a wide range of public safety, government, utility, transportation and other worldwide enterprise markets (referred to as the “private networks” market), and (ii) cellular infrastructure systems and wireless broadband systems to public carriers and other wireless service providers (referred to as the “public networks” market).

•	The Connected Home Solutions segment designs, manufactures and sells a wide variety of broadband products, including: (i) set-top boxes for cable television, Internet Protocol (“IP”) video and broadcast networks (“digital entertainment set-top devices”) and digital systems, (ii) high speed data products, including cable modems and cable modem termination systems, and IP-based telephony products, (iii) hybrid fiber coaxial network transmission systems used by cable television operators, (iv) digital satellite program distribution systems, (v) direct-to-home satellite networks and private networks for business communications, (vi) advanced video communications products, and (vii) fiber-to-the-premise and fiber-to-the-node transmission systems supporting high-speed data, video and voice.

Motorola is incorporated in the State of Delaware, and is successor by merger to Motorola, Inc., an Illinois corporation that commenced operations in 1928.

Motorola GTG Subsidiary I Corp.
1303 East Algonquin Rd.
Schaumburg, Illinois 60196
(847) 576-5000

Merger Sub was formed by Motorola solely for the purpose of completing a merger. Merger Sub is wholly-owned by Motorola and has not engaged in any business except in anticipation of the merger. Merger Sub is incorporated in the State of Delaware.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of our stockholders.

Date, Time and Place

We are furnishing this proxy statement to holders of our common stock in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held at [          ], Eastern Standard Time, on [          ], 2006, at Symbol Technologies, Inc. World Headquarters, One Symbol Plaza, Holtsville, New York 11742-1300, and at any adjournments or postponements of the special meeting. This proxy statement, the attached notice of the special meeting and the accompanying proxy card are first being sent or given to our stockholders on or about [          ], 2006.

Purpose of the Special Meeting

At the special meeting, holders of record of our common stock as of the close of business on [          ], 2006, will consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 18, 2006, as amended as of October 30, 2006, by and among Motorola, Merger Sub and Symbol and to approve the merger provided for therein.

Upon completion of the merger, each share of our common stock, par value $0.01 per share, will be converted into the right to receive $15.00 in cash, without interest and less any applicable withholding tax. Under our option plans, all of our options will vest immediately prior to consummation of the merger. At the effective time of the merger, each outstanding stock option to purchase our common stock (except for options issued pursuant to our 2000 directors’ stock option plan) will be cancelled, and holders of in-the-money options will be entitled to receive a cash payment for each option equal to the product of (a) the excess of $15.00 over the exercise price per share of such option, multiplied by (b) the total number of shares of common stock underlying such option at the effective time of the merger. The cash payment will be reduced by applicable withholding taxes. Pursuant to the merger agreement, we have agreed to take all actions necessary with respect to outstanding options under our 2000 directors’ stock option plan that are not exercised by the closing date of the merger, so that the options are either terminated as of the closing date or cancelled immediately prior to the effective time of the merger, with the holders receiving a cash payment as set forth above.

Record Date and Shares Entitled to Vote; Procedures for Voting; Quorum

Our board of directors has fixed the close of business on [          ], 2006 as the record date for determining the holders of shares of our common stock who are entitled to notice of, and to vote at, the special meeting. As of the record date, [          ] shares of our common stock were issued and outstanding. You are entitled to one vote for each share of our common stock that you held as of the record date.

In accordance with Delaware law and our by-laws, a list of stockholders entitled to vote at the special meeting will be available for examination by any Symbol stockholder, for any purpose germane to the meeting, for ten days prior to the meeting at the location of the special meeting, Symbol’s World Headquarters, One Symbol Plaza, Holtsville, New York 11742-1300, between the hours of 9:00 A.M. and 4:00 P.M., Eastern Standard Time.

The holders of a majority of the shares of our common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. Any shares of our common stock held in treasury by us or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Shares represented by proxies that reflect abstentions or properly executed broker “non-votes” are counted as present and entitled to vote for determination of a quorum. An abstention is a properly executed proxy marked “ABSTAIN” for any matter. A broker “non-vote” occurs when you hold your shares in “street name” through a broker or other nominee and you do not give your broker or nominee instructions on how to vote on matters over which your broker or nominee does not have voting discretion. In this case, if you do not provide voting instructions to your broker or nominee, your shares may not be voted on these matters.

Vote Required

The adoption and approval of the merger agreement and the approval of the merger provided for in the merger agreement require the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding and entitled to vote at the close of business on the record date. Abstentions, votes withheld and broker “non-votes” will have the effect of a vote “AGAINST” the merger and the merger agreement. A broker “non-vote” occurs when you hold your shares in “street name” through a broker or other nominee and you do not give your broker or nominee instructions on how to vote with respect to the merger and the merger agreement. IF YOU DO NOT SEND IN YOUR PROXY, DO NOT VOTE VIA THE INTERNET OR TELEPHONE OR IN PERSON, DO NOT INSTRUCT YOUR BROKER TO VOTE YOUR SHARES OR IF YOU ABSTAIN FROM VOTING, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE APPROVAL OF THE MERGER AGREEMENT.

Voting of Proxies

Symbol is offering you four methods of voting:

•	You may indicate your vote on the enclosed proxy card, sign and date the card and return the card in the enclosed prepaid envelope;

•	You may vote by telephone by calling the toll-free number that appears on the enclosed proxy card and following the instructions given;

•	You may vote via the Internet. Internet voting instructions are provided on the enclosed proxy card; or

•	You may attend the meeting and vote in person.

Whether or not you plan to attend the special meeting in person, you are requested to either complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that your shares are voted, or to submit a proxy authorizing the voting of your shares over the Internet at [            ] or telephonically by calling [          ]. You must have the enclosed proxy card available, and follow the instructions on such proxy card, in order to submit a proxy over the Internet or by telephone. If your shares are held in “street name” through a broker or other nominee, you may vote by completing and returning the voting form provided by your broker or other nominee, or by the Internet or telephone through your broker or other nominee if such a service is provided. To vote via the Internet or telephone through your broker or other nominee, you should follow the instructions on the voting form provided by your broker or other nominee.

All shares entitled to vote and represented by a properly completed and executed proxy received before the meeting and not revoked will be voted at the meeting as you instruct in such proxy. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed and executed proxy will be voted as our board of directors recommends, which is “FOR” the approval and adoption of the merger agreement and the approval of the merger provided for in the merger agreement.

If the special meeting is postponed or adjourned, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as these proxies would have been voted at the original convening of the special meeting (except for any proxies that previously have been revoked or withdrawn effectively), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Please return your marked proxy card promptly so your shares can be represented at the special meeting. If you are submitting a proxy over the Internet or by telephone, your proxy must be received by [          ] Eastern Standard Time on [          ], 2006.

Revocability of Proxies

You can revoke your proxy at any time before it is voted at the special meeting. If you are the owner of record, you may do this by:

(1) delivering a properly completed and executed proxy card bearing a later date to the Acting Secretary, Symbol Technologies, Inc., One Symbol Plaza, Holtsville, New York 11742-1300;

(2) voting at a later date by telephone or by using the Internet; or

(3) voting in person by ballot at the special meeting.

If you hold stock in street name, you must contact your broker or other nominee for information on how to revoke your proxy or change your vote.

Proxy Solicitation

This proxy solicitation is being made on behalf of our board of directors. We will solicit proxies initially by mail. We will pay the costs of soliciting proxies. We have also made arrangements with brokerage houses and other custodians, nominees and fiduciaries of shares to send proxy materials to our stockholders of record as of [          ], 2006. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock as of the record date. Certain of our officers and directors may solicit the submission of proxies authorizing the voting of shares in accordance with our board of directors’ recommendations, but we will not pay any additional remuneration for the solicitation of proxies by our officers and directors. We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, to aid in the solicitation of proxies for the special meeting. For these services, we will pay Innisfree a fee of $25,000 plus certain other specified fees, and reimburse it for certain out-of-pocket disbursements and expenses. In addition, our arrangement with Innisfree includes provisions obligating us to indemnify Innisfree for certain liabilities that could arise in connection with their solicitation of proxies on our behalf.

Adjournment of Special Meeting

The merger agreement provides that, notwithstanding anything in the agreement to the contrary, we may adjourn the special meeting after consultation with Motorola, but only to the extent necessary to ensure that any required supplement or amendment to the proxy statement is provided to our stockholders or, if as of the time for which the special meeting is originally scheduled, there are insufficient shares of our common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting.

Symbol Stock Certificates

PLEASE DO NOT SEND YOUR SYMBOL COMMON STOCK CERTIFICATES TO US NOW. AFTER THE EFFECTIVE TIME OF THE MERGER, THE EXCHANGE AGENT WILL MAIL A LETTER OF TRANSMITTAL TO YOU. YOU SHOULD SEND YOUR SYMBOL COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

THE MERGER

While we believe that the following description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document, including the annexes, and the other documents we refer to for a more complete understanding of the merger and the related transactions.

Background of the Merger

Our management regularly reviews and evaluates our financial performance and prospects, and considers our business strategy and future outlook with the goal of enhancing stockholder value. Our policy is to listen to all unsolicited overtures from potential acquirers, and, where appropriate, to refer such overtures to our board of directors. On July 25, 2005, we retained Bear Stearns as our financial advisor to, among other things, review and analyze our business, financial condition and prospects, assist with the evaluation of indications of interest or offers from potential acquirers, and advise and assist us in evaluating various plans, strategies and alternative transactions for maximizing our value to our stockholders. On that date, Bear Stearns made a presentation to our board in which it reviewed the current mergers and acquisitions market, especially with respect to the high tech industry, its understanding of our current strategic financial position, and our takeover defenses, including potential responses to unsolicited offers.

Effective August 1, 2005, Salvatore Iannuzzi became our interim President and CEO. On August 4, 2005, Edward Zander, CEO of Motorola, contacted Mr. Iannuzzi and on August 10, 2005, Mr. Zander met with Mr. Iannuzzi in New York. At that meeting, Mr. Iannuzzi and Mr. Zander had general discussions regarding the mobile-communications industry, industry trends and issues and the respective strategic directions of the two companies. Mr. Zander indicated to Mr. Iannuzzi that Motorola would be interested in learning more about Symbol’s business plan in order for Motorola to assess its interest in a potential business combination with us. Following that meeting, Mr. Iannuzzi updated Robert Chrenc, our Chairman of the Board of Directors, Bear Stearns and our legal advisors as to the results of conversations with Mr. Zander. Throughout the remainder of August 2005, Mr. Zander and Mr. Iannuzzi had a number of conversations regarding the pursuit of a strategic business transaction. Mr. Iannuzzi updated Mr. Chrenc, Bear Stearns and Symbol’s legal advisors regularly with respect to these conversations.

On September 7, 2005, our board of directors met at the offices of Bear Stearns in New York. Bear Stearns reported on the market’s perception of our company, and reviewed our takeover defenses, including potential responses to unsolicited offers. Mr. Iannuzzi reviewed with the board the conversations he had with Mr. Zander. The board agreed it would be worthwhile for our management to have further exploratory discussions with Motorola to assess the possibility of a strategic business transaction.

Through September 2005, Messrs. Iannuzzi and Zander spoke several times about Motorola’s interest in acquiring us. During this period, Mr. Zander indicated that, based on certain assumptions regarding Symbol’s business and subject to Motorola’s board approval and completion of due diligence and definitive documentation, Motorola might be interested in discussing an acquisition of us for approximately $11.00 per share. Mr. Iannuzzi informed Mr. Zander that he could not endorse $11.00 per share. At a regularly scheduled meeting of our board of directors held on September 26-27, 2005, which was scheduled to present our business strategy to our board, Mr. Iannuzzi reviewed with the board his conversations with Mr. Zander and discussed the fit between our business and Motorola, why a combination could offer benefits to both companies and to our stockholders and why, therefore, we would be of value to Motorola. Our legal counsel then gave advice to our board. The board then formally concluded it would be unwilling to accept an $11.00 per share proposal, but agreed that it would be prudent for our management to continue to have discussions with Motorola regarding a potential business combination. On October 3, 2005, Mr. Iannuzzi informed Mr. Zander that our board would be unwilling to proceed at $11.00 per share and that in order for the parties to continue discussions and conduct due diligence, Motorola would have to increase the price it would be willing to consider paying. We entered into a confidentiality agreement with Motorola on October 11, 2005 to govern the confidential exchange of information between the parties.

Also in October 2005, Mr. Iannuzzi was contacted by a senior executive of a company (“Company A”), who made a general indication that Company A might be interested in acquiring Symbol. Mr. Iannuzzi and the senior executive of Company A met on October 13, 2005. Company A did not pursue further discussions with us after that meeting.

At a meeting of our board of directors on October 14, 2005, Mr. Iannuzzi updated the board on the results of his meeting with the senior executive of Company A. Mr. Iannuzzi noted that he would keep the board apprised of any further contact from Company A. On October 14, 2005, Bear Stearns contacted Company A to determine whether it had any interest in pursuing a possible transaction. Company A responded that it did not have an interest in pursuing a transaction.

On November 1, 2005, our board of directors had a meeting during which Mr. Iannuzzi informed our board that Company A had not pursued its initial indication of interest. At that meeting, Bear Stearns informed the board that it had contacted Company A on October 14, 2005, and that Company A had indicated that it did not have an interest in pursuing a transaction with Symbol. At that meeting, Bear Stearns also updated our board on the prevailing mergers and acquisitions environment and answered questions from our board regarding discussions with Motorola. Mr. Iannuzzi also updated the board on the status of discussions with Motorola and informed our board that Motorola had increased its initial indication of interest to $12.50 per share, based on certain assumptions regarding Symbol’s business and subject to Motorola’s board approval and completion of due diligence and definitive documentation, and had indicated that it might be in a position to further increase its indication of interest following the completion of preliminary due diligence.

From November 8-11, 2005, Motorola and its accounting and legal advisors conducted preliminary legal and financial due diligence and attended presentations from our management. At a meeting of our board of directors on November 11, 2005, Mr. Iannuzzi informed the board that Motorola was continuing to conduct legal and financial diligence and that Motorola had indicated that its interest in acquiring us might be affected by our agreements with the U.S. Attorney’s Office for the Eastern District of New York and the SEC. Mr. Iannuzzi also noted that Motorola had indicated it would present a range of updated values it placed on a potential transaction as a result of its due diligence. After extensive discussions, the board authorized Mr. Iannuzzi to continue his discussions with Motorola.

On November 16, 2005, Mr. Zander and Gregory Brown, President of Motorola’s Network & Enterprise business, called Mr. Iannuzzi and stated that Motorola was prepared to discuss a proposal in the range of $13.75-14.50 per share of our common stock, and possible forms of consideration. Mr. Iannuzzi informed Motorola that, in his individual capacity, he could not endorse $14.50 per share, and that our board had previously indicated it would prefer an all-cash transaction. At a meeting of our board of directors on November 17, 2005, Mr. Iannuzzi informed our board of his conversation with Motorola the previous day. Our board decided that $14.50 per share was insufficient, but authorized Mr. Iannuzzi to continue his discussions with Motorola.

In the latter half of November 2005 and in December 2005, the parties and their respective outside counsel began drafting and negotiating the terms of a merger agreement. During that time, Motorola also continued its due diligence investigation of us.

At a meeting of our board of directors on December 9, 2005, Mr. Iannuzzi updated our board on management’s ongoing discussions with Motorola, and our board then authorized Mr. Iannuzzi to continue discussions with Motorola.

On December 16, 2005, Messrs. Zander and Brown met with Mr. Iannuzzi and made a verbal, non-binding proposal of $14.50 per share. Motorola also indicated it might be able to increase its proposal to the range of $15.00-$15.25 per share, subject to Motorola’s board approval and completion of due diligence that would support a value in that range, and definitive documentation. Mr. Iannuzzi informed Motorola that he would inform our board of Motorola’s latest proposal.

At a board meeting on December 20, 2005, Mr. Iannuzzi updated our board on additional discussions our management had with Motorola. Mr. Iannuzzi informed the board that Motorola had made a non-binding proposal of $14.50 per share, and that it had indicated it might be able to increase its proposal to the range of

$15.00-$15.25 per share. Our board then authorized Mr. Iannuzzi to continue discussions with Motorola. Following further extensive negotiations, however, the parties were unable to reach an agreement with respect to terms or valuation of Symbol or the timing of a proposed transaction, and the parties therefore decided to discontinue Motorola’s due diligence investigation of us and cease discussions in late December and early January. Mr. Iannuzzi left the discussions with the understanding that Motorola might be able to support a per share proposal of $15.50, to the extent that such a value could be supported by our full year 2005 financial information and Motorola’s final due diligence findings.

On February 6, 2006, Mr. Iannuzzi met with Messrs. Zander and Brown to determine if the parties would be able to resume discussions. On February 13, 2006, Mr. Brown met with Mr. Iannuzzi in New York. At each meeting, general discussions ensued but no specific terms of a transaction were discussed.

Following the release of our 2005 financial results on February 22, 2006, Messrs. Zander and Brown called Mr. Iannuzzi on March 6, 2006 to express Motorola’s continuing interest in acquiring Symbol. At the time the parties reengaged in discussions in March 2006, Motorola had significant discussions with us related to our June 2004 non-prosecution agreement with the U.S. Attorney’s Office for the Eastern District of New York, which we refer to as the U.S. Attorney’s Office, and our June 2004 settlement with the SEC pursuant to a Final Consent Judgment of Permanent Injunction, which we refer to as the SEC Consent Judgment, both of which were entered into as a result of our prior unlawful accounting practices. As part of such settlements, since June 2004 we have been subject to the monitoring of an independent examiner, and other obligations. Motorola indicated that an agreement between Motorola and the U.S. Attorney’s Office ending the role of the independent examiner, among other things, would need to be entered into prior to Motorola executing any agreement to acquire Symbol. We and Motorola approached the U.S. Attorney’s Office in March 2006 regarding the possibility of such an agreement. On April 7, 2006, we discussed with the U.S. Attorney’s Office the possible contours of an agreement that would, in addition to terminating the role of the independent examiner, contain an agreement by the U.S. Attorney’s Office not to prosecute Symbol or Motorola for our prior acts or omissions, effective only upon completion of the merger. At that time, the U.S. Attorney’s Office expressed the desire to receive a second annual report from the independent examiner, which was scheduled to be received in June 2006, prior to considering the advisability of entering into any such agreement.

During the time period between March and June 2006, Motorola and its advisors conducted additional due diligence, and the parties and their respective outside counsel continued negotiating the terms of the merger agreement.

On May 12, 2006, Motorola and its advisors attended a management meeting with our executive officers at the offices of Dechert LLP in New York. In addition, on June 9, 2006, representatives of Motorola and Symbol met with the independent examiner. The independent examiner issued a positive report on June 19, 2006, but later that month, the parties recognized that they were still apart in terms of valuation and Motorola determined that it preferred not to continue towards consummation of a transaction with us at that time in light of unrelated transactions that Motorola was pursuing, and in light of the fact that Motorola was undergoing an internal reorganization of certain of its businesses. Motorola and Symbol agreed to consider speaking after release of our financial results for the second quarter.

In July 2006, a potential acquirer (“Company B”) approached us through its investment banker. Mr. Iannuzzi informed Company B that, pursuant to our policy, we would listen to all overtures from potential acquirers and inform our board of directors where appropriate. Mr. Iannuzzi promptly informed our board, Bear Stearns and our legal counsel of Company B’s expression of interest. Company B however, subsequently did not pursue further discussions with us until September 2006, as further described below. In addition, the CEO of another company interested in a potential transaction (“Company C”) also contacted Mr. Iannuzzi in July 2006. Mr. Iannuzzi informed Company C that, pursuant to our policy, we would listen to all overtures from potential acquirers and inform our board of directors where appropriate. Company C did not pursue further discussions with us.

At a meeting of our board of directors on July 31, 2006, Mr. Iannuzzi updated our board of the fact that Company B and Company C had each made inquiries regarding a possible business combination, but that no further communications had occurred between Symbol and each of Company B and Company C.

In early August 2006, after our release of our financial results for the second quarter, Messrs. Zander and Brown of Motorola approached Mr. Iannuzzi again regarding a potential transaction. At that time, Motorola presented Mr. Iannuzzi with a non-binding proposal of $14.00 in cash per share of our common stock, subject to Motorola board approval and completion of its due diligence and definitive documentation. Motorola explained that the non-binding proposal was lower than the previously discussed range of prices because of the declining market value of companies in the high-tech industry and the fact that, in Motorola’s opinion, the price was commensurate with our recent financial results and our guidance for the upcoming quarter. Mr. Iannuzzi informed Motorola that we would be amenable to resuming negotiations provided that negotiations and the terms of a transaction would be finalized in a short time frame, given the history of prior negotiations between the parties and the potentially destabilizing effects that any delay could have on us. Mr. Iannuzzi also stated that he would inform our board of the proposal, but informed Messrs. Brown and Zander that he would not, in his individual capacity, endorse $14.00 per share. On or about August 11, 2006, Mr. Brown of Motorola called Mr. Iannuzzi to continue discussions regarding the potential transaction. During the call, Mr. Brown stated that Motorola might be prepared to pursue a transaction at a price of $14.25 per share of our common stock (subject again to the conditions described above). Mr. Iannuzzi informed Mr. Brown that he would inform the board of the potential value, but that he would not, in his individual capacity, support $14.25 per share.

Our board of directors held a special meeting on August 15, 2006, which was also attended by representatives of Bear Stearns and a representative of our outside counsel, Dechert LLP. Mr. Iannuzzi apprised the board that Motorola had renewed its interest in acquiring us and representatives of Bear Stearns discussed with our board the various financial and valuation analyses they had performed. Mr. Iannuzzi also informed our board that Motorola had indicated it might be willing to pursue a transaction at a price of $14.25 per share. Mr. Iannuzzi noted that a risk in pursuing a transaction was the potentially destabilizing effects on our management given the history of discussions between us and Motorola and given that in June 2006, after discussions with Motorola had broken off, Mr. Iannuzzi had indicated to management that we would continue to operate as an independent entity. Our legal counsel then gave advice to our board. Our board then considered Motorola’s renewed interest in us. After careful consideration, and taking into account the fact that Mr. Iannuzzi had informed Motorola that the time frame for any transaction would need to be condensed, our board of directors determined that Mr. Iannuzzi should actively pursue further discussions with Motorola.

On August 16, 2006, Symbol and Motorola renewed their negotiations, and Motorola increased its proposal to $14.50 in cash per share of our common stock. Mr. Iannuzzi informed Mr. Brown that he would not, in his individual capacity, endorse $14.50 per share, but that he would inform our board for its consideration.

On the morning of August 17, 2006, our board of directors reconvened to discuss Motorola’s interest. Mr. Iannuzzi reported that Motorola’s management had indicated it might be prepared to pursue a transaction at a price of $14.50 in cash per share of our common stock. Bear Stearns then discussed with our board the various financial and valuation analyses it had performed, and provided an update of the mergers and acquisitions environment in the technology industry. After due consideration, our board of directors unanimously rejected $14.50 as inadequate.

Following the board of directors’ meeting on August 17, 2006, Mr. Iannuzzi contacted Messrs. Zander and Brown of Motorola to convey the board’s rejection of $14.50 per share, and to determine whether Motorola would be willing to pursue a transaction at a higher price. Motorola indicated that it might be prepared to discuss a transaction at a price of $14.75 per share. Later that afternoon, Mr. Iannuzzi flew to Chicago to meet with Mr. Brown to continue discussions. Mr. Iannuzzi informed Mr. Brown that he would not, in his individual capacity, endorse $14.75 per share, but that he would inform our board of the results of their discussions. Goldman Sachs & Co., Motorola’s financial advisor, held several calls with Bear Stearns over the following few days exploring prices between $14.50 and $15.00 per share.

On August 28, 2006, Mr. Zander contacted Mr. Iannuzzi to inform him that Motorola would probably be prepared to increase its proposal to $15.00 per share, subject to completion of legal and financial due diligence and definitive documentation and approval by Motorola’s board of directors. Mr. Zander also stated that Motorola would require a termination fee equal to 3.5% of the aggregate merger consideration. At that time, Mr. Zander reminded Mr. Iannuzzi that an agreement between Motorola and the U.S. Attorney’s Office remained a prerequisite to Motorola’s willingness to enter into an agreement to acquire Symbol. The $15.00 per share offer was communicated to us as being Motorola’s last proposal.

On the evening of August 28, 2006, Mr. Iannuzzi had a telephonic meeting with Timothy Yates, our Senior Vice President and Chief Financial Officer, Mr. Chrenc, our non-executive chairman, and representatives of Bear Stearns and Dechert LLP to report on developments in the negotiations with Motorola since the August 17th board meeting. During that meeting, Mr. Iannuzzi informed the participants that Motorola had indicated that it would be willing to increase its proposal to $15.00 per share, and that Motorola was requesting a 3.5% termination fee.

On August 29, 2006, our board of directors held a special meeting to discuss the status of negotiations with Motorola. Mr. Iannuzzi repeated the information presented in the telephonic meeting from the previous day. After careful and due consideration, our board authorized management to finalize negotiations with Motorola on the basis of $15.00 per share, with the understanding that Motorola needed to complete its due diligence and that it had yet to receive board approval. That day, the price of our common stock closed at $11.97 per share. Mr. Iannuzzi then requested our board’s permission to authorize management to begin discussions with Motorola regarding their potential continued employment following completion of the proposed merger, as Mr. Iannuzzi had informed Motorola that there would be no discussions regarding executive retention until a price had been acknowledged by our board as acceptable, assuming all other conditions to execution of a definitive agreement were met. Our board granted such permission.

On September 7, 2006, the CEO of Company B called Mr. Iannuzzi to discuss a possible business combination with Symbol. Mr. Iannuzzi once again informed Company B that we would listen to all overtures and inform our board of directors where appropriate, which he did later that day. Company B executed a confidentiality agreement with us on that date. Mr. Iannuzzi informed the CEO of Company B that we were involved in late-stage negotiations with another potential acquirer and that if such negotiations were finalized, which appeared likely, the other potential acquirer would not be prepared to continue discussions regarding a potential agreement while we negotiated with another company. Mr. Iannuzzi therefore informed the CEO of Company B that it would need to proceed with diligence expeditiously, and would need to pursue a transaction at a price of approximately $16.00 per share so as to represent a material benefit to our stockholders in light of the risk of possibly losing the transaction with the other potential acquirer. Mr. Iannuzzi also informed Company B that we were committed to working with them expeditiously. On September 9, 2006, Company B conducted a full day of legal and financial diligence, and indicated a willingness to pursue a potential transaction on an expedited timeframe. On September 11, 2006, Company B attended management meetings with members of our management. That week, Company B also conducted extensive legal and financial due diligence. Company B also met with representatives from Dechert LLP to familiarize themselves with the effects of the agreement with the U.S. Attorney’s Office and the SEC Consent Judgment.

On September 7, 2006, the CEO of another potential acquirer (“Company D”) initiated a meeting with Mr. Iannuzzi to discuss Company D’s possible acquisition of Symbol. Mr. Iannuzzi informed Company D that we would listen to all overtures and inform our board of directors where appropriate, which he did later that day. During the meeting, Mr. Iannuzzi informed the CEO of Company D that we were involved in late-stage negotiations with another potential acquirer and that if such negotiations were finalized, which appeared likely, that the other potential acquirer would not be prepared to continue discussions regarding a potential agreement while we negotiated with another company. Mr. Iannuzzi therefore informed the CEO of Company D that it would need to proceed with diligence expeditiously, and would need to pursue a transaction at a price of approximately $16.00 per share so as to represent a material benefit to our stockholders in light of the risk of possibly losing the transaction with the other potential acquirer. Mr. Iannuzzi also informed Company D that we were committed to working with them expeditiously. Company D executed a confidentiality agreement with us on September 8, 2006. On that day, Company D met with management and conducted financial diligence. On September 9, 2006, Company D indicated that given the magnitude of the transaction relative to its size, it would need significant additional time to complete diligence, and therefore declined to pursue further negotiations with us.

On September 13, 2006, our board of directors met to discuss the recent developments related to the possible strategic transactions. Mr. Iannuzzi informed the board that Company D had preliminarily indicated an interest in acquiring Symbol, but that it was unwilling to pursue a transaction on an expedited basis. Mr. Iannuzzi also informed the board that Company B had made inquiries regarding a potential business combination, and had indicated a willingness to proceed on a condensed timeframe. Our board of directors then authorized our management to continue negotiations with Company B on an expedited basis. Mr. Iannuzzi also reported that Motorola had advised him of the approval of the merger that day by Motorola’s board of directors, subject to Motorola’s entering into an agreement with the U.S. Attorney’s Office and to completing the terms of the merger agreement. Mr. Iannuzzi informed the board of discussions with the U.S. Attorney’s Office, and stated that the U.S. Attorney’s Office had stated that it would only consider entering into an agreement once we had decided on a specific transaction and were comfortable that the terms of a business combination with such party would be finalized. Bear Stearns then notified the board that the amount of the termination fee was still an outstanding issue.

During the week ending September 15, 2006, Motorola completed its due diligence of us and the parties substantially finalized the terms of the merger agreement, including the $15.00 per share merger consideration, although the amount of the termination fee remained open. During that week, the board of directors of Motorola approved the merger and the merger agreement, subject only to Motorola entering into the requested agreement with the U.S. Attorney’s Office. From September 16th through September 18th, the various Symbol executives completed negotiations of their respective retention agreements with Motorola, as more fully described in “— Interests of Certain Persons in the Merger” section beginning on page 37.

On the evening of September 15, 2006, Company B contacted Mr. Iannuzzi to inform him that they were unable to pursue a transaction at a price near $16.00 per share and were therefore declining to pursue further negotiations with us.

On September 16, 2006, a national financial newspaper released an article stating that we were concluding a sale of ourselves, possibly to Motorola, for approximately $15.00 per share. The article did not affect the negotiations or the timing of the transaction, which remained subject to finalization of the executive retention agreements and execution of the agreement between Motorola and the U.S. Attorney’s Office. On September 15, the trading day immediately prior to the release of the article, the price of our common stock closed at $12.71 per share, and on September 18, 2006, the first trading day following the release of the article, the price of our common stock opened at $14.41 per share and closed at $14.67 per share.

On September 16, 2006, another potential acquirer (“Company E”) contacted Mr. Iannuzzi regarding a possible transaction. Mr. Iannuzzi informed Company E that we would listen to all overtures and inform our board of directors where appropriate. Company E then informed Mr. Iannuzzi that they and a private equity firm were interested in a potential transaction with us and would follow up with Bear Stearns. Neither Company E nor the private equity firm subsequently contacted us or Bear Stearns.

Also on September 16, 2006, the day the newspaper article was released, Mr. Iannuzzi contacted the CEO of Company B to determine their interest in resuming negotiations. During ensuing discussions, Company B indicated that it might consider a transaction at a price of $15.25 per share. Our respective counsel met that day and continued negotiations on legal documentation throughout that night and into the morning of September 17, 2006. However, on September 17, 2006, the CEO of Company B called Mr. Iannuzzi to inform him that Company B would not be willing to make an offer at that time. Mr. Iannuzzi informed Company B that given Company B’s hesitation to make an offer, and given the risk that any delay in the finalization of the transaction with Motorola could jeopardize that transaction, he was moving forward with the proposal from Motorola.

Our board of directors met on September 17, 2006 to discuss and analyze Motorola’s offer as reflected in the proposed final merger agreement, as well as the expression of interest from Company B. Also attending the meeting were representatives from Bear Stearns and Dechert LLP. Mr. Iannuzzi reviewed for our board of directors the background of discussions with Motorola and the current status of negotiations. A representative of Dechert LLP reminded our board that Motorola was requiring an agreement with the U.S. Attorney’s Office, and that the U.S. Attorney’s Office had indicated that it would not consider entering into the requested agreement before the board had voted to enter into a business combination with a particular acquirer.

Mr. Iannuzzi updated the board on negotiations with Company B, and informed our board that Company B was unwilling to submit an offer at that time. Representatives of Dechert LLP again gave advice to our board. Representatives of Dechert LLP then reviewed the terms of the merger agreement. Mr. Iannuzzi then advised the board of the terms of the retention agreements.

Following discussions among, and questions by, members of our board and others present, Bear Stearns joined the meeting and reviewed with our board its financial analysis of the merger consideration as more fully described under “— Opinion of Bear Stearns”, and responded to questions posed by board members. Bear Stearns then rendered to our board of directors its oral opinion which was confirmed in writing on September 18, 2006, that as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the consideration to be received by Symbol’s stockholder’s in the merger was fair, from a financial point of view, to our stockholders. Bear Stearns also informed our board that Motorola, through its financial advisors, had agreed to a termination fee of $110 million, representing approximately 2.8% of the aggregate merger consideration, plus reimbursement of certain expenses up to an aggregate of $20 million.

Our board then reviewed the discussions with Company B, and considered, among other factors, that Motorola had made a firm offer of $15.00 per share and had a strong cash position to support its offer, that Company B was not willing to make an offer at that time, and the risk of losing the offer by Motorola after lengthy negotiations if we delayed entering into the agreement with Motorola based on a possibility that Company B might subsequently consider offering a marginally higher price. Following these discussions and further review and discussion among the directors, our board of directors voted unanimously to approve the merger and to approve and adopt the merger agreement, subject to satisfaction of the condition that Motorola enter into an agreement with the U.S. Attorney’s Office, to declare the merger advisable in accordance with the provisions of Delaware law and to recommend the merger agreement and the merger to holders of our common stock.

On September 18, 2006, we, along with the independent examiner and representatives from each of Dechert LLP, Motorola, and Motorola’s counsel, met with personnel from the U.S. Attorney’s Office and requested that, in light of both the positive report received from the independent examiner and the pending transaction, the U.S. Attorney’s Office execute an agreement with Motorola pursuant to which the U.S. Attorney’s Office would agree, among other things, to end the role of the independent examiner at the closing of the merger, and not to prosecute Motorola or Symbol for Symbol’s prior acts or omissions, all effective only upon consummation of the merger and subject to Symbol’s continued cooperation with the U.S. Attorney’s Office, the SEC and the U.S. Postal Service. Later that day, the U.S. Attorney’s Office provided us with the requested agreement and immediately thereafter, we and Motorola executed the merger agreement. The transaction was announced before trading commenced on September 19, 2006 in a press release issued jointly by Motorola and us.

On October 30, 2006, we and Motorola executed an amendment to the merger agreement, pursuant to which the parties clarified the mechanics of payment of consideration to the holders of outstanding options, as more fully described in “The Merger Agreement — Treatment of Our Options” beginning on page 48.

Symbol’s Reasons for the Merger; Recommendation of the Symbol Board of Directors

In reaching its decision to approve the merger and adopt and approve the merger agreement and recommend the merger to our stockholders, our board of directors consulted with our management, as well as its legal and financial advisors, and considered a number of factors, including the following factors which our board of directors viewed as generally supporting its decision to adopt and approve the merger agreement and recommend the merger to our stockholders:

•	the business, operations, management, financial condition, earnings and cash flows of our company on a historical and prospective basis;

•	the current and prospective environment in which we operate, including national economic conditions, the competitive environment in the enterprise mobility industry generally and the likely effect of those factors on us;

•	the financial presentation of September 17, 2006 and the fairness opinion orally presented on September 17, 2006 and issued in writing on September 18, 2006, of Bear Stearns that, as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the consideration to be received by Symbol’s stockholders in the merger was fair, from a financial point of view, to the stockholders of Symbol;

•	the fact that: (1) $15.00 exceeds the highest Symbol common stock trading price during the 540 day period preceding the date of announcement, and (2) the premium to be received by our stockholders in the merger represents a substantial premium of 18% when compared to our common stock price as of the date two business days prior to the announcement of the proposed merger (and one business day prior to the publication of an article indicating we might be sold in a transaction for $15.00 per share, as further described in the “Background of the Merger” section beginning on page 19) and 35% when compared to our common stock price on a 90 day average basis;

•	presentations and discussions with our senior management and representatives of our outside legal counsel, Dechert LLP, and our financial advisor, Bear Stearns, regarding the principal terms of the merger agreement and other related documents;

•	the fact that the cash form of the merger consideration provides certainty and immediate value to our stockholders;

•	the possible alternatives to the merger (including the possibility of continuing to operate Symbol as an independent entity and the desirability and perceived risks of that alternative), the range of potential benefits to our stockholders of the possible alternatives and the timing and likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities for Symbol or to create greater value for our stockholders, taking into account risks of execution as well as business, competitive, industry and market risks, than the merger;

•	the fact that, subject to the non-solicitation limitations, conditions and requirements contained in the merger agreement, we can furnish information to and negotiate with third parties other than Motorola and we can enter into a merger agreement with such a third party that makes an unsolicited superior proposal to acquire us;

•	the fact that Motorola’s obligation to complete the merger is not subject to any financing condition;

•	the availability of appraisal rights under Delaware law to stockholders who dissent from the merger;

•	the prospective complementary fit of our business with Motorola’s business;

•	the probability that the merger would be completed given the financial capabilities of Motorola and Motorola’s history of successfully completing acquisitions; and

•	the required regulatory consents needed for the completion of the merger and the likelihood that such required regulatory consents would be received.

Each of these factors favored the conclusion by our board of directors that the merger is fair to and in the best interests of, and that the merger agreement is fair to, advisable, and in the best interests of, Symbol and our stockholders.

Our board of directors also considered a variety of risks and other potentially negative factors relating to the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•	the fact that, following the merger, we will no longer exist as an independent public company and our stockholders will cease to participate in any of our future earnings or benefit from any future increase in our value;

•	the fact that certain of our directors and our executive officers may have interests that are different from those of our stockholders generally, as described in “Interests of Certain Persons in the Merger” beginning on page 37.

•	the limitations contained in the merger agreement on our ability to solicit other offers, as well as the possibility that we may be required to pay to Motorola a termination fee of $110 million plus certain expenses;

•	the possibility that the merger may not be completed, which would divert significant resources and would have a negative impact on our operations;

•	the risks and contingencies related to the announcement and pendency of the merger, including the effects of the announcement of the merger on employees and customers;

•	the transaction costs that would be incurred in connection with the merger;

•	the risk that we might not obtain regulatory approvals required to consummate the merger;

•	the conditions to Motorola’s obligation to complete the merger and the right of Motorola to terminate the merger agreement in certain circumstances; and

•	the fact that, for U.S. federal income tax purposes, the merger consideration generally will be taxable to our stockholders.

Our board of directors believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit our board of directors to represent effectively the interests of our stockholders. These procedural safeguards include the following:

•	the active negotiations over an extensive period of time between the parties to the merger agreement regarding the merger consideration and the other terms of the merger agreement and the merger;

•	the retention and receipt of advice from Bear Stearns, our financial advisor, as well as the receipt of an oral opinion from Bear Stearns, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the consideration to be received by Symbol’s stockholders in the merger was fair, from a financial point of view, to the stockholders of Symbol;

•	the recognition by our board of directors that it may consider superior proposals, taking into account the termination fee that would be payable to Motorola under certain circumstances;

•	the recognition by our board of directors that it has no obligation to continue to recommend the approval of the merger if it determines in good faith that it has received a superior proposal; and

•	the availability of appraisal rights under Delaware law for our stockholders who do not vote “FOR” the merger.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes the material factors considered by our board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors as a whole did not specifically quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Our board of directors considered all these factors as a whole, including discussions with, and questioning of, our management and advisors, and overall considered these factors to be favorable to, and to support, its determination.

Our board of directors has unanimously determined that the merger is fair to, and in the best interests of, Symbol and our stockholders, and declared that the merger consideration is fair to,

advisable, and in the best interests of Symbol and our stockholders. Our board of directors unanimously approved the merger and unanimously recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement, and approval of the merger provided for therein.

Opinion of Bear Stearns

Pursuant to an engagement letter dated July 25, 2005, Symbol retained Bear Stearns to act as its financial advisor, among other things, with respect to a potential sale of the company. In selecting Bear Stearns, Symbol’s board of directors considered, among other things, the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the technology industry as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

At the September 17, 2006 meeting of Symbol’s board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing on September 18, 2006, that, as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the consideration to be received by Symbol’s stockholders in the merger was fair, from a financial point of view, to the stockholders of Symbol.

The summary of Bear Stearns’ opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this proxy statement. You should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, matters considered and qualifications to and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion. In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns’ opinion:

•	was provided to Symbol’s board of directors for its benefit and use;

•	did not constitute a recommendation to the board of directors of Symbol or any stockholder of Symbol as to how to vote in connection with the merger or otherwise; and

•	did not address Symbol’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Symbol, or the effects of any other transaction in which Symbol might engage.

Symbol did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns:

•	reviewed the merger agreement in substantially final form;

•	reviewed Symbol’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2003, 2004 and 2005, each as amended to September 18, 2006, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006, and its Current Reports on Form 8-K filed since the end of the year ended December 31, 2005;

•	reviewed certain operating and financial information relating to Symbol’s business and prospects, including estimates for the years ending December 31, 2006 and December 31, 2007, all as prepared and provided to Bear Stearns by Symbol’s management;

•	met with certain members of Symbol’s senior management to discuss Symbol’s businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volumes of the shares of common stock of Symbol;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Symbol;

•	reviewed the terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to Symbol; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial, legal and other information provided to or discussed with Bear Stearns by Symbol or obtained by Bear Stearns from public sources, including, without limitation, the estimates referred to above. With respect to the estimates, Bear Stearns relied on representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Symbol as to the expected future performance of Symbol. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the estimates, and Bear Stearns further relied upon the assurances of the senior management of Symbol that they were unaware of any facts that would make the information and estimates incomplete or misleading.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Symbol, nor was Bear Stearns furnished with any such appraisals. Bear Stearns assumed that the transaction contemplated by the merger agreement will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Symbol.

Bear Stearns did not express any opinion as to the price or range of prices at which the shares of common stock of Symbol may trade subsequent to the announcement of the merger.

Summary of Reviews and Analyses

The following is a brief summary of the material financial analyses performed by Bear Stearns and presented to Symbol’s board of directors in connection with rendering its fairness opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Bear Stearns, and the order of analyses described does not represent the relative importance or weight given to the analyses performed by Bear Stearns.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Selected Comparable Company Analysis.  Bear Stearns compared certain operating, financial, trading and valuation information for Symbol to certain publicly available operating, financial, trading and valuation information for two groups of selected companies, which in Bear Stearns’ judgment were reasonably comparable to Symbol for purposes of this analysis. These companies were:

Tier I

•	Datalogic S.p.A.;

•	Intermec, Inc.; and

•	Metrologic Instruments, Inc.

Tier II

•	Checkpoint Systems, Inc.;

•	Cisco Systems, Inc.;

•	NCR Corporation;

•	Research in Motion Limited; and

•	Zebra Technologies Corporation.

Bear Stearns used the earnings forecasts for these companies from Wall Street equity research reports and Bear Stearns investment banking estimates. For each of the comparable public companies listed above, Bear Stearns analyzed multiples of Enterprise Value (calculated as the sum of the value of the common equity on a fully diluted basis and the value of net debt, any minority interest and preferred stock) divided by estimated (i) revenues, (ii) earnings before interest, taxes, depreciation and amortization (which is referred to as EBITDA), and (iii) earnings before interest and taxes (which is referred to as EBIT), for the calendar years ending December 31, 2006 and December 31, 2007. Bear Stearns also analyzed multiples of each company’s stock price divided by estimated earnings per share (which is referred to as EPS) for the calendar years ending December 31, 2006 and December 31, 2007. This analysis was compiled using closing stock market data as of September 15, 2006, other than for Metrologic Instruments, Inc., which was compiled using closing stock market data as of September 11, 2006 since Metrologic Instruments, Inc. announced on September 12, 2006 that it was being acquired by Francisco Partners. Bear Stearns calculated the following projected multiples of enterprise value to revenue, EBIT and EBITDA and projected multiples of price to earnings for the comparable public companies listed above, and based on management estimates of revenue, gross margin, operating expenses and operating income for the years 2006 and 2007, for Symbol, as follows:

Symbol (Based on $15.00 per
	Tier I		Tier II		Share Merger Consideration)
	Median	Mean	Median	Mean	Forecast A*	Forecast B**

Enterprise Value/CY 2006E Revenue	1.44x	1.37x	3.13x	3.06x	2.01x	2.01x
Enterprise Value/CY 2007E Revenue	1.27x	1.25x	2.88x	2.66x	1.78x	1.87x
Enterprise Value/CY 2006E EBITDA	10.1x	13.0x	14.0x	13.1x	14.2x	14.2x
Enterprise Value/CY 2007E EBITDA	7.5x	9.5x	11.6x	10.7x	9.9x	11.6x
Enterprise Value/CY 2006E EBIT	12.2x	15.2x	15.6x	15.9x	19.5x	19.5x
Enterprise Value/CY 2007E EBIT	10.0x	11.9x	12.8x	12.6x	12.2x	14.9x
CY 2006E P/E	21.5x	26.5x	19.1x	22.0x	30.7x	30.7x
CY 2007E P/E	17.9x	20.2x	16.8x	18.1x	19.0x	23.2x

*	Based upon Symbol management estimates of revenue, gross margin, operating expenses and operating income for the years 2006 and 2007, assuming significant rebound in retail spending in 2007, rapid penetration into other verticals such as travel and transportation, manufacturing, field service and healthcare, rapid adoption of RFID, strong international growth, particularly in Europe, Middle East and Africa and the Asia Pacific regions, and timely and successful launch of Symbol’s new products.

**	Based upon Symbol management estimates of revenue, gross margin, operating expenses and operating income for the years 2006 and 2007, assuming continuation of the current sluggish retail spending environment into 2007, minimal penetration into other verticals such as travel and transportation, manufacturing, field service and healthcare, continued slow uptake of RFID, tepid international growth, particularly in the Asia Pacific region and delay in the introduction of new products.

Bear Stearns noted that the Tier 1 companies, Datalogic S.p.A., Intermec, Inc., and Metrologic Instruments, Inc., are Symbol’s closest comparables. Bear Stearns observed that each of Symbol’s implied multiples of revenue, EBIT, EBITDA and price to earnings based on $15.00 per share merger consideration were generally higher than the median enterprise value and equity value multiples of the Tier 1 comparable companies.

Comparable Precedent Transactions Analysis

Using publicly available information, Bear Stearns reviewed four selected precedent merger and acquisition transactions involving companies in the information technology industry which Bear Stearns deemed generally comparable to Symbol and the merger. The precedent transactions selected include the following:

Target	Acquirer	Month and Year

Metrologic Instruments, Inc.	Francisco Partners	September 2006
PSC Inc.	Datalogic S.p.A.	October 2005
Enterasys Networks, Inc.	The Gores Group /Tennenbaum Capital Partners, LLC	November 2005
Telxon Corp.	Symbol Technologies, Inc.	July 2000

In its analysis, Bear Stearns derived and compared the following multiples for the selected transactions and, based on management estimates of revenue, gross margin, operating expenses and operating income for the years 2006 and 2007, for Symbol, as follows:

•	Enterprise Value as a multiple of last twelve months, or “LTM” revenues immediately preceding announcement of the transaction, which is referred to below as “Enterprise Value/LTM Revenues”;

•	Enterprise Value a multiple of estimated forward revenues at the announcement of the transaction, which is referred to below as “Enterprise Value/Forward Revenues”;

•	Enterprise Value as a multiple of LTM EBITDA immediately preceding announcement of the transaction, which is referred to below as “Enterprise Value/LTM EBITDA”;

•	Enterprise Value as a multiple of estimated forward EBITDA at the announcement of the transaction, which is referred to below as “Enterprise Value/Forward EBITDA”;

•	Enterprise Value as a multiple of LTM EBIT immediately preceding announcement of the transaction, which is referred to below as “Enterprise Value/LTM EBIT”;

•	Enterprise Value as a multiple of estimated forward EBIT at the announcement of the transaction, which is referred to below as “Enterprise Value/Forward EBIT”;

•	Stock price as a multiple of LTM EPS immediately preceding announcement of the transaction, which is referred to below as “LTM P/E”; and

•	Stock price as a multiple of estimated forward EPS at the announcement of the transaction, which is referred to below as “Forward P/E”.

Bear Stearns noted that Francisco Partners’ acquisition of Metrologic Instruments, Inc. and Datalogic S.p.A.’s acquisition of PSC Inc. were the most recent and relevant comparable precedent merger and acquisition transactions for the purpose of this analysis. Bear Stearns compared the enterprise value multiples and equity value multiples of these two transactions to each of Symbol’s multiples of implied revenue, EBIT, EBITDA and price to earnings based on $15.00 per share merger consideration. Bear Stearns noted that Symbol’s implied multiples of revenue, EBIT, EBITDA and price to earnings based on $15.00 per share merger consideration are generally higher than the enterprise value multiples and equity value multiples of these two precedent transactions as under:

					Symbol
	Metrologic		PSC		Forecast A*		Forecast B**

Enterprise Value/LTM Revenues	1.61	x	0.86	x	2.08	x	2.08x
Enterprise Value/Forward Revenues	1.34	x	0.78	x	1.78	x	1.87x
Enterprise Value/LTM EBITDA	9.1	x	9.0	x	17.1	x	17.1x
Enterprise Value/Forward EBITDA	7.9	x	7.8	x	9.9	x	11.6x
Enterprise Value/LTM EBIT	10.9	x	17.3	x	25.4	x	25.4x
Enterprise Value/Forward EBIT	10.5	x	15.6	x	12.2	x	14.9x
LTM P/E	23.8	x	NA		39.0	x	39.0x
Forward P/E	17.9	x	NA		19.0	x	23.2x

*	Based upon Symbol management estimates of revenue, gross margin, operating expenses and operating income for the years 2006 and 2007, assuming significant rebound in retail spending in 2007, rapid penetration into other verticals such as travel and transportation, manufacturing, field service and healthcare, rapid adoption of RFID, strong international growth, particularly in Europe, Middle East and Africa and the Asia Pacific regions, and timely and successful launch of Symbol’s new products.

**	Based upon Symbol management estimates of revenue, gross margin, operating expenses and operating income for the years 2006 and 2007, assuming continuation of the current sluggish retail spending environment into 2007, minimal penetration into other verticals such as travel and transportation, manufacturing, field service and healthcare, continued slow uptake of RFID, tepid international growth, particularly in the Asia Pacific region and delay in the introduction of new products.

Comparison of Merger Consideration to Historical Stock Prices

Bear Stearns compared the consideration to be received by Symbol’s stockholders to the closing prices for Symbol on certain dates and to the average daily closing prices for Symbol common stock for various periods and noted the following implied offer premia:

		Premium Implied by
	Symbol Common	Consideration of
Date or Time Period	Stock Price	$15.00 per Share

September 15, 2006	$12.71	18.0%
30-Day Average	$11.53	30.1%
90-Day Average	$11.08	35.4%
52-Week High	$13.70	9.5%
52-Week Low	$8.01	87.3%

Premiums Paid Analysis

Bear Stearns compared the premium proposed to be paid in the merger with: (i) premiums paid in domestic change of control merger and acquisition transactions announced between January 1, 2001 through September 15, 2006 with transaction values between $1.0 billion and $6.0 billion and in which the form of consideration was all cash; (ii) premiums paid in domestic change of control merger and acquisition transactions in the technology industry announced since January 1, 2001 with transaction values greater than $1 billion; and (iii) premiums paid in domestic change of control merger and acquisition transactions in the technology industry announced since January 1, 2001 with transaction values greater than $1 billion and in which the form of consideration was all cash. Bear Stearns calculated the premium per share paid by the acquirer with the share price of the target prevailing 1-day, 1-week, and 1-month prior to the announcement of the transactions. Bear Stearns observed that the median premiums paid in 2006 in these transactions were generally comparable to the premiums implied in the proposed transaction as of September 15, 2006 (one business day prior to the publication of a newspaper article indicating we might be sold in a transaction for $15.00 per share, as further described in the “Background of the Merger” section beginning on page 19) of 18.0%, 23.0% and 33.9% for the 1-day, 1-week, and 1-month period respectively.

Miscellaneous

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the consideration to be received by the stockholders of Symbol. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. None of the public companies used in the comparable company analysis described above are identical to Symbol, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not strictly mathematical; rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Symbol and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The Bear Stearns opinion was just one of the many factors taken into consideration by Symbol’s board of directors. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of Symbol’s board of directors with respect to the fairness of the per share consideration to be received, from a financial point of view, by the stockholders of Symbol.

Pursuant to the terms of Bear Stearns’ engagement letter, Symbol has agreed to pay Bear Stearns a cash fee equal to 0.49% of the aggregate merger consideration, payable upon completion of the merger. In addition, a fee of $5,000,000 was payable to Bear Stearns upon the rendering of a fairness opinion in connection with the execution of a definitive transaction agreement, which will be credited against the fee payable upon completion of the merger. In addition, Symbol has agreed to reimburse Bear Stearns for all out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the transactions contemplated by the merger agreement, including fees and disbursements of its legal counsel and of any other consultant or advisor retained by Bear Stearns. Symbol has agreed to indemnify Bear Stearns against certain liabilities arising out of or in connection with Bear Stearns’ engagement.

Bear Stearns has been previously engaged by Symbol to provide certain investment banking and other services for which Bear Stearns received customary fees. In addition, Bear Stearns in the past has been engaged by Motorola or its affiliates to provide certain investment banking and other services in matters unrelated to the merger for which Bear Stearns has received, or expects to receive, customary fees.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Symbol and/or Motorola and their respective affiliates for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Material United States Federal Income Tax Consequences

General

The following is a summary of the material United States federal income tax consequences of the merger to our U.S. holders whose shares are converted into the right to receive cash in the merger. The discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to our U.S. holders. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing, proposed and temporary Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effects that could affect the continuing validity of this discussion.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. for United States federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons has the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to United States federal income tax regardless of its source.

A non-U.S. holder is a person (other than a partnership) that is not a U.S. holder.

The discussion applies only to U.S. holders that hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally speaking, stock held for investment purposes) and who neither own (directly or indirectly) nor are deemed to own 5% or more of our common stock. This discussion does not apply to shares of common stock received pursuant to the exercise of employee stock options or otherwise as compensation, to U.S. holders who hold shares of our common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or to certain types of U.S. holders (such as insurance companies, tax-exempt organizations, retirement plans, financial institutions, broker-dealers, traders and persons that mark-to-market their securities) and to U.S. holders who own their shares of our common stock through partnerships, trusts or other entities, all of whom may be subject to special rules. This discussion does not discuss the United States federal income tax consequences of the merger to any non-U.S. holder nor does it consider the effect of any foreign, state or local tax or any United States federal tax other than income tax.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH U.S. HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX EFFECTS OF THE MERGER ON A BENEFICIAL HOLDER OF SHARES OF OUR COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

Consequences of the Merger to U.S. Holders

The exchange of shares of common stock for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares exchanged for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares of common stock is more than one year at the time of completion of the merger. For non-corporate U.S. holders, including individuals, long-term capital gain is generally subject to a maximum rate of 15% under current law. Certain limitations apply to the use of a U.S. holder’s capital losses. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. U.S. holders that hold separate blocks of stock should consult their tax advisors with respect to these rules.

Dissenting Holders

A U.S. holder who receives payment for shares in cash in connection with their exercise of appraisal rights will recognize gain or loss, for United States federal income tax purposes, measured by the difference between the U.S. holder’s basis in such shares and the amount of cash received.

Information Reporting and Backup Tax Withholding

Under the “backup withholding” provisions of United States federal income tax law, the exchange agent for the merger may be required to withhold and pay over to the Internal Revenue Service, which we refer to as the IRS, a portion of the amount of any payments you receive in connection with the merger unless you (1) provide a correct taxpayer identification number (which, if you are an individual, is your Social Security number) and any other required information to the exchange agent, or (2) are a corporation or come within certain exempt categories and, when required, demonstrate this fact and otherwise comply with applicable requirements of the backup withholding rules. The current backup withholding rate is 28%. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount withheld as backup withholding does not constitute an additional tax and will be creditable against your United States federal income tax liability. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. These “backup withholding” provisions will also apply to a U.S. holder who receives payment for shares in cash in connection with their exercise of appraisal rights. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

A U.S. holder may prevent backup withholding by completing the IRS Form W-9 (or substitute form) that will be included with the letter of transmittal mailed to you by the exchange agent and submitting the completed IRS Form W-9 (or substitute form) to the exchange agent when you submit your stock certificate(s) following the effective time of the merger.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER GIVEN YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the Federal Trade Commission, certain transactions, including the merger, may not be completed unless certain information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and the required waiting period has ended. The initial waiting period is 30 days after both parties have filed notification forms, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and Motorola have filed the required notification and report form with the Antitrust Division of the Department of Justice and the Federal Trade Commission and have requested early termination of the waiting period.

The merger is also subject to notification to, and approval by, the Commission of the European Communities, which we refer to as the European Commission, under Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings. On receipt of a complete notification, the European Commission will have 25 working days in which to assess whether the proposed merger would significantly impede effective competition, particularly as a result of the creation or strengthening of a dominant position, in the European common market or in a substantial part of it. At the end of the initial review period, the European Commission must either clear the proposed merger or, where it has “serious doubts” as to the compatibility of the proposed merger with the European common market, open an in-depth second phase investigation, which may last for a further period of 90 working days. The initial review period will be extended to 35 working days if the notifying party offers commitments designed to address competition concerns identified by the European Commission, or if a member state of the European Union requests the transaction be referred for investigation by its own domestic competition authority in circumstances where the transaction impacts on a distinct national market. Similarly, the second phase investigation will be extended to 105 working days if the notifying party offers commitments designed to address competition concerns identified by the European Commission, unless these commitments are offered less than 55 working days after the initiation of the second phase investigation, and to 125 working days if the parties request or the parties and the European Commission agree. During the review process, the parties may be required to offer commitments acceptable to the European Commission in order to obtain approval from the European Commission of the merger. We and Motorola will file our notification with the European Commission shortly.

In addition, we and Motorola are required to make filings and obtain regulatory approvals from antitrust or competition authorities in other nations, including Canada and South Africa. All of these filings have been made or will be made shortly. Until we have received approvals from antitrust or competition authorities, or required waiting periods have ended, in each of those jurisdictions, we are prohibited from completing the merger. In addition, we have made the necessary regulatory filing in connection with the merger in Brazil. While we do not need approval from the antitrust or competition authorities in Brazil in order to close the merger, an objection from such authorities prior to closing could delay or even prevent completion of the merger. We have determined that one of our radio licenses requires prior approval by the Federal Communications Commission, but we believe this pre-closing approval will be ministerial.

Although we currently know, and Motorola has informed us that it currently knows, of no reason why we both should not receive all of the regulatory approvals and clearances required to complete the merger, there can be no assurance as to when or whether they will be received. It is possible that one or more of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain all of the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. If any such condition or requirement is imposed and it is seeking to prohibit or impair Motorola’s ability to own or operate any of the material businesses and assets of Symbol or its subsidiaries after the completion of the merger, or any of the businesses or assets of Motorola or its subsidiaries, then Motorola may elect not to consummate the merger. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 55.

Litigation Related to the Merger

On September 21, 2006, a putative class action lawsuit was filed in the Supreme Court of the State of New York, County of Suffolk, entitled Afaupe v. Symbol Technologies, Inc., et al. against us and each of our directors. On September 26, 2006, a second putative class action lawsuit was filed in the Supreme Court of the State of New York, County of Suffolk, entitled Market Street Securities, Inc. v. Symbol Technologies, Inc., et al., naming us and each of our directors, and two former directors, as defendants. On October 24, 2006, the plaintiffs in a previously filed consolidated derivative action in the United States District Court for the Eastern District of New York, entitled In re Symbol Technologies, Inc. Derivative Litigation filed an amended derivative and putative class action complaint. The amended complaint named us, Motorola, each of our directors and certain former officers and directors as defendants. Afaupe and Market Street Securities allege, among other things, that our directors breached their fiduciary duties to our stockholders in approving the contemplated merger agreement with Motorola. In re Symbol Technologies Inc. Derivative Litigation alleges, among other things, that the members of the board breached their fiduciary duties to shareholders, aided and abetted by Symbol and Motorola, by failing to maximize the merger consideration, by failing to exercise independence with respect to the merger, by committing corporate waste and by entering into the merger in order to shield themselves from liability in the pending derivative actions. The three lawsuits challenge and seek to enjoin the completion of the merger. Additionally, among other things, the lawsuits seek class action status, rescission of the merger in the event it is consummated, or in the alternative, damages, and attorneys’ fees and experts’ fees. We believe the complaints to be without merit and intend to vigorously defend against the claims. However, even if the suits are determined to be without merit, the suits may potentially delay or, if the delay is substantial enough to prevent the consummation of the merger by March 31, 2007, potentially prevent the closing of the merger.

Amendment of Our Rights Agreement

In connection with the signing of the merger agreement, we also amended our rights agreement with The Bank of New York with the purpose and effect of making the rights agreement inapplicable to the execution and delivery of the merger agreement and completion of the merger. Specifically, the rights agreement was amended to provide that our preferred stock purchase rights exercisable under the terms and conditions of the rights agreement will not become exercisable by:

•	the execution, delivery and performance of the merger agreement or the entering into any of the agreements or transactions contemplated by the merger agreement;

•	the announcement of the merger or the merger agreement; or

•	the consummation of the merger or any of the other transactions contemplated by the merger agreement.

Among other things, the amendment to the rights agreement also provides that the preferred stock purchase rights will expire immediately prior to the effective time of the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of our stockholders. These interests may create potential conflicts of interest. Our board of directors was aware of these interests and considered them, among other matters, in making their recommendation. Our executive officers are Thomas Collins, Salvatore Iannuzzi, Boris Metlitsky, Arthur O’Donnell, Kathleen Paladino, Lise Poulos, and Timothy Yates. Salvatore Iannuzzi and Timothy Yates also are directors of Symbol. All of our other directors are independent.

Each of our executive officers (other than Ms. Paladino) is currently a party to an agreement with Symbol or is covered by a senior executive change in control policy of Symbol which, in general, provide that if such executive officer’s employment is terminated during the 18-month period following a change in control of Symbol (other than for “cause” or by the executive officer without “good reason”), the executive officer is entitled to receive certain severance payments and other benefits. As described below, upon completion of the merger, the agreements between Symbol and each of these executive officers and our change in control policy with regard to these executive officers will be superseded by the retention agreements that our executive officers have executed with Motorola (as described below), and such executive officers will no longer be entitled to any payments under their agreements with Symbol or under our change in control policy.

In addition, nine other senior executives have entered into retention agreements with Motorola that will become effective only upon completion of the merger. Motorola’s entering into retention agreements with our executive officers and each of these senior executives was a prerequisite to its entering into the merger agreement.

Change in Control Payments

Salvatore Iannuzzi.  In January 2006, we entered into an employment agreement with Mr. Iannuzzi, the initial term of which expires in December 2008. The terms of our employment agreement with Mr. Iannuzzi were made public by our filing of a copy of such agreement with the SEC on February 1, 2006. We agreed to an amendment to Mr. Iannuzzi’s employment in March 2006, a copy of which was filed with the SEC on March 22, 2006. Under his current employment agreement with Symbol, if there is a change in control of Symbol (as defined in Mr. Iannuzzi’s employment agreement) and Mr. Iannuzzi’s employment is terminated without “cause” or for “good reason” (each as defined in Mr. Iannuzzi’s employment agreement) during the period beginning six months prior to the change in control and ending 18 months after the change in control, then Mr. Iannuzzi will receive: (1) a lump sum severance payment equal to two times the sum of (i) his then current annual base salary (which is currently $1,000,000) and (ii) the target bonus payable to him for the fiscal year ending immediately prior to the date of termination, (which in the aggregate would equal $4,000,000); (2) continued medical, dental and life insurance coverage for him and his dependents for 24 months post-termination and (3) the bonus he would have been eligible to receive in the fiscal year in which the termination occurs, appropriately pro-rated for the number of days Mr. Iannuzzi was employed by Symbol or any acquirer in such fiscal year (the “Pro Rated Bonus”). Pursuant to the amendment to Mr. Iannuzzi’s employment agreement, any bonus payable to Mr. Iannuzzi generally will be paid in the form of Symbol common stock. If any payments made to Mr. Iannuzzi in connection with a change in control of Symbol are subject to an excise tax payable under Section 4999 of the Code, then Symbol will pay Mr. Iannuzzi an additional “gross-up” payment sufficient to place Mr. Iannuzzi in the same after-tax position as he would have been in had the excise tax not applied. If Mr. Iannuzzi violates any of certain restrictive covenants contained in his current contract, he will forfeit any severance payments or benefits (other than his Pro-Rated Bonus) not paid or provided to him prior to such violation.

The merger would constitute a change in control under Mr. Iannuzzi’s employment agreement with Symbol. Since Motorola wanted Mr. Iannuzzi to continue his employment with the surviving corporation after the merger and it was unclear whether Mr. Iannuzzi could terminate his employment with Motorola after the closing of the merger on the grounds that the change in Mr. Iannuzzi’s title and job function constituted “good reason” under his Symbol employment agreement, Motorola requested that Mr. Iannuzzi agree to waive and release all rights and claims under his employment agreement with Symbol, as well as under any other similar agreement with or plan of Symbol, as of the closing of the merger in exchange for entering into a new retention agreement with Motorola.

From September 16, 2006 through September 18, 2006, Mr. Iannuzzi completed negotiations with respect to and entered into a retention agreement with Motorola that will become effective only upon completion of the merger (the “Iannuzzi Retention Agreement”). Upon the closing of the merger, the Iannuzzi Retention Agreement will supersede Mr. Iannuzzi’s current employment agreement with Symbol (as described above), and Mr. Iannuzzi will no longer be entitled to any payments or benefits under his employment agreement with Symbol. The term of the Iannuzzi Retention Agreement is for 24 months after completion of the merger (the “Retention Period”). Mr. Iannuzzi will continue to receive during 2007 his current annual base salary of $1,000,000, and during 2008 he will receive an annual base salary that will be determined consistent with Motorola’s practices. He also will be eligible to receive an annual performance bonus opportunity that will be determined by Motorola, in good faith, at its discretion. Such bonus will be payable in shares of unrestricted Motorola common stock. If the completion of the merger occurs prior to payment of Mr. Iannuzzi’s 2006 performance bonus payable under the terms of the current Symbol bonus plan, he will be eligible to receive the bonus payable under the terms of such plan. Mr. Iannuzzi also will receive a transaction bonus of $4,000,000, provided that he is still employed by Symbol upon completion of the merger. Under his current employment agreement with Symbol which will be superseded by the Iannuzzi Retention Agreement, as described above, Mr. Iannuzzi would have received a $4,000,000 cash severance payment upon completion of the merger, subject to certain conditions described above. Mr. Iannuzzi will also receive a grant of 100,000 Motorola restricted stock units that will vest in equal annual installments on the first four anniversary dates of the grant, provided Mr. Iannuzzi is then still employed by Motorola on such anniversary dates.

If Mr. Iannuzzi’s employment is terminated during the Retention Period due to his death or disability, by Motorola without “cause” or by his voluntary resignation due to a “relocation” (each as defined in the Iannuzzi Retention Agreement), Mr. Iannuzzi, in exchange for executing a release in favor of Motorola, will receive: (1) his base salary and accrued but unused vacation as of the date of such termination; (2) any unpaid bonus payable to him which relates to a year prior to the year in which termination occurs; (3) the target bonus he would have been eligible for in the fiscal year in which his employment terminates, pro-rated for the number of days Mr. Iannuzzi was employed by the surviving corporation for such fiscal year; and (4) immediate vesting of one-half of the Motorola restricted stock units granted under the Iannuzzi Retention Agreement, to the extent such units have not already vested (except in lieu of the enhanced vesting described above, Mr. Iannuzzi will receive a cash payment equal to the fair market value of 50% of the restricted stock units in such grant if his employment terminates in the first 90 days of the Retention Period). As with his employment agreement with Symbol, which is superseded by the Iannuzzi Retention Agreement, if any payments made to Mr. Iannuzzi in connection with a change in control are subject to an excise tax payable under Section 4999 of the Code, then Mr. Iannuzzi will be paid an additional “gross-up” payment sufficient to place him in the same after-tax position as he would have been in had the excise tax not applied. The Iannuzzi Retention Agreement also contains restrictive covenants preventing Mr. Iannuzzi from competing with Motorola or its affiliates or soliciting Motorola’s or its affiliates’ employees or suppliers, or soliciting or servicing Motorola’s or its affiliates’ customers for defined periods following the termination of his employment with Motorola, requires him to maintain in perpetuity the confidential information of Motorola and its affiliates, and prohibits him from intentionally disparaging Motorola and its affiliates and their products, among other things.

Other Executive Officers Entitled to Change in Control Payments.  Each of Thomas Collins, Boris Metlitsky, Arthur O’Donnell, Lise Poulos and Timothy Yates, are covered by our senior executive change in control policy. Kathleen Paladino was not covered by the change in control policy, nor had she entered into a similar agreement, as of the date of the merger agreement, as she was promoted to the position of Senior Vice President of Worldwide Sales shortly before the merger agreement was finalized. The terms of this policy were made public by our filing of a copy of the policy with the SEC on May 9, 2005. Under the terms of the policy, in the event any such executive officer’s employment is terminated without “cause” or for “good reason” (each as defined in the policy) during the period beginning three months prior to a change in control of Symbol and ending 18 months after a change in control, such executive officer is entitled to receive a lump sum payment equal to 1.5 times the sum of his or her annual base salary and target annual bonus for the fiscal year ending immediately prior to his or her termination. In addition, such executive officer is entitled to (1) receive a lump sum payment of the bonus he or she would have earned in the fiscal year in which the termination occurs, pro-rated for the number of days such executive officer was employed by Symbol or any acquirer in such fiscal year and payable at the time such bonuses are typically paid; (2) become fully vested in all “time vesting” (but not “performance vesting”) equity awards; and (3) continue to receive certain health and welfare benefits for 18 months following the date of termination. Such payments and benefits under our change in control policy are limited, to the extent that such payments would subject the executive officer to an excise tax payable under Section 4999 of the Code, to a total amount that is ten dollars ($10.00) less than the aggregate amount that could be paid to the executive officer without applying the excise tax (the “Cutback Amount”). Such cutback would not occur if the amount the executive officer would receive under the terms of our change in control policy (after taking into account the excise tax) is greater than the Cutback Amount.

The merger would constitute a change in control under our senior executive change in control policy. Because Motorola (i) wanted each of Mr. Yates, Mr. Collins, Mr. Metlitsky, Mr. O’Donnell, Ms. Poulos and Ms. Paladino to continue their employment with the surviving corporation after the merger and (ii) wanted to significantly strengthen the restrictive covenants that would apply to each of these executive officers, and because it was unclear whether each such executive officer (except for Ms. Paladino) could terminate his or her employment with Motorola after the closing of the merger on the grounds that the change in his or her title and job function constituted “good reason” under our change in control policy, Motorola requested that each such executive officer agree to waive and release all rights and claims under our change in control policy, as well as under any other similar agreement with or plan of Symbol, as of the closing of the merger in exchange for entering into a new agreement with Motorola.

From September 16, 2006 through September 18, 2006, these executive officers also completed negotiations with respect to and entered into retention agreements with Motorola (the “Retention Agreements”). These Retention Agreements will become effective only upon completion of the merger. Upon the closing of the merger, the Retention Agreements will supersede our change in control policy (as described above), and will also supersede any other employment or retention agreement with us to which each such executive officer may currently be a party, so that each of these executive officers will no longer be entitled to any payments or benefits under our change in control policy or his or her other agreements with Symbol.

Mr. Yates, who is our Senior Vice President and Chief Financial Officer and one of our directors, entered into a Retention Agreement with an effective term of 6 months following completion of the merger. Under the terms of his Retention Agreement, Mr. Yates will continue to receive his current annual base salary of $500,000, and will be eligible to receive the same annual performance bonus opportunity that Symbol provided (which is a target bonus of 100% of annual base salary, and a maximum bonus of 200% of the target bonus). If the completion of the merger occurs prior to payment of Mr. Yates’ 2006 performance bonus payable under the terms of the current Symbol bonus plan, he will be eligible to receive the bonus payable under the terms of such plan. Mr. Yates will also receive a $1,500,000 retention bonus, provided that he is still employed by Motorola until the expiration of his six-month retention period. Under our senior executive change in control policy, which will be superseded by his Retention Agreement, Mr. Yates would have received a $1,500,000 cash severance payment upon completion of the merger, subject to other conditions, including his leaving Symbol. Mr. Yates will also receive a grant of 5,000 Motorola restricted stock units that will vest in full at the end of his six-month retention period, provided he is still employed by Motorola on such date. If Mr. Yates’ employment is terminated during his six-month retention period due to his death or disability, by Motorola without “cause” or by his voluntary resignation due to a “relocation” (each as defined in his Retention Agreement), then Mr. Yates, in exchange for executing a release in favor of Motorola, will receive: (1) his base salary and accrued but unused vacation as of the date of such termination; (2) any unpaid bonus payable to him which relates to a year prior to the year in which termination occurs; (3) the target bonus for which he would have been eligible for in the fiscal year in which his employment terminates, pro-rated for the number of days Mr. Yates was employed by the surviving corporation during such fiscal year; (4) his retention bonus to the extent it has not already been paid; and (5) immediate vesting of one-half of the Motorola restricted stock units granted under his Retention Agreement, to the extent such units have not already vested (except in lieu of the enhanced vesting described above, Mr. Yates will receive a cash payment equal to the fair market value of 50% of the restricted stock units in such grant if his employment terminates in the first 90 days of his six-month retention period). If Mr. Yates’ employment with Motorola terminates in 2007 for any reason after expiration of his six-month retention period, he will receive the target bonus for which he would have been eligible in 2007, pro-rated for the number of days he was employed by the surviving corporation in 2007, to the extent such bonus is unpaid at the time of termination. If any payments made to Mr. Yates in connection with his Retention Agreement or otherwise are subject to an excise tax payable under Section 4999 of the Code, then Motorola will pay Mr. Yates an additional “partial gross-up” payment sufficient to place Mr. Yates in the same after-tax position as he would have been in had the excise tax not applied to the payments described above and excluding the value attributable to the accelerated vesting of his Symbol options and Symbol restricted stock. Mr. Yates’ Retention Agreement also contains restrictive covenants preventing Mr. Yates from competing with Motorola or its affiliates or soliciting Motorola’s or its affiliates’ employees or suppliers, or soliciting or servicing Motorola’s or its affiliates’ customers for defined periods following the termination of his employment with Motorola, requires him to maintain in perpetuity the confidential information of Motorola and its affiliates, and prohibits him from intentionally disparaging Motorola and its affiliates and their products. If Mr. Yates’ employment with Motorola terminates during his six-month retention period or within one year after the expiration of such period and Mr. Yates violates any of these covenants within one year from the date of his termination, then he will forfeit the retention bonus, or if such bonus has already been paid, he will be obligated to repay the retention bonus to Motorola. If Mr. Yates’ employment with Motorola terminates from two to three years after his six-month retention period and Mr. Yates violates any of these covenants within one year from the date of his termination, then he will be obligated to repay one-half of the retention bonus to Motorola.

Each of our other executive officers, Lise Poulos, Arthur O’Donnell, Thomas Collins, Boris Metlitsky and Kathleen Paladino have entered into Retention Agreements with an effective term of 24 months (except for Arthur O’Donnell, whose term is 6 months). Since Motorola wanted to retain each such executive officer, and because each such executive officer has agreed to waive the amount that would have been payable upon a change of control under his or her respective current agreement with Symbol or under our change in control policy, Motorola entered into a new Retention Agreement with each such executive officer, pursuant to which each such executive officer will receive an annual base salary, target annual performance bonus and maximum annual performance bonus equal to what he or she would have been entitled to under his or her current agreement with Symbol. Under the new Retention Agreements, the annual base salaries for these five executive officers equal $1,895,000 in the aggregate, their target annual performance bonuses equal $1,802,500 in the aggregate and their maximum annual performance bonuses equal $3,605,000 in the aggregate, which amounts are the same as under their current agreements with Symbol. In consideration for agreeing to additional restrictive covenants, each of these executive officers is also entitled to receive a retention bonus greater than what he or she would have been entitled to under his or her current agreement with Symbol or under our change in control policy. Under the new Retention Agreements, the retention bonuses of these executive officers equal $7,066,000 in the aggregate, while under their current agreements with Symbol or under our current change in control policy, the payment that could be due upon a change in control equals $5,546,250 in the aggregate. Each of these executive officers will receive a grant of Motorola restricted stock units, which total 85,000 restricted stock units in the aggregate. If any of these executive officer’s employment is terminated during their respective retention periods due to his or her death or disability, by Motorola without “cause” or by his or her voluntary resignation due to a “relocation” (each as defined in the Retention Agreements), then such executive officer, in exchange for executing a release in favor of Motorola, will receive: (1) his or her base salary and accrued but unused vacation as of the date of such termination; (2) any unpaid bonus payable to him or her which relates to a year prior to the year in which termination occurs; (3) the target bonus for which such executive officer would have been eligible for in the fiscal year in which his or her employment terminates, pro-rated for the number of days such executive officer was employed by the surviving corporation in such fiscal year; (4) such executive officer’s retention bonus to the extent it has not already been paid; and (5) immediate vesting of one-half of the Motorola restricted stock units granted under such executive officer’s Retention Agreement, to the extent such units have not already vested (except in lieu of the enhanced vesting described above, such executive officer will receive a cash payment equal to the fair market value of 50% of the restricted stock units in such grant if his or her employment terminates in the first 90 days of his or her retention period). In partial consideration for each such executive officer agreeing to waive the change in control payment payable upon the completion of the merger, Motorola has agreed that if any payments made to any such executive officer in connection with his or her Retention Agreement or otherwise are subject to an excise tax payable under Section 4999 of the Code, then Motorola will pay such executive officer an additional “partial gross-up” payment sufficient to place him or her in the same after-tax position such executive officer would have been in had the excise tax not applied to the payments described above and excluding the value attributable to the accelerated vesting of his or her Symbol options and Symbol restricted stock.

Each of Ms. Poulos’, Mr. O’Donnell’s, Mr. Collins’, Mr. Metlitsky’s and Ms. Paladino’s Retention Agreements also contains restrictive covenants preventing him or her from competing with Motorola or its affiliates or soliciting Motorola’s or its affiliates’ employees or suppliers, or soliciting or servicing Motorola’s or its affiliates’ customers for defined periods following the termination of his or her employment with Motorola, requires such executive officer to maintain in perpetuity the confidential information of Motorola and its affiliates, and prohibits such executive officer from intentionally disparaging Motorola and its affiliates and their products. If any such executive officer’s employment with Motorola terminates during their retention period or within one year after the expiration of such period and he or she violates any of these covenants within one year from the date of his or her termination, then such executive officer will forfeit the retention bonus, or if such bonus has already been paid, he or she will be obligated to repay the retention bonus to Motorola. If such executive officer’s employment with Motorola terminates from two to three years after the termination of his or her retention period and such executive officer violates any of these covenants within one year from the date of such termination, then such executive officer will be obligated to repay one-half of the retention bonus to Motorola.

Other Senior Executives.  From September 16, 2006 through September 18, 2006, nine other of our senior executives completed negotiations with respect to and entered into retention agreements with Motorola. These retention agreements will become effective only upon completion of the merger. Upon the closing of the merger, these retention agreements will supersede any employment, retention or other similar agreement with us to which each such senior executive may currently be a party, so that each of these senior executives will no longer be entitled to any payments or benefits under his or her other agreements with Symbol.

The retention agreements entered into by Motorola with the nine other senior executives of Symbol are substantially similar to the agreements described above. For these senior executives, the term of each of their retention agreements is 24 months after completion of the merger. Under these retention agreements, each senior executive will receive an annual base salary, be eligible for an annual performance bonus, be eligible for a retention bonus if still employed by Motorola upon the expiration of the 24-month retention period, and receive a grant of Motorola restricted stock units that will vest in equal annual installments on the first four anniversaries of the grant, provided he or she is then still employed by Motorola on such anniversary dates.

Under these agreements, Motorola will also honor the existing terms of Symbol’s expatriate agreements with two senior executives. Each senior executive entering into a retention agreement will also be entitled to certain payments and benefits if their employment with Motorola is terminated during the 24-month retention period for certain specified reasons. These retention agreements also contain restrictive covenants preventing each of these senior executives from competing with Motorola or its affiliates or soliciting Motorola’s or its affiliates’ employees or suppliers, or soliciting or servicing Motorola’s or its affiliates’ customers for defined periods following the termination of his or her employment with Motorola, requires him or her to maintain in perpetuity the confidential information of Motorola and its affiliates, and prohibits him or her from intentionally disparaging Motorola and its affiliates and their products. If the employment of any of these senior executives with Motorola terminates during the 24-month retention period or within one year after the expiration of such period, and he or she violates any of these covenants within one year from the date of his or her termination, then he or she will forfeit the retention bonus or if such bonus has already been paid, he or she will be obligated to repay the retention bonus to Motorola. If the employment of any of these senior executives with Motorola terminates from two to three years after the 24-month retention period, and he or she violates any of these covenants within one year from the date of his or her termination, then he or she will be obligated to repay one-half of the retention bonus to Motorola.

Equity and Long Term Incentive Awards

Under our option plans, all of our options will vest immediately prior to consummation of the merger. At the effective time of the merger, each outstanding stock option to purchase our common stock (except for options issued pursuant to our 2000 directors’ stock option plan) will be cancelled, and holders of in-the-money options will be entitled to receive a cash payment for each option equal to the product of (a) the excess of $15.00 over the exercise price per share of such option, multiplied by (b) the total number of shares of our common stock underlying such option at the effective time of the merger. The cash payment will be reduced by applicable withholding taxes. Pursuant to the merger agreement, we have agreed to take all actions necessary with respect to outstanding options under our 2000 directors’ stock option plan that are not exercised by the closing date of the merger, so that the options are either terminated as of the closing date or cancelled immediately prior to the effective time of the merger, with the holders receiving a cash payment as set forth above. Further, all restricted stock units or restricted stock will become fully vested and free from restriction and be cancelled and converted into the right to receive the merger consideration.

The following table lists, with respect to all of Symbol’s executive officers, both individually and as a group, the total cash to be received under the merger agreement for the stock options (assuming that each such participant does not otherwise exercise any outstanding vested options before the closing of the merger) and restricted stock held by such individual or group.

Cash Value of Outstanding Stock Options and Restricted Stock

		Value of	Number of
	Number of	Outstanding Options	Outstanding	Value of
	Outstanding	in Excess of Exercise	Restricted	Outstanding	Total Value of All
Executive	Options	Price	Shares	Restricted Shares	Outstanding Equity

Salvatore Iannuzzi	800,000	$2,744,000	312,500	$4,687,500	$7,431,500
Timothy Yates	400,000	$1,426,000	100,000	$1,500,000	$2,926,000
Lise Poulos	230,699	$884,890	40,000	$600,000	$1,484,890
Arthur O’Donnell	528,576	$955,311	94,000	$1,410,000	$2,365,311
Thomas Collins	313,800	$617,943	69,250	$1,038,750	$1,656,693
Boris Metlitsky	793,819	$2,878,150	40,000	$600,000	$3,478,150
Kathleen Paladino	270,000	$606,350	5,625	$84,375	$690,725
Executive Officers as a Group		$10,112,644		$9,920,625	$20,033,269

Interests of our Independent Directors

Our current independent directors are Melvin Yellin, Robert Chrenc and Michael Lawrie. George Samenuk resigned from his position as one of our directors subsequent to our entering into the merger agreement. Each of the unvested stock options and restricted stock grants held by our independent directors immediately prior to the completion of the merger will vest and be free from restriction immediately prior to the completion of the merger. Under the merger agreement, each outstanding stock option granted to our independent directors under our 2004 equity incentive plan will be cancelled and the directors who hold in-the-money options under this plan will be entitled to receive a cash payment equal to the excess of $15.00 over the exercise price of such option. For each option granted to our independent directors under our 2000 directors’ stock option plan, such director must consent to the termination or cancellation of each option effective immediately prior to the consummation of the merger in exchange for the cash payment as set forth above. The total amount to be received by our independent directors and Mr. Samenuk under the merger agreement pursuant to their stock options and restricted stock grants (provided they properly consent to cancellation and payment for any options under our 2000 directors’ stock option plan) is $1,908,950, and the aggregate value of the unvested stock options and restricted stock grants held by our independent directors and Mr. Samenuk that will vest immediately prior to the merger is $684,825.

Deferred Compensation Plan

Symbol maintains a non-qualified deferred compensation plan, referred to as the DCP, which covers our executives. The DCP allows an executive who participates in the DCP to defer up to 75% of base pay and 95% of bonus, and provides for company matching contributions based on income received by the executive in excess of the limitations contained in Section 401(a)(17) or the limitation on elective deferrals under Section 402(g) of the Code. Furthermore, Symbol provides annual contributions to the DCP accounts of designated participants in an amount equal to a percentage of annual base pay. Such amounts fluctuate based on our performance as measured by our executive bonus plan and, generally, one-half of any such contribution is deemed to be made in shares of Symbol common stock. A participant is always 100% vested in such participant’s own contributions to the DCP. Company contributions vest over time according to a set schedule depending upon the type of contribution. Upon completion of the merger, in accordance with the terms of the DCP, each participant will become 100% fully vested in his or her entire account under the DCP (however, this accelerated vesting shall not occur to the extent that such accelerated vesting would subject a participant to an excise tax payable under Section 4999 of the Code, which would not otherwise be “grossed-up” under an agreement between the participant and Symbol). In connection with the merger, our board of directors will take any action necessary so that upon completion of the merger, each share of our common stock held in each participant’s deferral account under the DCP will be cancelled and converted into the right to receive $15.00 in cash, without interest. As of October 27, 2006, the total number of shares of common stock credited to executives’ accounts was 6,481.31 with a cash value (based on the merger consideration of $15.00 per share) totaling $97,220.

The following table lists, with respect to each of Symbol’s executive officers, both individually and as a group, the total number of shares of common stock each such individual held in his or her respective deferral account under the DCP, and the aggregate dollar value of such shares, as of October 27, 2006.

Cash Value of Outstanding Stock Options and Restricted Stock

	# of Shares of	Aggregate $ Value
Name	Common Stock	of Shares

Salvatore Iannuzzi	1,922.00	$28,830
Timothy Yates	0	$0
Lise Poulos	0	$0
Arthur O’Donnell	1,008.26	$15,124
Thomas Collins	770.25	$11,554
Boris Metlitsky	0	$0
Kathleen Paladino	0	$0
Totals	3,700.51	$55,508

Indemnification and Insurance

The merger agreement provides that each of Motorola and the surviving corporation will indemnify and hold harmless, through the sixth anniversary of the effective time of the merger, each present director or officer, each person who before the effective time of the merger becomes a director or officer, and specified former directors and officers of Symbol and any subsidiary of Symbol against all claims, liabilities and other losses incurred by any of them in connection with any claim, suit or proceeding arising out of or pertaining to their service as an officer or director of Symbol or any of its subsidiaries or any action or omission occurring before the effective time of the merger, whether asserted prior to, at or after the effective time of the merger (including acts or omissions in connection with the merger agreement and the consummation of the merger), to the fullest extent permitted under Delaware law. Motorola has also agreed to cause the surviving corporation’s certificate of incorporation and bylaws to be no less favorable with respect to the indemnification of and advancement of expenses to directors and officers than are set forth in our certificate of incorporation and bylaws as of the date of the merger agreement.

The merger agreement also provides that the surviving corporation will maintain our current officers’ and directors’ liability insurance policies, for a period of six years from the effective time of the merger, subject to an annual cap of approximately $2.21 million. In the event, during the six-year period, of the expiration, cancellation or termination of such policies, or if the cap of approximately $2.21 million is exceeded, the surviving corporation will be required, for the remainder of the six-year period, to provide substitute policies that provide coverage no less favorable than currently existing policies, to the extent that such coverage can be maintained at an annual cost of not greater than the cap of approximately $2.21 million. If the surviving corporation cannot maintain the existing or equivalent insurance coverage without exceeding the cap, the surviving corporation is required to maintain as much insurance as can be obtained by paying annual premiums that, in the aggregate, do not exceed the cap of approximately $2.21 million.

Other Benefit Arrangements

Under the merger agreement, Motorola has agreed to provide, or cause the surviving corporation to provide, the employees of the surviving corporation and its subsidiaries, for 12 months after the effective time of the merger, base compensation and wages and with employee benefits (excluding any equity, retention related, defined benefit pension and deferred payments and benefits) that are substantially comparable, in the aggregate, to the base compensation and wages and employee benefits provided to Symbol employees immediately prior to the effective time of the merger.

Appraisal Rights

Holders of record of Symbol’s common stock who do not vote in favor of approving and adopting the merger agreement and approving the merger, and who otherwise comply with the applicable provisions of Section 262 of the Delaware General Corporation Law, which we refer to throughout this proxy statement as the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Symbol common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex C and incorporated into this proxy statement by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of Symbol common stock as to which appraisal rights are asserted.

Under Section 262 of the DGCL, holders of shares of Symbol common stock who follow the procedures set forth in Section 262 of the DGCL and who the Delaware Court of Chancery determines have complied with Section 262 of the DGCL and have become entitled to appraisal rights, will be entitled to have their Symbol common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of these shares of Symbol common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval of the merger agreement and the merger by our stockholders, the company, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of these shares of Symbol common stock and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex C. Any Symbol stockholder who wishes to exercise their appraisal rights or who wishes to preserve their right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified in Annex C will result in the loss of appraisal rights under the DGCL.

A holder of Symbol common stock wishing to exercise appraisal rights must not vote in favor of the approval and adoption of the merger agreement and approval of the merger and must deliver to us before the taking of the vote on the merger agreement and the merger at the Symbol stockholder meeting a written demand for appraisal of their Symbol common stock. This written demand for appraisal must be separate from any proxy or vote against the merger or abstaining from the vote on the merger. This demand must reasonably inform us of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares. A holder of Symbol common stock wishing to exercise appraisal rights must be the record holder of these shares of Symbol common stock on the date the written demand for appraisal is made and must continue to hold these shares of Symbol common stock through the effective date of the merger. Accordingly, a holder of Symbol common stock who is the record holder of Symbol common stock on the date the written demand for appraisal is made, but who thereafter transfers these shares of Symbol common stock prior to consummation of the merger, will lose any right to appraisal in respect of these shares of Symbol common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement and the merger, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must either affirmatively vote against the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, or abstain from voting on the merger agreement.

Only a holder of record of Symbol common stock on the record date for the Symbol special meeting is entitled to assert appraisal rights for the shares of Symbol common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares of Symbol common stock are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Symbol common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the holder or holders. A record holder such as a broker who holds Symbol common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Symbol common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the Symbol common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Symbol common stock as to which appraisal is sought. When no number of shares of Symbol common stock is expressly mentioned, the demand will be presumed to cover all Symbol common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to Symbol Technologies, Inc., One Symbol Plaza, Holtsville, New York, 11742-1300, Attention: Acting Secretary.

Within ten days after the effective date of the merger, Symbol, or its successor in interest, which we refer to generally as the surviving corporation, will notify each former Symbol stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of approving and adopting the merger agreement and approving the merger of the date the merger became effective.

Within 120 days after the effective date of the merger, but not thereafter, the surviving corporation or any former Symbol stockholder who has complied with the statutory requirements under Section 262 of the DGCL summarized above may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Symbol common stock that are entitled to appraisal rights. None of Motorola, the surviving corporation or Symbol is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the shares of Symbol common stock. Accordingly, it is the obligation of Symbol stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any former Symbol stockholder who has complied with the requirements under Section 262 of the DGCL for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Symbol common stock not voted in favor of approving and adopting the merger agreement and the merger, and with respect to which demands for appraisal have been timely received and the aggregate number of former holders of these shares of Symbol common stock. These statements must be mailed to such stockholder within ten days after a written request therefore has been received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former Symbol stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former Symbol stockholders who have demanded appraisal of their shares of Symbol common stock and with whom agreements as to value have not been reached. After notice to such former Symbol stockholders and the surviving corporation is given by the Register in Chancery as ordered by the Delaware Court of Chancery, the Delaware Court of Chancery may conduct a hearing on such petition to determine those former Symbol stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former Symbol stockholders who demanded appraisal of their shares of Symbol common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former Symbol stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of Symbol common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Symbol stockholders considering seeking appraisal should be aware that the fair value of their shares of Symbol common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Symbol common stock.

The costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former Symbol stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former Symbol stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Symbol common stock entitled to appraisal.

Any holder of Symbol common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of Symbol common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Symbol common stock (except dividends or other distributions payable to holders of record of Symbol common stock as of a date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of their Symbol common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, their right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of Symbol common stock will be converted into the right to receive the consideration payable with respect to those shares of Symbol common stock in accordance with the terms of the merger agreement (without interest). A Symbol stockholder will fail to perfect, or effectively lose or withdraw, their right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to Symbol or the surviving corporation, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a Symbol stockholder will be entitled to receive the consideration payable with respect to their shares of Symbol common stock in accordance with the merger agreement (without interest).

Consequently, any stockholder that desires to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

THE MERGER AGREEMENT

The following description of the merger agreement summarizes certain provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the text of the merger agreement, as amended. The merger agreement is included in this proxy statement as Annex A. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Symbol. Such information can be found elsewhere in this document and in the other public filings we make with the SEC, which are available, without charge, at http://www.sec.gov.

The Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Symbol, the separate corporate existence of Merger Sub will thereupon cease, and Symbol will continue as the surviving corporation and as a wholly owned subsidiary of Motorola.

The merger will become effective at the time when a certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties have designated in the certificate of merger. Such effective time will be no later than five business days after the satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement or such other time as Motorola and Symbol mutually agree. See “Conditions to the Completion of the Merger” beginning on page 55.

Deregistration of Our Common Stock

If the merger is completed, our common stock will be deregistered under the Securities Exchange Act of 1934 and removed from listing on the New York Stock Exchange.

Board of Directors and Officers of Symbol Following the Merger

The directors of Merger Sub immediately prior to the effective time shall be the directors of Symbol at and after the merger. The officers of Merger Sub immediately prior to the effective time shall be the officers of Symbol at and after the merger.

The Merger Consideration

Each share of our common stock issued and outstanding immediately before the merger, other than treasury shares, dissenting shares, if any, and shares owned by Motorola, Merger Sub or any other direct or indirect subsidiaries of Motorola, if any, will automatically be canceled, will cease to exist and will be converted into the right to receive $15.00 in cash, without interest and less any applicable withholding tax. After the merger is effective, each holder of a certificate representing any of these shares of our common stock will no longer have any rights with respect to the shares, except that if a holder validly exercises appraisal rights, the holder will have the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law. Each share, if any, of our common stock held by Motorola, Merger Sub or any other direct or indirect subsidiaries of Motorola, or by us as treasury shares, at the time of the merger will be canceled without any payment.

Treatment of Our Options

At the effective time of the merger, each option (other than those issued pursuant to our 2000 directors’ stock option plan) outstanding as of the effective time, will be cancelled and will no longer be exercisable, but will entitle the holder to a cash payment equal to the product of:

•	the number of shares of our common stock subject to each option, whether vested or unvested; and

•	the excess, if any, of the $15.00 per share merger consideration over the exercise price per share of the option.

Subject to any applicable withholding taxes, the payment for option shares will be made by the surviving corporation or its agent, without interest, as promptly as reasonably practicable following the closing date. We have agreed to take all actions necessary with respect to outstanding options under Symbol’s 2000 directors’ stock option plan that are not exercised by the closing date of the merger, so that the options are either terminated as of the closing date or cancelled immediately prior to the effective time of the merger, with the holder receiving a cash payment as set forth above.

Treatment of Our Restricted Stock

We have agreed to take any and all action necessary to cause each restricted share of our common stock to vest immediately prior to the effective time of the merger. As a result, each restricted share will become an outstanding share of our common stock on the date of the merger and shall entitle the holder thereof to the $15.00 per share merger consideration.

Employee Stock Purchase Plan

We have frozen our Employee Stock Purchase Plan, which we refer to as the ESPP, with regard to any new quarterly offering periods commencing on or after September 30, 2006. All options outstanding under the ESPP, as of September 30, 2006, have been converted into shares of common stock in accordance with the terms of the ESPP. Immediately prior to the effective time of the merger, we will take any and all action necessary to terminate the ESPP.

Surrender of Stock Certificates

At or prior to the effective time of the merger, Motorola will deposit or cause to be deposited the aggregate merger consideration into a merger fund with The Bank of New York, as exchange agent. After the effective time of the merger, each certificate that previously represented shares of our common stock and each certificate or other agreement or instrument representing the grant of options to purchase shares of our common stock:

•	will no longer be outstanding;

•	will automatically be canceled;

•	will cease to exist; and

•	will represent only the right to receive the per share merger consideration into which the shares were converted in the merger, except that if a holder validly exercises appraisal rights, the holder will have the right to receive payment of the judicially determined fair value of its shares upon compliance with the requirements of Delaware law.

No interest will accrue or be paid with respect to the merger consideration. A holder of certificates previously representing shares of our common stock will not receive the merger consideration due in respect of the certificates until the holder has surrendered those certificates to the exchange agent for exchange.

No later than five business days after the effective time of the merger, the exchange agent will mail to each holder of record of shares of our common stock a letter of transmittal and instructions for its use in delivering certificates to the exchange agent in exchange for the merger consideration due in respect of the certificates. The holder may also submit an affidavit in proper form in lieu of any lost, stolen or destroyed certificates, and, if required by Motorola, the posting by such holder of a bond in such reasonable amount as Motorola requires as indemnity. After the exchange agent’s receipt of the certificates, together with a properly executed letter of transmittal, the exchange agent will deliver to each stockholder the per share merger consideration multiplied by the number of shares represented by the certificate(s) surrendered by the stockholder. In the event of a transfer of ownership of our common stock which is not registered in the transfer records of our transfer agent, payment of the merger consideration may be made to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise in proper form for transfer; and

•	the person requesting the merger consideration pays any transfer or other taxes required by reason of the payment of the merger consideration due in respect of the certificate to a person other than the registered holder of the surrendered certificate or establishes to Motorola’s reasonable satisfaction that such tax has been paid or is not applicable.

Nine months after the merger occurs, the exchange agent will return to Motorola all funds in its possession that constitute any portion of the merger consideration, and the exchange agent’s duties will terminate. After that time, stockholders may surrender their certificates to Motorola and, subject to applicable abandoned property laws, escheat and similar laws, will be entitled to receive the merger consideration from Motorola without interest. None of Motorola, Merger Sub, Symbol or the exchange agent will be liable to stockholders for any merger consideration delivered to a public official pursuant to applicable abandoned property laws, escheat and similar laws.

YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Lost Certificates

If any certificate representing shares of our common stock is lost, stolen or destroyed, the exchange agent will deliver the applicable merger consideration due in respect of the shares represented by that certificate if:

•	the stockholder asserting the claim of a lost, stolen or destroyed certificate makes an affidavit of that fact; and

•	upon request of Motorola, the stockholder posts a bond in a reasonable amount designated by Motorola as security against any claim that may be made with respect to that certificate against the surviving corporation.

Representations and Warranties of Symbol

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their relative businesses, financial condition and structure, as well as other facts pertinent to the merger. The merger agreement includes representations and warranties of Symbol relating to:

•	our corporate organization, qualification and existence;

•	corporate power and authority to own, lease and operate our property and assets and carry on our business;

•	corporate power and authority of, qualifications of and ownership interests in our subsidiaries;

•	our capitalization and the capitalization of our subsidiaries;

•	corporate power and authority to enter into the merger agreement and to consummate the merger and the enforceability of the merger agreement;

•	our board of directors’ approval and adoption of the merger agreement;

•	receipt of a fairness opinion from Bear Stearns;

•	required consents and approvals of governmental entities and third parties and the absence of conflicts;

•	company material contracts and the validity and enforceability of the company material contracts;

•	filings and reports with the SEC, the preparation of financial statements and undisclosed liabilities;

•	the accuracy of company information to be included in this proxy statement;

•	internal controls over financial reporting;

•	the absence of specified changes or events;

•	litigation and liability matters;

•	compliance with applicable laws and reporting requirements and obtaining requisite permits, including compliance with the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and similar laws, and the Foreign Corrupt Practices Act and similar laws;

•	environmental matters and compliance with environmental laws;

•	tax matters;

•	labor and employment matters, employee benefits matters and ERISA compliance;

•	insurance;

•	intellectual property;

•	owned and leased property, including real property;

•	government contracts;

•	compliance with the EDNY agreement and SEC Consent Judgment;

•	consent decrees;

•	products liability and recalls;

•	the inapplicability of Section 203 of the Delaware General Corporation Law, other state anti-takeover statutes and our rights agreement with respect to the proposed merger;

•	required consents and notices under our material contracts; and

•	the absence of brokers’ fees payable in connection with the merger.

Many of the representations and warranties made by us are qualified by a material adverse effect standard. A material adverse effect on us for purposes of the merger agreement means any materially adverse change in, or materially adverse effect on, the condition (financial or otherwise), operations, assets (including intangible assets), results of operations or the business of Symbol and its subsidiaries taken as a whole.

In determining whether a material adverse effect has occurred, any change or effect resulting primarily from the following are not considered:

•	any changes in, or conditions, events or occurrences that result in a change to, the United States economy or capital, financial or securities markets generally (including any changes, or conditions, events or occurrences that result in a change, arising out of acts of terrorism or war), except for any changes that (i) primarily relate only to (or have the effect of primarily relating only to) Symbol and its subsidiaries, taken as a whole, or (ii) disproportionately adversely affect Symbol and its subsidiaries, taken as a whole, compared to other companies operating in the industry in which Symbol and its subsidiaries operate, except that changes are not considered that primarily result from the concentration of the Company’s end user customers in the retail sector as compared to the end user customers of Datalogic S.p.A., Metrologic Instruments, Inc. and Hand Held Products, Inc., taken as a whole;

•	any changes, or conditions, events or occurrences that result in changes, resulting from or arising out of economic factors generally affecting the industries in which the Company or any of its subsidiaries conduct business, except for any changes that (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its subsidiaries, taken as a whole, or (ii) disproportionately adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating in the industry in which the Company and its subsidiaries operate, except that changes are not considered that primarily result from the concentration of the Company’s end user customers in the retail sector as compared to the end user customers of Datalogic S.p.A., Metrologic Instruments, Inc. and Hand Held Products, Inc., taken as a whole;

•	any changes resulting from or arising out of actions taken pursuant to (and/or required by) the merger agreement or at the request of Motorola, or the failure to take any actions due to restrictions set forth in the merger agreement, except that any such changes are considered unless we provide prior notification to Motorola of our reasonable belief that such action or failure to act could be reasonably expected to result in a material adverse effect on us, and Motorola does not provide relief;

•	any changes in the price or trading volume of our stock on the New York Stock Exchange, except for changes underlying such changes in price or trading volume;

•	any adverse changes arising from or relating to any change in GAAP or any change in applicable laws after the date of the merger agreement, except for changes that primarily relate only to (or have the effect of primarily relating only to) Symbol and its subsidiaries, taken as a whole; and

•	the disclosure by Motorola or any of its affiliates of Motorola’s plans or intentions with respect to the business of Symbol or any of its subsidiaries.

The merger agreement also contains representations and warranties of Motorola and Merger Sub relating to:

•	corporate organization, qualification and existence;

•	corporate power and authority to enter into the merger agreement and to consummate the merger and the enforceability of the merger agreement;

•	their board of directors’ approval of the merger agreement;

•	the accuracy of information supplied to Symbol for inclusion in this proxy statement;

•	the operations of Merger Sub since its formation;

•	the absence of litigation;

•	the absence of brokers’ fees payable in connection with the merger;

•	ownership of Symbol common stock; and

•	the immediate availability of funds to pay the merger consideration.

The representations and warranties of each of the parties to the merger agreement described above will expire upon completion of the merger. The representations included in the merger agreement were made by each of Symbol and Motorola to each other. These representations and warranties were made as of specific dates, may (along with the conduct of business covenants also described) be subject to important qualifications and limitations agreed to by Symbol and Motorola in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between Symbol and Motorola rather than to establish matters of fact. This description of the representations and warranties, and their reproduction in the copy of the merger agreement attached to this document as Annex A, are included solely to provide investors with information regarding the terms of the merger agreement, and not to provide any other factual information regarding Symbol or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read in conjunction with the information provided elsewhere in this document.

Covenants

Under the merger agreement, we have agreed that, prior to the effective time of the merger (unless Motorola otherwise provides written consent, which may not be unreasonably withheld, and subject to certain exceptions), we will carry on our business in the ordinary and usual course and that we and our subsidiaries will use our respective commercially reasonable efforts to preserve our respective business organizations and maintain our respective existing relations and goodwill with customers, suppliers, distributors, strategic partners, creditors, lessors, employees and business associates.

In addition, we have agreed, among other things and subject to certain exceptions, that neither we nor any of our subsidiaries may, without Motorola’s prior written consent, which may not be unreasonably withheld:

•	issue, sell, pledge or otherwise encumber any of the capital stock of our subsidiaries;

•	amend any organizational document;

•	other than in the case of wholly-owned subsidiaries, split, combine or reclassify outstanding shares of any of our capital stock; declare or pay any dividend other than dividends from our wholly-owned subsidiaries;

•	purchase, redeem or otherwise acquire any shares of our capital stock or other securities or the shares of capital stock or other securities of our subsidiaries (other than the acquisition of the common shares of optionholders pursuant to optionholders’ exercise of such options);

•	issue, sell, pledge or encumber our or any of our subsidiaries’ capital stock, rights, voting debt or other securities (other than pursuant to then outstanding options);

•	transfer, sell, lease or otherwise dispose of or encumber any material property or material assets;

•	restructure, recapitalize, reorganize or liquidate or adopt a plan of liquidation of the company or its subsidiaries, or adopt any resolutions for such actions;

•	enter into any agreement that imposes material restrictions on our operations or those of our subsidiaries, or adopt any resolutions for such actions;

•	acquire through merger, consolidation or the purchase of all or a substantial portion of the assets or securities, any third party business entity;

•	acquire any material assets, except for purchases of inventory and raw material in the ordinary course of business;

•	incur any indebtedness for borrowed money other than pursuant to our amended credit agreement in the ordinary course of business, issue any debt securities, make any loans or advances (other than routine ones to company employees in the ordinary course of business) or capital contributions, guarantee debts or enter into agreements to maintain the financial statement condition of others, or enter into any hedging agreements or similar arrangements outside the ordinary course of business;

•	make any capital expenditures or expenditures with respect to property, plant or equipment in excess of $10 million per quarter in the aggregate for Symbol and its subsidiaries (any shortfall of which may be applied to subsequent quarters);

•	make any material changes in accounting methods, principles or practices, or change any assumption underlying, or method calculating, any bad debt, contingency or other reserve, except as required by a change in GAAP or law;

•	subject to certain exceptions, other than in the ordinary course of business consistent with past practice, enter into, renew, modify, amend, terminate, waive, delay the exercise of, release or assign any material rights or claims under, any company material contract;

•	take any action with respect to, adopt, enter into, terminate or amend any change in control, retirement, retention, welfare, health, or incentive plans or programs or agreements (excluding any employment or severance arrangements);

•	take any action with respect to, adopt, enter into, terminate or amend any employment or severance arrangements, other than with employees below the level of vice president in the ordinary course of business; pay any bonus or fringe benefits or increase compensation other than an increase to employees below the level of vice president that is due in the ordinary course of business; amend or accelerate the payment, right to payment or vesting of compensation or benefits, other than as permitted by the merger agreement; pay any benefit not provided for under any company benefit plan as of the date of the merger agreement; grant any awards under any bonus, incentive performance or other compensation plan or arrangement not existing as of the date of the merger agreement; or take any action to fund or otherwise secure payment of compensation or benefits under any company benefit plan; however, in each case we and our subsidiaries can take action to comply with laws or our existing arrangements, and these restrictions do not prevent paying awards under the 2006 executive incentive plan in the ordinary course of business and consistent with past practice and, prior to the consummation of the merger, adopting and maintaining plans providing for bonuses or incentive compensation in 2007 for employees, with the input of Motorola, to the extent permitted by law and consistent with past practice;

•	initiate, settle or compromise any intellectual property litigation or material litigation, claim, grievance, charge or proceeding, other than in the ordinary course of business consistent with past practice (except where such settlement materially increase the labor costs of the company or its subsidiaries or places material restrictions on the ability of the company or its subsidiaries to implement labor saving or cost reduction measures);

•	make or rescind any material tax election, amend any material tax return or permit any insurance policy naming the company as a beneficiary to be cancelled or terminated, except in a manner consistent with past practice or as required by law;

•	take any action or omit to take any action that is reasonably likely to result in any of the conditions to the merger agreement not being satisfied; or

•	authorize, commit, resolve or agree to do any action described above.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that each of Motorola and the surviving corporation will indemnify and hold harmless, through the sixth anniversary of the effective time of the merger, each present director or officer, each person who before the effective time of the merger becomes a director or officer, and specified former directors and officers of Symbol and any subsidiary of Symbol against all claims, liabilities, damages, judgments, fines and other losses, including reasonable fees, costs and expenses (including attorney’s fees), incurred by any of them in connection with any claim, suit, proceeding or investigation arising out of or pertaining to their service as an officer or director of Symbol or any of its subsidiaries or any action or omission occurring before the effective time of the merger, whether asserted prior to, at or after the effective time of the merger (including acts or omissions in connection with the merger agreement and the consummation of the merger), to the fullest extent permitted under Delaware law. Motorola has also agreed to cause the surviving corporation’s certificate of incorporation and bylaws to be no less favorable with respect to the indemnification of and advancement of expenses to directors and officers than are set forth in Symbol’s certificate of incorporation and bylaws as of the date of the merger agreement.

The merger agreement also provides that the surviving corporation will maintain our current officers’ and directors’ liability insurance policies, for a period of six years from the effective time of the merger, subject to an annual cap of approximately $2.21 million. In the event, during the six-year period, of the expiration, cancellation or termination of such policies, or if the cap of approximately $2.21 million is exceeded, the surviving corporation will be required, for the remainder of the six-year period, to provide substitute policies that provide coverage no less favorable than currently existing policies, to the extent that such coverage can be maintained at an annual cost of not greater than the cap of approximately $2.21 million. If the surviving corporation cannot maintain the existing or equivalent insurance coverage without exceeding the cap, the surviving corporation is required to maintain as much insurance as can be obtained by paying annual premiums that, in the aggregate, do not exceed the cap of approximately $2.21 million.

SEC Matters

We and Motorola have agreed to cooperate and use commercially reasonable efforts to obtain the consent of the SEC and seek an order of the United States District Court for the Eastern District of New York modifying the Final Consent Judgment of Permanent Injunction and other Relief entered in such court, which we refer to as the SEC Consent Judgment, so that the obligations imposed by the SEC Consent Judgment on the Company and its subsidiaries are not inconsistent with the obligations imposed under the agreement dated September 18, 2006 between Motorola and the U.S. Attorney’s Office for the Eastern District of New York, which we refer to as the U.S. Attorney’s Office. Pursuant to such agreement, the U.S. Attorney’s Office agreed, among other things, to end the role of the examiner at the closing of the merger, and not to prosecute Motorola or Symbol for Symbol’s prior acts or omissions, subject to certain conditions, including Symbol’s continued cooperation with the U.S. Attorney’s Office, the SEC and the U.S. Postal Service.

Conditions to Completion of the Merger

The obligation of each of Symbol, Motorola and Merger Sub to complete the merger is subject to the satisfaction or waiver of, on or prior to the effective time of the merger, the following conditions:

•	approval of the merger agreement by Symbol stockholders;

•	any applicable waiting period imposed by U.S. or foreign (including E.U.) antitrust authorities has expired or been terminated and such authorities have granted any required approvals; and

•	no order, stay, decree, judgment or injunction or statute, rule or regulation (each, an “Order”) by any governmental entity prohibits or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement.

The obligation of Motorola and Merger Sub to complete the merger is further subject to the satisfaction or waiver of, on or prior to the effective time of the merger, the following additional conditions:

•	the representations and warranties of the Company are true and correct (disregarding any qualifications as to “materiality” or “material adverse effect” (as defined above)) as of the date of the merger agreement and the date of consummation of the merger (except to the extent any representation or warranty speaks to an earlier date, in which case it shall be true as of the earlier date), except for such inaccuracies that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a material adverse effect on us, except that representations and warranties relating to our capital structure, corporate authority and approval of the merger, and the inapplicability of specified takeover statutes and our rights agreement are required to be true and correct in all material respects;

•	the Company shall have performed in all material respects its obligations required to be performed by it under the merger agreement prior to the date of consummation of the merger;

•	there shall not have been instituted, commenced, pending or threatened (and in effect) any action, investigation (for which the Company or Motorola has received notice), proceeding or litigation:

—	in which a governmental entity seeks to impose, or actually imposes, a “Burdensome Condition” on Motorola. The merger agreement defines a “Burdensome Condition” to mean challenging or seeking to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement, or seeking to prohibit or impair Motorola’s ability to own or operate any of the material businesses and assets of the Company from and after the effective time of the merger or any of the businesses or assets of Motorola or its subsidiaries (including, through any divestiture, licensing, lease or hold separate arrangement). The merger agreement also defines a Burdensome Condition to mean seeking to prohibit or limit, in any material respect, Motorola’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation after the closing; or

—	which may reasonably be expected to result in the imposition of (i) criminal sanctions on the Company or any of its subsidiaries or (ii) material penalties or fines to a governmental entity, or material restitution to a third party, in each case as a result of any (A) conviction of the Company or any of its subsidiaries of a crime, or (B) settlement with a governmental entity for the purpose of closing an investigation, being imposed on Motorola or the surviving corporation after the closing or any of their respective affiliates;

•	no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which is in effect that imposes a Burdensome Condition, and neither we nor Motorola have received notice from the SEC that it is seeking to expand or enlarge our or our subsidiaries’ obligations under the SEC Consent Judgment;

•	since the date of the merger agreement, there shall not have occurred any change, event, circumstance or development, the effects of which are continuing, that, either individually or in the aggregate, has had, or could reasonably be expected to have, a “material adverse effect” (as defined above) on us;

•	neither the principal executive officer nor the principal financial officer of the Company has failed to provide the necessary certifications required under Section 302 and Section 906 of the Sarbanes-Oxley Act on any of our reports filed with the SEC since the date of the merger agreement, and no material weaknesses exist with respect to the Company’s internal controls over financial reporting; and

•	since the date of the merger agreement, no individual or entity (other than Motorola or any of its affiliates) has instituted any action that challenges the validity and ownership of the intellectual property owned by the Company, other than such actions which are not reasonably expected to result in a “material adverse effect” (as defined above) on us.

The obligation of Symbol to complete the merger is further subject to the satisfaction or waiver of, on or prior to the effective time of the merger, the following additional conditions:

•	the representations and warranties of Motorola are true and correct (disregarding any qualifications as to “materiality” or “material adverse effect” (as defined above)) as of the date of the merger agreement and the date of consummation of the merger (except to the extent any representation or warranty speaks to an earlier date, in which case it shall be true as of the earlier date), except for such inaccuracies that, individually or in the aggregate, have not had, and could not reasonably be expected to have, any change or effect that materially affects the ability of Motorola or Merger Sub to consummate, or materially delays the consummation of, the merger and the other transactions contemplated by the merger agreement; and

•	each of Motorola and Merger Sub shall have performed in all material respects all of its obligations under the merger agreement.

The merger agreement permits each of Symbol and Motorola to waive conditions to its respective obligations to complete the merger. Any waiver must be in writing and would be effective only as to the waiving party.

Non-Solicitation

We have agreed that we will not, nor will we authorize or permit any of our subsidiaries, or any of our or their officers, directors, employees, accountants, counsel, financial advisors, agents or other representatives to, directly or indirectly:

•	solicit, initiate, facilitate, respond to or encourage any takeover proposal (to acquire 15% or more of the Company);

•	participate in any discussions or negotiations, furnish to any person any information relating to us or our subsidiaries, provide access to any properties, books, records or employees of us or our subsidiaries, or otherwise take any other action regarding or to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, a takeover proposal;

•	enter into any agreement or commitment with respect to any takeover proposal or agree to, approve or resolve to recommend or approve any takeover proposal (except as discussed below);

•	grant any waiver or release under any standstill or similar agreement with a person who has made a takeover proposal; or

•	take any action to make the rights agreement inapplicable to any person or third party (other than to Motorola as contemplated by the merger agreement) or to exempt any person or third party from the restrictions on “business combinations” contained in Section 203 of the Delaware General Corporation Law.

Notwithstanding any of these restrictions, we may make disclosures to our stockholders as is required under applicable law, including to comply with our board of directors’ fiduciary duties, and we may provide notice of these restrictions to any person.

The merger agreement further provides that, notwithstanding the restrictions described above, if, at any time prior to the time that our stockholders vote on the adoption of the merger agreement, and provided we have not violated our obligations under the non-solicitation covenant (other than immaterial breaches that have not resulted in the making of a takeover proposal and did not adversely impact Motorola’s rights), we receive an unsolicited bona-fide written takeover proposal (to acquire 15% or more of the Company), we may furnish nonpublic information (if it has previously been provided to Motorola) pursuant to a confidentiality agreement with terms and conditions substantially similar to those of our confidentiality agreement with Motorola, and negotiate and participate in discussions and negotiations with that person, if our board of directors determines, after consulting with outside legal counsel:

•	that the proposal is either (1) a superior proposal, or (2) reasonably likely to lead to a superior proposal and is more favorable to Symbol’s stockholders from a financial point of view than the merger with Motorola; and

•	that such action is necessary to discharge the board of director’s fiduciary duties under applicable law.

The Company is generally required to notify Motorola within one business day of any proposal, negotiation, discussion or inquiry that is, or could reasonably be expected to constitute, a takeover proposal for 15% or more of the Company, and communicate the terms of such proposal to Motorola. The Company is also required to notify Motorola within twenty-four hours of any material change to any such proposal, negotiation, discussion or inquiry, or of any determination by the Company’s board of directors that a takeover proposal constitutes a superior proposal.

The merger agreement further provides that our board of directors may change its recommendation for the merger with Motorola, approve or recommend a superior proposal, and/or we may enter into a merger agreement with another person if:

•	the proposal is a superior proposal which is pending;

•	our board of directors determines in good faith, after consulting with outside legal counsel, that such action is necessary to discharge our board of directors’ fiduciary duties; and

•	Motorola has failed to make an offer which is at least as favorable to the Company’s stockholders as such superior proposal within three business days after Motorola has received notice from the Company that its board of directors had determined that such proposal constitutes as superior proposal.

Any material amendment to the financial terms or other material terms of any superior proposal will require a new notice to Motorola and a new three business day review period. Our board of directors is prohibited from withholding, withdrawing or modifying its recommendation to the Company’s stockholders in favor of Motorola’s proposal until the earlier of the receipt of Motorola’s revised offer or three business days after receipt by Motorola of the notice of a change in our board of directors’ recommendation.

A “superior proposal” is an unsolicited written proposal or offer by a third party to acquire 50% or more of the shares of Symbol’s outstanding common stock, or all or substantially all of Symbol’s assets on terms that the board of directors determines in good faith, after consultation with independent financial advisors, to be more favorable to our stockholders, from a financial point of view, than the merger provided for in the merger agreement with Motorola, and which in the good faith reasonable judgment of the board of directors is reasonably capable of being consummated.

A “takeover proposal” is any inquiry, proposal, offer or indication of interest from a third party that constitutes, or could reasonably be expected to lead to, the acquisition of assets that constitute 15% or more of the consolidated assets of Symbol and its subsidiaries or 15% or more of any class of equity securities of Symbol or any of its subsidiaries (where such capital stock constitutes 15% or more of the consolidated assets of Symbol and its subsidiaries).

Benefit Plans

Under the merger agreement, Motorola has agreed to provide, or cause the surviving corporation to provide, the employees of the surviving corporation and its subsidiaries, for 12 months after the effective time of the merger, base compensation and wages and with employee benefits (excluding any equity, retention related, defined benefit pension and deferred payments and benefits) that are substantially comparable, in the aggregate, to the base compensation and wages and employee benefits provided to Symbol employees immediately prior to the effective time of the merger.

Termination; Payment of Termination Fee

Symbol and Motorola may mutually agree in writing, at any time before the effective time of the merger, to terminate the merger agreement. Either party may terminate the merger agreement without the consent of the other, before the effective time of the merger, if:

•	the merger is not consummated by March 31, 2007, unless mutually extended by the parties (the “outside date”), unless the failure to complete the merger by that date is principally caused by the terminating party’s breach of the merger agreement in any material respect;

•	our stockholders fail to approve and adopt the merger agreement at the special meeting or any adjournment thereof, unless the terminating party has breached or failed to perform in any material respect its obligations under the merger agreement in any manner that shall have been the principal cause or resulted in the failure of the merger to be completed;

•	any ruling or order of any court or governmental entity which permanently restrains, enjoins or otherwise prohibits the consummation of the merger becomes final and non-appealable; or

•	if the other party fails to cure its breach of its closing conditions relating to the accuracy of its representations and warranties, and such breach would result in a material adverse effect, or relating to the performance in all material respects of its obligations under the merger agreement, within 30 days after receiving notice of such breach from the terminating party, in each case if the terminating party is not at that time in material breach of the merger agreement.

Symbol can terminate the merger agreement without Motorola’s consent if our board of directors has acted in compliance with the non-solicitation covenants in the merger agreement and has determined that a competing transaction is a superior proposal, and:

•	our board of directors has approved or recommended the superior proposal to Symbol’s stockholders;

•	a three business day period has expired since our board of directors provided Motorola with the right to match the competing superior proposal, and Motorola failed to match such proposal as determined by our board of directors; and

•	we have paid to Motorola the Termination Fee described below.

Motorola can terminate the merger agreement without our consent, and the Company is obligated to pay Motorola a termination fee of $110 million, plus all of the reasonable expenses of Motorola actually incurred relating to the merger agreement and the transactions contemplated thereby prior to such termination, up to an aggregate of $20 million, if any of the following occur:

•	if our board of directors fails to recommend approval of the Motorola proposal in the proxy statement;

•	if our board of directors resolves to change, or changes, its recommendation of the Motorola transaction;

•	if our board of directors publicly announces it intends to recommend, or recommends, a competing transaction to our stockholders;

•	if our board of directors enters into any other acquisition agreement for a competing transaction;

•	if a tender offer or exchange offer for our outstanding shares is commenced and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our stockholders;

•	if our board of directors, following receipt of a competing takeover proposal, and after being requested by Motorola, fails to reaffirm its approval or recommendation of Motorola’s transaction as promptly as practicable, but in any event within seven business days, after such request; or

•	if we or any of our officers, directors, representatives or agents knowingly and materially breach our obligations under the merger agreement’s non-solicitation provisions or specified provisions related to the special stockholders’ meeting.

We are also required to pay Motorola the termination fee at the time we approve, recommend to our stockholders, consummate or enter into a transaction with a third party for 35% or more (or equity securities representing 35% or more) of the consolidated assets of Symbol and our subsidiaries, if such approval, recommendation, consummation or entry into such transaction occurs within 12 months after any termination by us or Motorola based upon failure of the vote of our stockholders or the merger failing to be completed by March 31, 2007, if there had been such a third-party takeover proposal prior to the special stockholders’ meeting.

Motorola and Merger Sub have agreed that payment of the termination fee and expenses, to the extent paid, are their sole and exclusive remedy upon termination of the merger agreement.

Amendment, Extension and Waiver

Subject to applicable law, parties may agree to amend the merger agreement at any time before the effective time of the merger. After the effective time of the merger, Delaware law and the rules of the New York Stock Exchange may require stockholder approval to amend the merger agreement.

The parties can waive obligations owed to them by the other parties, as well as extend the time in which the obligations are to be performed, to the extent permitted by applicable law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of our outstanding common stock as of October 27, 2006, by each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our common stock; each of our directors and executive officers; and all of our directors and executive officers as a group. Individuals have sole voting and investment power with regard to the stock unless otherwise indicated in the footnotes. The table does not include shares of our common stock subject to options that are not currently exercisable or will not become exercisable within 60 days of October 27, 2006. The merger agreement provides that unvested options will be cancelled at the effective time of the merger and the holders will be entitled to receive payment for these options. The table also includes all shares of vested and unvested shares of our restricted common stock. See “The Merger — Interests of Certain Persons in the Merger” on page 37.

	Amount and Nature of		% of Common
Name of Individual or Identity of Group	Beneficial Ownership(1)		Stock(2)

FMR Corp.	22,482,323	(3)	8.86%
82 Devonshire Street
Boston, Massachusetts 02109
T. Rowe Price Associates, Inc.	21,778,601	(4)	8.56%
100 East Pratt Street
Baltimore, Maryland 21202
Boris Metlitsky	631,662	(5)	*
Salvatore Iannuzzi	545,000	(6)	*
Arthur O’Donnell	542,000	(7)	*
Thomas Collins	314,599	(8)	*
Kathleen Paladino	236,538	(9)	*
Robert J. Chrenc	170,000	(10)	*
Melvin A. Yellin	115,000	(11)	*
Timothy T. Yates	100,000	(12)	*
Lise Poulos	90,519	(13)	*
J. Michael Lawrie	70,000	(14)	*
All current executive officers and directors as a group (consisting of 10 individuals)	2,815,318	(15)	1.11%

*	Less than 1%.

(1)	The amounts shown are the number of shares of the Common Stock owned beneficially (as determined in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) as of October 27, 2006 (except for FMR Corp., where the amounts are as of July 31, 2006, as reported in FMR Corp.’s Schedule 13G/A filed on August 10, 2006 and T. Rowe Price Associates, Inc., where the amounts are as of June 30, 2006, as reported in T. Rowe Price Associates, Inc.’s Form 13F file on August 14, 2006). The persons identified in this table have sole voting and investment power over the shares of the Common Stock stated above, except as stated otherwise in these footnotes. This chart was prepared from information the directors and executive officers have given to us and from publicly available documents filed or furnished to the SEC.

(2)	The percentages shown represent the percentages beneficially owned of the outstanding Common Stock as of October 27, 2006, except for FMR Corp., where the amounts are as of July 31, 2006 and T. Rowe Price Associates, Inc., where the amounts are as of June 30, 2006.

(3)	All information regarding FMR Corp. and its affiliates is based on information disclosed in a Schedule 13G/A filed by FMR Corp., Edward C. Johnson 3rd and Abigail P. Johnson on August 10, 2006 (“FMR Schedule 13G/A”), which is the most recent filing by FMR Corp. on Schedule 13G/A. According to the FMR Schedule 13G/A, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 22,203,106 shares and the sole power to vote or direct the vote of these 22,203,106 shares resides with Edward C. Johnson 3d, FMR Corp. and the Boards of Trustees of the various Fidelity funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 246,917 shares and the sole power to vote or direct the vote of these 246,917 shares resides with Edward C. Johnson 3d and FMR Corp. Fidelity International Limited Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 246,917 shares and the sole power to vote or direct the vote of these 246,917 shares resides with Edward C. Johnson 3d and FMR Corp. Fidelity International Limited and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Fidelity International Limited (“FIL”) is the beneficial owner of 32,300 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR Corp. and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act.

(4)	All information regarding T. Rowe Price Associates, Inc. is based on information disclosed in a Form 13F filed by T. Rowe Price Associates, Inc. on August 14, 2006 (“TRP Form 13F”), which is the most recent filing by T. Rowe Price Associates, Inc. on Form 13F. According to the TRP Form 13F, T. Rowe Price Associates, Inc. is the beneficial owner of 21,778,601 shares with the sole power to vote or direct the vote of 5,647,185 shares.

(5)	This number includes 561,622 shares and 30,000 shares held in trust that may be acquired upon the exercise of options within 60 days of October 27, 2006 and 40,000 shares owned by Mr. Metlitsky. Mr. Metlitsky disclaims beneficial ownership of shares owned by or for the benefit of members of his family and held in trust.

(6)	This number includes 175,000 shares that may be acquired upon the exercise of options within 60 days of October 27, 2006 and 370,000 shares owned by Mr. Iannuzzi.

(7)	This number includes 430,000 shares that may be acquired upon the exercise of options within 60 days of October 27, 2006 and 112,000 shares owned by Mr. O’Donnell.

(8)	This number includes 230,370 shares that may be acquired upon the exercise of options within 60 days of October 27, 2006 and 84,229 shares owned by Mr. Collins.

(9)	This number includes 227,500 shares that may be acquired upon the exercise of options within 60 days of October 27, 2006 and 9,038 shares owned by Ms. Paladino.

(10)	This number includes 65,000 shares that may be acquired upon the exercise of options within 60 days of October 27, 2006 and 105,000 shares owned by Mr. Chrenc.

(11)	This number includes 65,000 shares that may be acquired upon the exercise of options within 60 days of October 27, 2006 and 50,000 shares owned by Mr. Yellin.

(12)	This number includes 100,000 shares owned by Mr. Yates.

(13)	This number includes 43,952 shares that may be acquired upon the exercise of options within 60 days of October 27, 2006 and 46,567 shares owned by Ms. Poulos.

(14)	This number includes 25,000 shares that may be acquired upon the exercise of options within 60 days of October 27, 2006 and 45,000 shares owned by Mr. Lawrie.

(15)	This number includes 1,853,484 shares that may be acquired upon the exercise of options within 60 days of October 27, 2006 and 961,834 shares.

OTHER MATTERS

As of the date of this proxy statement, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

It is important that your shares be represented at the special meeting, regardless of the number of shares which you hold. Therefore, we urge you to complete, sign, date and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to vote via the Internet or telephone.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC had adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Symbol and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing the same last name and address unless contrary instructions have been received from the stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold shares directly. You can notify us by sending a written request to Michael C. Miller, Acting Secretary, Symbol Technologies, Inc., One Symbol Plaza, Holtsville, NY 11742-1300. If you revoke your consent, you will be sent separate copies of documents mailed within 30 days after receipt of your revocation.

FUTURE STOCKHOLDER PROPOSALS

A 2007 annual meeting of stockholders will be held only if the merger agreement is not approved and adopted by our stockholders or the merger is not otherwise completed. The deadline for eligible stockholders to submit a proposal under Rule 14a-8 of the SEC’s proxy rules for inclusion in our proxy statement for the 2007 annual meeting, if any, is December 1, 2006. Any such proposals submitted under Rule 14a-8 must be received by us on or before that date. Please send proposals to the Acting Secretary of Symbol at Symbol’s principal executive offices.

In addition, eligible stockholders may submit proposals for consideration at the 2007 annual meeting (aside from a stockholder proposal under Rule 14a-8 to be included in our proxy statement, as discussed above) in accordance with the provisions of our by-laws. If a stockholder intends to submit a proposal in this manner, he or she must give us written notice containing the information specified in our by-laws. Such written notice must be received by the Acting Secretary of Symbol at Symbol’s principal executive offices not more than 120 days and not less than 90 days before May 1, 2007. For the 2007 annual meeting, such notice must be received between January 1, 2007 and January 31, 2007. If the date of the 2007 annual meeting is set for more than 30 days before or more than 60 days after May 1, 2007, notice by the stockholder must be delivered not earlier than 120 days prior to the meeting and not later than the later of 90 days prior to the meeting or the 10th day following the date on which public disclosure of the date of the meeting is first made by Symbol.

Eligible stockholders may also nominate persons for election to our board of directors at the 2007 annual meeting in accordance with our by-laws. Stockholders who wish to make a nomination in this manner must give us written notice containing the information specified in our by-laws. Such written notice must be received by the Acting Secretary of Symbol at Symbol’s principal executive offices by the same deadlines set forth in the paragraph above regarding stockholder proposals.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Symbol is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Symbol files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available at the website maintained by the SEC at http://www.sec.gov.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [          ], 2006. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

MISCELLANEOUS

If you have any questions about this proxy statement, the special meeting or the merger, or need assistance with voting procedures, you should contact:
Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, NY 10022
Banks and Brokers Please Call Collect: (212) 750-5833
Stockholders Please Call: (888) 750-5834

You should not send in your Symbol certificates until you receive the transmittal materials from the exchange agent. Our record stockholders who have further questions about their share certificates or the exchange of our common stock for cash should contact the exchange agent.

You should rely only on the information contained in this proxy statement to vote on the merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [          ]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card (if you are a holder of record) or instruction card (if you were forwarded these materials by your broker or nominee) as soon as possible in the enclosed envelope. Please call our proxy solicitor, Innisfree M&A Incorporated, collect at (212) 750-5833 (banks and brokers) or (888) 750-5834 (all others, toll free) if you have any questions about this proxy statement or the merger, or need assistance with the voting procedures.

ANNEX A
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
AMONG
MOTOROLA, INC.,
MOTOROLA GTG SUBSIDIARY I CORP.
AND
SYMBOL TECHNOLOGIES, INC.
DATED AS OF SEPTEMBER 18, 2006

ARTICLE I THE MERGER		A-1
1.1	The Merger	A-1
1.2	Effective Time; Closing	A-1
1.3	Effect of the Merger	A-2

ARTICLE II CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION		A-2
2.1	The Certificate of Incorporation	A-2
2.2	The By-Laws	A-2

ARTICLE III OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION		A-2
3.1	Directors	A-2
3.2	Officers	A-2

ARTICLE IV CONVERSION OF SECURITIES		A-2
4.1	Conversion of Capital Stock	A-2
4.2	Exchange of Certificates	A-3
4.3	Company Options	A-5
4.4	Employee Stock Purchase Plan	A-6
4.5	Restricted Stock	A-6
4.6	Actions by the Company	A-6
4.7	Dissenting Shares	A-6

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-7
5.1	Organization and Qualification; Subsidiaries	A-7
5.2	Capital Structure	A-9
5.3	Corporate Authority; Approval and Fairness	A-10
5.4	Governmental Filings; No Violations; Certain Contracts, Etc.	A-10
5.5	Contracts	A-11
5.6	SEC Filings; Financial Statements; Information Provided	A-14
5.7	Absence of Certain Changes	A-16
5.8	Litigation and Liabilities	A-16
5.9	Employee Benefits	A-17
5.10	Compliance with Laws; Permits	A-19
5.11	Environmental Matters	A-19
5.12	Taxes	A-20
5.13	Employees; Independent Contractors	A-21
5.14	Insurance	A-22
5.15	Intellectual Property	A-22
5.16	Owned and Leased Properties	A-25
5.17	Government Contracts	A-27
5.18	Import and Export Control Laws	A-28
5.19	Foreign Corrupt Practices Act	A-29
5.20	EDNY Agreement; SEC Consent Judgment	A-29
5.21	Consent Decrees	A-29
5.22	Product Liability and Recalls	A-29

A-i

5.23	Takeover Statutes	A-30
5.24	Change of Control	A-30
5.25	Vote Required	A-30
5.26	Company Rights Agreement	A-30
5.27	Brokers and Finders	A-30

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-30
6.1	Organization, Good Standing and Qualification	A-30
6.2	Authority; No Conflict; Required Filings and Consents	A-31
6.3	Information Provided	A-32
6.4	Operations of Merger Sub	A-32
6.5	Absence of Litigation	A-32
6.6	Brokers	A-32
6.7	Ownership of Company Common Stock	A-32
6.8	Financing	A-32

ARTICLE VII COVENANTS		A-32
7.1	Interim Operations	A-32
7.2	No Solicitation	A-35
7.3	Proxy Statement	A-38
7.4	NYSE Listing	A-38
7.5	Company Meeting	A-38
7.6	Filings; Other Actions; Notification	A-39
7.7	Access	A-40
7.8	Notice of Certain Matters	A-41
7.9	NYSE De-listing	A-41
7.10	Publicity	A-41
7.11	Company and Parent Benefit Plans	A-41
7.12	Loans to Company Employees, Officers and Directors	A-43
7.13	Indemnification; Directors’ and Officers’ Insurance	A-43
7.14	Takeover Statute	A-44
7.15	Section 16 Matters	A-44
7.16	SEC Matters	A-45

ARTICLE VIII CONDITIONS		A-45
8.1	Conditions to Each Party’s Obligation to Effect the Merger	A-45
8.2	Conditions to Obligations of Parent and Merger Sub	A-46
8.3	Conditions to Obligation of the Company	A-46

ARTICLE IX TERMINATION		A-47
9.1	Termination by Mutual Consent	A-47
9.2	Termination by Either Parent or the Company	A-47
9.3	Termination by the Company	A-47
9.4	Termination by Parent	A-48
9.5	Effect of Termination and Abandonment	A-48

A-ii

ARTICLE X MISCELLANEOUS AND GENERAL		A-50
10.1	Survival	A-50
10.2	Modification or Amendment	A-50
10.3	Waiver of Conditions	A-50
10.4	Counterparts	A-50
10.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	A-50
10.6	Notices	A-51
10.7	Entire Agreement	A-51
10.8	No Third Party Beneficiaries	A-52
10.9	Obligations of Parent and of the Company	A-52
10.10	Definitions	A-52
10.11	Severability	A-52
10.12	Interpretation; Construction	A-52
10.13	Assignment	A-53
10.14	Expenses	A-53
10.15	Company Disclosure Schedule	A-53

A-iii

DEFINED TERMS

Term	Section

Actions	5.8(a)
Adverse Recommendation Notice	7.2(c)
Affiliate	5.2(d)
Agreement	Preamble
Alternative Acquisition Agreement	7.2(a)
Antitrust Laws	7.6(b)
Benefits Continuation Period	7.11(a)
Bid	5.17
Burdensome Condition	8.2(c)
Business Day	1.2
By-Laws	2.2
Certificate	4.2(b)
Certificate of Merger	1.2
Change in Company Recommendation	7.2(c)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Benefit Plans	5.9(a)
Company Board	5.1
Company Board Recommendation	5.3(b)
Company Common Stock	4.1(b)
Company Disclosure Schedule	Article V
Company ERISA Plans	5.9(b)
Company Government Contract	5.17
Company Government Subcontract	5.17
Company Lease	5.16(b)
Company Material Adverse Effect	5.1
Company Material Contract	5.5(a)
Company Meeting	7.5
Company Non-U.S. Benefit Plans	5.9(a)
Company Pension Plan	5.9(b)
Company Permit	5.10
Company Representatives	7.2(a)
Company Rights Agreement	5.2(c)
Company SEC Reports	5.6(a)
Company Software	5.15(i)(ii)
Company Stock Option	5.2(a)
Company Stock Plans	5.2(a)
Company Triggering Event	9.4
Company U.S. Benefit Plans	5.9(b)
Company Voting Proposal	5.3(a)
Company’s 2006 Bonus Plans	7.11(d)
Company’s 2007 Bonus Plans	7.11(d)

A-iv

Term	Section

Competing Transaction	7.2(d)
Confidentiality Agreement	10.7
Constituent Corporations	Preamble
Continuing Employees	7.11(a)
Contracts	5.4(b)
Copyrights	5.15(n)
Costs	7.13(a)
Credit Agreement	5.8(c)
Current Payment Period	4.4
Delaware Law	Recitals
Dissenting Shares	4.6(a)
District Court	5.20
EDNY Agreement	5.20
Effective Time	1.2
Employees	5.13(a)
Environmental Law	5.11
ERISA	5.9(a)
ERISA Affiliate	5.9(a)
ESPP	4.4
Exchange Act	5.4(a)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Expenses	10.14
Export Approvals	5.18(a)
FCPA	5.19
GAAP	5.6(b)
Governmental Entity	5.4(a)
Hazardous Substance	5.11
HSR Act	5.4(a)
Indemnified Parties	7.13(a)
Independent Examiner	5.20
Intellectual Property	5.15(n)
Investments	5.1(c)
IRS	5.9(b)
Key Employee	5.13(c)
Knowledge Parties	10.12(a)
Laws	5.10
Leased Real Property	5.16(b)
Liens	5.1(d)
Major Channel Customers	5.5(g)
Major Customer	5.5(a)(iii)
Major Customer Contract	5.5(a)(iii)
Major Supplier	5.5(a)(vi)
Major Supplier Contract	5.5(a)(vi)
Maximum Premium	7.13(b)

A-v

Term	Section

Merger	1.1
Merger Consideration	4.1(c)
Merger Sub	Preamble
Multiemployer Plan	5.9(b)
NYSE	5.1
Option Payment	4.3(a)
Order	8.1(c)
Owned Intellectual Property	5.15(n)
Owned Real Property	5.16(a)
Parent	Preamble
Parent Material Adverse Effect	6.1
Parent Plans	7.11(a)
Patents	5.15(n)
Permitted Liens	5.16(e)
Person	4.2(b)
Preferred Shares	5.2(a)
Proxy Statement	5.6(d)
Real Property	5.16(b)
Restricted Stock	4.5
Retail Supplier Group	5.1
Rights	5.2(c)
Sarbanes-Oxley Act	5.6(a)
SEC	5.4(a)
SEC Consent Judgment	5.20
Securities Act	5.4(a)
Software	5.15(n)
Stock Restriction Agreements	4.7
Subsidiary	5.1
Superior Proposal	7.2(d)
Surviving Corporation	1.1
Takeover Proposal	7.2(d)
Takeover Statute	5.23
Tax	5.12
Taxable	5.12
Taxes	5.12
Tax Return	5.12
Tenant	5.16(c)
Termination Fee	9.5(b)
Third Party	7.2(d)
Third Party Licenses	5.15(c)
Trademarks	5.15(n)
U.S. Attorney	5.20
Voting Debt	5.2(c)
Waiting Period	9.3(a)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of September 18, 2006, among Symbol Technologies, Inc., a Delaware corporation (the “Company”), Motorola, Inc., a Delaware corporation (“Parent”), and Motorola GTG Subsidiary I Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein; and

WHEREAS, the respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger; and

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger pursuant to the terms and subject to the conditions set forth herein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2  Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) on the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Winston & Strawn LLP, located at 35 West Wacker Drive, Chicago, Illinois, at a time and date to be specified by the parties, which shall be no later than the fifth Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing taking into consideration the best interests of the operations of the Company and Parent and the best interests of the stockholders of the Company and Parent. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in Chicago, Illinois or New York, New York, are authorized or obligated by law or executive order to close.

1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, obligations, claims, liabilities and duties of the Company and Merger Sub shall become the debts, obligations, claims, liabilities and duties of the Surviving Corporation.

ARTICLE II

CERTIFICATE OF INCORPORATION AND BY-LAWS
OF THE SURVIVING CORPORATION

2.1  The Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be identical to the certificate of incorporation of the Merger Sub (the “Charter”) attached hereto as Exhibit A, until thereafter amended as provided therein or by applicable Law; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Symbol Technologies, Inc.”. After the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, par value $0.01 per share.

2.2  The By-Laws.  At the Effective Time, the by-laws of the Company in effect at the Effective Time shall be amended and restated in their entirety to be identical to the by-laws of Merger Sub, as in effect immediately prior to the Effective Time (the “By-Laws”) attached hereto as Exhibit B, until thereafter amended as provided therein or by applicable Law.

ARTICLE III

OFFICERS AND DIRECTORS
OF THE SURVIVING CORPORATION

3.1  Directors.  The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws, and the Board of Directors of the Company shall take all such actions as may be necessary or appropriate to give effect to the foregoing.

3.2  Officers.  The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

CONVERSION OF SECURITIES

4.1  Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder of shares of the capital stock of the Company or capital stock of Merger Sub:

(a) Capital Stock of Merger Sub.  Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  All shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any direct or indirect Subsidiaries of Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment shall be made with respect thereto.

(c) Merger Consideration for Company Common Stock.  Subject to Section 4.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 4.1(b) and Dissenting Shares (as hereinafter defined)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $15.00 in cash per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 4.1(c) upon the surrender of such certificate in accordance with Section 4.2, without interest (or in the case of Dissenting Shares, the rights contemplated by Section 4.7 hereof).

(d) Adjustments to Prevent Dilution.  In the event that the Company changes the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted; provided, however, that no such adjustment shall be made for issuances or changes in the number of shares of Company Common Stock (or securities convertible or exchangeable into or exercisable for shares of Company Common Stock) that occur in the ordinary course of the Company’s business pursuant to the conversion, exchange or exercise of any outstanding securities which are in existence as of the date of this Agreement or permitted by the terms hereof to be issued after the date hereof.

4.2  Exchange of Certificates.  The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger, and Company Stock Options for the Option Payments, are as follows:

(a) Exchange Agent.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent appointed by Parent and approved by the Company prior to the date hereof (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for payment through the Exchange Agent in accordance with this Section 4.2, cash in an amount equal to the product of the Merger Consideration and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, including all shares of Restricted Stock (exclusive of any shares to be cancelled pursuant to Section 4.1(b)) (the “Exchange Fund”), plus any cash necessary to pay the Option Payments pursuant to Section 4.3(b) and to make payments (if any) with respect to the ESPP pursuant to Section 4.4. Pending distribution of the cash deposited with the Exchange Agent, such cash shall be held in trust for the benefit of the holders of Company Common Stock entitled to receive the Merger Consideration and the Option Holders entitled to receive the Option Payments and shall not be used for any other purposes; provided, however, any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(c), Section 4.3 and, if any, Section 4.4, shall be promptly returned to Parent. The Exchange Agent shall invest the Exchange Fund as directed by Parent provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, provided that no such investments shall have maturities that could prevent or delay payments to be made pursuant to this Article IV.

(b) Exchange Procedures.  Promptly (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common

Stock (each, a “Certificate”), and to each Option Holder from which Parent (or agent thereof) received prior to the Closing Date an Option Consent pursuant Section 4.3(b), (i) a letter of transmittal in customary form and as approved by the Company and (ii) instructions for effecting the surrender of (A) the Certificates in exchange for the Merger Consideration payable with respect thereto or (B) the agreements representing the grant of such Company Stock Option (each, an “Option Agreement”) (or other reasonably acceptable evidence of surrender of such Company Stock Option as required by the Exchange Agent) in exchange for the Option Payments payable with respect thereto. Upon surrender of a Certificate or Option Agreement (or effective affidavit of loss required by Section 4.2(g) in lieu thereof) for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate or Option Agreement shall be entitled to receive in exchange therefor the Merger Consideration or Option Payment that such holder has the right to receive pursuant to the provisions of this Article IV, after giving effect to any required withholding taxes pursuant to Section 4.2(f) and Section 4.3(b) hereof, and the Certificate or Option Agreement so surrendered shall immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Option Agreements. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, it will be a condition of payment of the Merger Consideration that the surrendered Certificate be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment will pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or such Person will establish to the satisfaction of Parent that such taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate or Option Agreement (or effective affidavit of loss required by Section 4.2(g) in lieu thereof) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 4.2 or the Option Payment as contemplated by Section 4.3(b).  For purposes of this Agreement, the term “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(c) No Further Ownership Rights in Company Common Stock.  From and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time and holders of Certificates shall cease to have any rights as stockholders of the Surviving Corporation other than the right to receive the Merger Consideration upon surrender of such Certificates in accordance with Section 4.2(b) and Section 4.2(g) (or in the case of Dissenting Shares, the rights contemplated by Section 4.7 hereof) and any dividend or distribution with respect to shares of Company Common Stock evidenced by such Certificates with a record date prior to the Closing Date. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article IV.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for nine (9) months after the Effective Time shall be delivered to Parent, upon demand, and any former holder of Company Common Stock who has not previously complied with this Section 4.2 shall be entitled to receive only from Parent, and Parent shall remain liable for, payment of its claim for Merger Consideration, without interest.

(e) No Liability.  To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Withholding Rights.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the

Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, as applicable, to be paid pursuant to this Agreement in respect of the shares of Company Common Stock formerly represented by such Certificate.

4.3  Company Options.

(a) Not less than thirty (30) days before the Closing Date, the Company shall provide written notice to each holder (an “Option Holder”) of a Company Stock Option (as defined in Section 5.2(a)), other than a Company Stock Option under the Company’s 2000 Directors’ Stock Option Plan, that is outstanding as of the date of such notice that (i) such Option Holder may exercise his or her Company Stock Options, whether or not then vested or exercisable (it being understood that any such exercises of Company Stock Options that are not vested or exercisable as of the date of the Option Holder’s exercise shall only be effective immediately prior to the Effective Time), and (ii) each Company Stock Option, to the extent unexercised by the Closing Date, shall thereafter be terminated and shall no longer be exercisable. To the extent an Option Holder exercises his or her Company Stock Options prior to the Effective Time, such Option Holder shall thereafter be a holder of Company Common Stock and shall receive in exchange therefor (other than with respect to Dissenting Shares) the Merger Consideration in accordance with the provisions of Section 4.1(c).

(b) Notwithstanding the provisions of Section 4.3(a), in lieu of an Option Holder exercising his or her Company Stock Options, such Option Holder may choose to consent to the cancellation, effective immediately prior to the Effective Time, of each of his or her outstanding Company Stock Options in consideration for a cash payment (the “Option Payment”) in respect of such cancellation in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option held by such Option Holder, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Company. In order to elect to receive the Option Payment, an Option Holder must execute and return a signed agreement (the “Option Consent”) to Parent (or agent thereof) prior to the Closing Date. The Option Payment shall be paid by the Exchange Agent as promptly as reasonably practicable after the Closing Date, subject to receipt by the Exchange Agent of all necessary documents as required by the Exchange Agent pursuant to Section 4.2(b)). The Company agrees to take any and all actions necessary (including the adoption of resolutions by the Company Board and any other action reasonably requested by Parent) to approve and effectuate the foregoing.

(c) Each Company Stock Option not exercised prior to the Closing Date pursuant to Section 4.3(a), or for which an Option Consent is not received by Parent (or agent thereof) prior to the Closing Date pursuant to Section 4.3(b), shall be terminated at the Effective Time, shall no longer be exercisable and shall not be entitled to any payment in connection with the Merger.

(d) Prior to the Closing Date, the Company shall take all actions necessary with respect to outstanding Company Stock Options under the Company’s 2000 Directors’ Stock Option Plan, including obtaining the written consent of each holder of such Company Stock Option, so that each such Company Stock Option that is not exercised by the Closing Date will be (i) terminated as of the Closing Date or (ii) cancelled, effective immediately prior to the Effective Time, in exchange for payment of the Option Payment (calculated as set forth in Section 4.3(b)).

4.4  Employee Stock Purchase Plan.  The Company shall take all necessary actions with respect to the Symbol Technologies, Inc. Employee Stock Purchase Plan, as amended (the “ESPP”), to prevent the commencement of any new payment periods (as defined in the ESPP) on or after the date of this Agreement. With respect to the Current Payment Period (as defined below), the Company shall cause, in accordance with the terms of the ESPP and the ordinary course of business, all options outstanding under the ESPP on the last day of the Current Payment Period to be exercised, at the option price per share as of the last business day of the Current Payment Period. For purposes of this Agreement, the term “Current Payment Period” means the payment period (as defined in the ESPP) containing the date of this Agreement. Immediately prior to the Effective Time, the Company shall terminate the ESPP.

4.5  Restricted Stock.  All shares of restricted stock or other similar rights awarded under the Company Stock Plans (as defined in Section 5.2(a)) (“Restricted Stock”), including, without limitation, all restricted stock or other similar rights granted under the Symbol Technologies, Inc. 2004 Equity Incentive Award Plan subject to performance based vesting provisions and all rights granted under the Symbol Technologies Deferred Compensation Plan shall become fully vested immediately prior to the Effective Time (whether as a result of the Merger and the other transactions contemplated by this Agreement or otherwise) and shall be converted in accordance with Section 4.1.  The Company agrees to take any and all actions necessary (including the adoption of resolutions by the Company Board and any other action reasonably requested by Parent) to approve and effectuate the foregoing.

4.6  Actions by the Company.  Except as contemplated by Section 4.3, the Company shall take all actions reasonably necessary to ensure that from and after the Effective Time the Surviving Corporation will not be bound by any options, rights, awards or arrangements to which the Company is a party which would entitle any Person, other than Parent or Merger Sub, to beneficially own shares of the Surviving Corporation or Parent or receive any payments (other than as set forth in Section 4.3) in respect of such options, rights, awards or arrangements.

4.7  Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who is entitled to demand and properly demands (and has not effectively withdrawn or lost such demand) appraisal rights under Section 262 of Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 4.1, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law, including the right to receive payment of the fair value of such holder’s Dissenting Shares in accordance with the provisions of Section 262 of Delaware Law.

(b) Notwithstanding the provisions of Section 4.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock set forth in Section 4.1, without interest thereon, upon compliance with the exchange procedures set forth in Section 4.2(b).

(c) The Company shall give Parent prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law, and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, negotiate with any holder of Company Common Stock the terms of any payment, or make any payment, with respect to any such demands or offer to settle or settle any such demands, and the Company shall not communicate with any holder of Company Common Stock with respect to such demands, without prior consultation with Parent, except for communications directed to the Company’s stockholders generally or as required by Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article V are true and correct, except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article V, and the disclosure in any Section or paragraph shall qualify (a) the corresponding Section or paragraph in this Article V and (b) the other sections and paragraphs in this Article V to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

5.1  Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, when taken together with all other such failures, has not had, and is not reasonably expected to have, a Company Material Adverse Effect. The Company has made available to Parent a complete and correct copy of the Company’s and its Subsidiaries’ certificate of incorporation and by-laws (or equivalent governing instruments), each as amended to the date hereof. The Company’s and its Subsidiaries’ certificate of incorporation and by-laws (or equivalent governing instruments) so delivered are in full force and effect. The Company has made available to Parent correct and complete copies of the minutes of all meetings since January 1, 2003 of the stockholders, the Board of Directors of the Company (the “Company Board”) and each committee of the Company Board and each of its Subsidiaries approved through the date of this Agreement, other than such minutes specified on Section 5.1(a) of the Company Disclosure Schedule which the parties have agreed can be subject to redaction with respect to matters of attorney-client privilege and matters relating to the transactions contemplated hereby.

(b) Section 5.1(b) of the Company Disclosure Schedule contains a complete and accurate list of (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

(c) Section 5.1(c) of the Company Disclosure Schedule contains a complete and accurate list of any and all Persons not constituting Subsidiaries of the Company of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest (collectively, the “Investments”).

(d) Except as set forth on Section 5.1(d) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company, as the case may be, owns all Subsidiaries and Investments free and clear of all liens, pledges, security interests, claims or other encumbrances (“Liens”), except for Permitted Liens, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries permitting the repurchase, redemption or other acquisition of any of its interest in any Subsidiary or Investment or requiring the Company or any of its Subsidiaries to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Subsidiary or Investment.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries and (ii) “Company Material Adverse Effect”

means any materially adverse change in, or materially adverse effect on, the condition (financial or otherwise), operations, assets (including intangible assets), results of operations or the business of the Company and its Subsidiaries taken as a whole; provided, however, that no change or effect resulting primarily from any of the following shall constitute, a Company Material Adverse Effect:

(A) any changes in, or conditions, events or occurrences that result in a change to, the United States economy or capital, financial or securities markets generally (including any changes, or conditions, events or occurrences that result in a change, arising out of acts of terrorism or war); provided, however, that such changes do not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries, taken as a whole, or (ii) disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industry in which the Company and its Subsidiaries operate; provided, further, however, that a disproportionate effect resulting primarily from the concentration of the Company’s end user customers in the retail sector shall not per se be deemed to “disproportionately adversely affect the Company and its Subsidiaries” for purposes of clause (ii) of this subsection (A);

(B) any changes, or conditions, events or occurrences that result in changes, resulting from or arising out of economic factors generally affecting any of the industries in which the Company or any of its Subsidiaries conduct business; provided, however, that such changes do not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries, taken as a whole, or (ii) disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industry in which the Company and its Subsidiaries operate; provided, further, however, that a disproportionate effect resulting primarily from the concentration of the Company’s end user customers in the retail sector shall not per se be deemed to “disproportionately adversely affect the Company and its Subsidiaries” for purposes of clause (ii) of this subsection (B);

(C) any changes resulting from or arising out of actions taken pursuant (and/or required by) this Agreement or at the request of Parent, or the failure to take any actions due to restrictions set forth in this Agreement; provided, however, to the extent that the Company reasonably believes that taking any action required by this Agreement or at the request of Parent, or failing to take any action prohibited by this Agreement, could reasonably be expected to result in a Company Material Adverse Effect, only if the Company provides prior notification to Parent of such belief, and Parent does not provide relief from the provisions of this Agreement or its request, shall the changes or effects resulting from this subsection (C) be deemed to not constitute a Company Material Adverse Effect;

(D) any changes in the price or trading volume of the Company’s stock on the New York Stock Exchange (the “NYSE”); provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such changes has or has not resulted in, or contributed to, a Company Material Adverse Effect, and no such changes shall be used as evidence that some other change, effect, circumstance or development has had or has not had a Company Material Adverse Effect;

(E) any adverse changes arising from or relating to any change in GAAP or any change in applicable Laws, in each case, proposed, adopted or enacted after the date hereof, or the interpretation or enforcement thereof; provided, however, that such changes do not primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries, taken as a whole; and

(F) the disclosure by Parent or any of its Affiliates of Parent’s plans or intentions with respect to the business of the Company or any of its Subsidiaries.

With respect to subsections (A) and (B) immediately above, for purposes of determining whether there has been a “disproportionate effect resulting primarily from the concentration of the Company’s end user customers in the retail sector,” the effect of such change shall be measured against the effect of such change on the Retail Supplier Group, taken as a whole. As used herein, the term “Retail Supplier Group” shall mean Datalogic S.P.A., Metrologic Instruments, Inc. and Hand Held Products, Inc. and respective successors thereto.

5.2  Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Shares”). All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. At the close of business on September 15, 2006, 254,176,605 shares of Company Common Stock and no Preferred Shares were issued and outstanding, and 29,286,323 shares of Company Common Stock were subject to outstanding Company Stock Options (as defined below). At the close of business on September 15, 2006, the Company had: (i) 8,507,729 shares of Company Common Stock reserved for issuance by the Company pursuant to options to purchase shares of Company Common Stock (a “Company Stock Option”) not yet granted under the following plans:

Plan

Symbol Technologies, Inc. 2004 Equity Incentive Award Plan
Symbol Technologies, Inc. 2001 Non-Executive Stock Option Plan, as amended
Symbol Technologies, Inc. 1997 Employee Stock Option Plan
1991 Employee Stock Option Plan
Symbol Technologies, Inc. 1990 Non-Executive Stock Option Plan, as amended
1986 Stock Option Plan
Telxon Corporation 1990 Stock Option Plan for Non-Employee Directors
Telxon Corporation 1990 Stock Option Plan
Symbol Technologies, Inc. 2002 Directors’ Stock Option Plan
2000 Directors’ Stock Option Plan of Symbol Technologies, Inc., as amended and restated
1999 Directors Stock Option Plan
1998 Directors Stock Option Plan
1994 Directors Stock Option Plan
Symbol Technologies, Inc. Employee Stock Purchase Plan, as amended and pursuant to the Symbol Technologies Deferred Compensation Plan (collectively, the “Company Stock Plans”); and (ii) 29,947,614 shares of Company Common Stock held by the Company in its treasury. Section 5.2(a) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of the date specified therein, the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the execution of this Agreement, the adoption of the Company Voting Proposal, by the consummation of the Merger or by termination of employment or change in position following consummation of the Merger. The Company has made available to Parent complete and accurate copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options. The Company Common Stock is listed on the NYSE.

(b) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a Subsidiary of the Company, free and clear of any Lien (except as set forth on Section 5.2(b) of the Company Disclosure Schedule).

(c) Except as set forth above in this Section 5.2 and Section 5.2(c) of the Company Disclosure Schedule, and except for the rights (the “Rights”) issuable pursuant to the Rights Agreement, dated as of August 13, 2001 (the “Company Rights Agreement”), between the Company and The Bank of New York, as rights agent, in respect of which no Distribution Date (as defined in the Company Rights Agreement) has occurred, there are no preemptive or other outstanding rights, options, warrants, conversion rights, phantom stock units or stock appreciation rights or similar rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations (i) the terms of which provide the holders the right to vote with the stockholders of the Company on any matter or (ii) that are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter (any such bonds, debentures, notes or obligations, “Voting Debt”).

(d) There are no registration rights to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company. Neither the Company nor, to the knowledge of the Company, any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries. As used in this Agreement with respect to any party, the term “Affiliate” means any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

5.3  Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger, subject only to approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Voting Proposal”) and the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the rights of creditors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

(b) The Company Board acting unanimously, has (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) approved and adopted this Agreement and declared its advisability in accordance with the provisions of Delaware Law, (iii) resolved to recommend this Agreement and the Merger to the holders of Company Common Stock for approval in accordance with Section 7.5 of this Agreement (the “Company Board Recommendation”) and (iv) directed that this Agreement and the Merger be submitted to the holders of Company Common Stock for consideration in accordance with this Agreement; provided, however, that any withdrawal, modification or qualification of the foregoing in accordance with Section 7.2 hereof shall not be deemed a breach of this representation. The Company Board has received the opinion of its financial advisor, Bear, Stearns & Co. Inc., to the effect that (subject to the assumptions and qualifications set forth in such opinion) the consideration to be received by the holders of the shares of Company Common Stock in the Merger is fair, as of the date of such opinion, from a financial point of view to such holders, a copy of which opinion has been delivered to Parent.

5.4  Governmental Filings; No Violations; Certain Contracts, Etc.

(a) Other than (i) the filings, approvals and/or notices pursuant to Section 1.2, (ii) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) (and similar foreign filings, as required, including pursuant to the EU Merger Regulations), (iii) applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including the filing of the Proxy

Statement with the Securities and Exchange Commission (the “SEC”), (iv) filings, approvals and/or notices required to be made with or obtained from the NYSE and (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any foreign or domestic governmental or regulatory authority (including self-regulatory authorities), agency, commission, body or other governmental entity, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain, individually or in the aggregate, have not had and is not reasonably expected to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Except as set forth in Section 5.4(b) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of the certificate of incorporation or by-laws of the Company or the equivalent governing instruments of any of its Subsidiaries, (ii) a breach or violation of, a termination (or right of termination) or a default under, or the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation, whether oral, written or otherwise (“Contracts”), binding upon the Company or any of its Subsidiaries or, assuming that all consents, approvals and other authorizations described in Section 5.4(a) have been obtained and that all filings and other actions described in Section 5.4(a) have been made or taken, any Laws or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (ii) or (iii) above, for any conflict, breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, have not had, and is not reasonably expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement.

5.5  Contracts.

(a) For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any employment, service or consulting Contract or arrangement with any current or former executive officer of the Company or member of the Company Board, and any employment, service or consulting Contract or arrangement with any other employee of the Company or its Subsidiaries that (A) is a form agreement, (B) provides for at least $75,000 in base compensation, if the employee is employed outside of the United States, or (C) provides for at least $100,000 in base compensation, if the employee is employed in the United States, other than any such Contract or arrangement described in (B) or (C) that is terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to the Company or any of its Subsidiaries and any such Contract or arrangement described in (B) or (C) where the liability or financial obligation upon termination is solely limited to earned compensation and amounts owed under the Company’s severance plans or policies;

(iii) any Contract between the Company or any of its Subsidiaries and any current customer of the Company and its Subsidiaries (A) with respect to which the Company and its Subsidiaries recognized cumulative revenue during the twelve-month period ended June 30, 2006 in excess of one percent (1%) of the Company’s consolidated hardware shipment revenues during that period, (B) with respect to which the Company and its Subsidiaries recognized cumulative revenue during the twelve-month period ended

June 30, 2006 in excess of one percent (1%) of the Company’s consolidated services revenues during that period (each such customer in (A) and (B), a “Major Customer,” and each Contract referenced in this Section 5.5(a)(iii), a “Major Customer Contract”), or (C) that, to the knowledge of the Company, contains any covenant of the Company granting any exclusivity rights or contains most favored customer pricing provisions;

(iv) any Contract entered into by the Company or any of its Subsidiaries with respect to RFID deployment projects at McCarran International Airport or Hong Kong International Airport, and any other current material RFID deployment projects;

(v) any Contract between the Company or any of its Subsidiaries and any current customer of the Company and its Subsidiaries with an aggregate value in excess of $10,000,000 over the life of the contract that contains any (A) penalties for late deliveries or breach of other performance obligations, or (B) penalties associated with repairs, returns or quality performance;

(vi) any Contract between the Company or any of its Subsidiaries and any supplier of goods, products or components (including software) and/or services with respect to which the Company and its Subsidiaries made cumulative expenditures during the twelve-month period ended June 30, 2006 greater than $10,000,000 (each such supplier, a “Major Supplier,” and each Contract referenced in this Section 5.5(a)(vi), a “Major Supplier Contract”), other than expenditures pursuant to purchase orders in the Company’s standard unmodified form, a copy of which has been provided to Parent;

(vii) (A) any Contract between the Company or any of its Subsidiaries and any sole source suppliers, or (B) original equipment manufacturer (“OEM”) Contracts, electronic manufacturing services (“EMS”) Contracts, original design and manufacturing supply (“ODM”) Contracts, third party logistics (“3PL”) Contracts, transportation Contracts, and other contract manufacturing Contracts, or any other Contract that licenses or otherwise authorizes any third party to design, manufacture, reproduce, develop or modify the products, services or technology of the Company and its Subsidiaries (other than agreements allowing internal backup copies to be made by end-user customers in the ordinary course of business), in each such case in this subsection (B) with an aggregate value in excess of $10,000,000 over the life of the contract;

(viii) Contracts (A) with an aggregate value in excess of $10,000,000 over the life of the contract that contain any “take or pay” or volume commitment provisions binding the Company or any of its Subsidiaries, or (B) that contain provisions granting any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person other than the Company in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole;

(ix) other than exclusive distributorship or reseller arrangements, any Contract limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, compete with any Person in any line of business or to compete with any party or the manner or locations in which any of them may engage, or that otherwise prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services;

(x) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of assets for aggregate consideration in excess of $5,000,000 individually or $10,000,000 in the aggregate or otherwise not in the ordinary course of business, or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries (including, without limitation, joint venture, partnership or other similar agreements);

(xi) any Contract which provides access to source code to any Third Party for all or any portion of any product of the Company or Owned Intellectual Property in any circumstance other than an event of bankruptcy, liquidation, assignment for the benefit of creditors or similar event;

(xii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in excess of $5,000,000, other than accounts receivables and payables and extensions of credit to customers in the ordinary course of business;

(xiii) any settlement agreement entered into within five (5) years prior to the date of this Agreement having ongoing obligations (conditional or otherwise) of payment or performance by the Company or its Subsidiaries, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, or (B) settlement agreements for cash only (which has not been paid) that do not exceed $500,000 as to such settlement;

(xiv) any Contract under which the Company or any of its Subsidiaries has licensed or otherwise made available any Owned Intellectual Property or Third Party License to a third party, other than to customers, distributors and other resellers, manufacturers and suppliers in the ordinary course of business;

(xv) the Third Party Licenses;

(xvi) any Contract not otherwise described in this Section 5.5(a) that (A) either requires annual payments of more than $1,000,000 or, to the extent determinable, has as of September 1, 2006 aggregate future sums due from the Company or any of its Subsidiaries to which the remaining unpaid balance is in excess of $7,500,000, and (B) is not terminable by the Company or any such Subsidiary (without penalty or payment) on ninety (90) (or fewer) days’ notice; or

(xvii) any other Contract (A) with any Affiliate of the Company (other than its Subsidiaries), (B) with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $1,500,000 on an annual basis, (C) providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries, taken as a whole, and (y) entered into in the ordinary course of business, (D) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries have agreed not to acquire assets or securities of another Person, or (E) relating to currency hedging or similar transactions.

(b) Section 5.5(b) of the Company Disclosure Schedule sets forth a list (arranged in clauses corresponding to the clauses set forth in Section 5.5(a)) of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or bound by as of the date hereof. A complete and accurate copy of each Company Material Contract has been made available to Parent, including all amendments, modifications, extensions, renewals or guarantees with respect thereto, other than the portions of such Company Material Contracts as set forth on Section 5.5(b) of the Company Disclosure Schedule (which the parties previously agreed could be subject to redaction concerning matters subject to confidentiality obligations).

(c) All Company Material Contracts are valid and binding and in full force and effect, except to the extent they have previously expired in accordance with their terms. Except as set forth in Section 5.5(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has violated in any material respect, and, to the knowledge of the Company, no other party to any of the Company Material Contracts has violated in any material respect, any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material default under the provisions of any Company Material Contract. Neither the Company nor any of its Subsidiaries has, and, to the knowledge of the Company, no other party has, repudiated in writing any material provision of any Company Material Contract.

(d) During the last twelve (12) months, to the knowledge of the Company, none of the Major Customers has terminated or failed to renew any of its Major Customer Contracts and neither the Company nor any of its Subsidiaries has received any written notice of termination from any of the Major Customers.

(e) Section 5.5(e) of the Company Disclosure Schedule sets forth each Major Supplier and the cumulative expenditures made by the Company and its Subsidiaries during the twelve-month period ended

June 30, 2006. Section 5.5(e) of the Company Disclosure Schedule sets forth any Major Supplier Contracts that materially deviate from the Company’s standard form supplier contracts attached to Section 5.5(e) of the Company Disclosure Schedule, and describes in reasonable detail any such material deviations.

(f) The Company has made available to Parent a copy of each of the standard form Contracts currently in use by the Company or any of its Subsidiaries (including, without limitation, end user, maintenance and reseller standard form Contracts) in connection with their respective businesses.

(g) Section 5.5(g) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the ten (10) largest active distributors and (ii) the ten (10) largest active resellers through which the products of the Company and its Subsidiaries are marketed, sold or otherwise distributed (determined on the basis of product revenues received by the Company and its Subsidiaries for the twelve-month period ended June 30, 2006) (the “Major Channel Customers”). Except as set forth in Section 5.5(g) of the Company Disclosure Schedule, each reseller and distributor agreement with a Major Channel Customer is terminable by the Company or its Subsidiary (without penalty or cost) upon 90 days’ or less notice.

5.6  SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2003. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing), together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such act (the “Sarbanes-Oxley Act”), are referred to herein as the “Company SEC Reports.” Except to the extent that information contained in any Company SEC Report filed and publicly available prior to the date of this Agreement has been specifically revised or superseded by a later filed Company SEC Report filed prior to the date of this Agreement, the Company SEC Reports (i) other than the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2002 and the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ending March 31, June 30 and September 30, 2003, were filed on a timely basis, (ii) at the time filed, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2003, including all SEC comment letters on the Company SEC Reports and responses to such comment letters by or on behalf of the Company. To the knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. There are no off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports.

(b) Except to the extent that information contained in any Company SEC Report filed and publicly available prior to the date of this Agreement has been specifically revised or superseded by a later filed Company SEC Report filed prior to the date of this Agreement, each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in or incorporated by reference in the Company SEC Reports at the time filed (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC with respect to Form 10-Q under the Exchange Act). Except to the extent that information contained in any Company SEC Report filed and publicly available prior to the date of this Agreement has been specifically revised or superseded by a later filed Company SEC Report filed prior to the date of this Agreement, each of the consolidated balance sheets (including, in each case, any related notes and schedules) contained or incorporated by reference in the Company SEC Reports at the time filed fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and each of the consolidated statements of income and of changes in financial position contained or incorporated by reference in the Company SEC Reports (including, in each case, any related notes and schedules) fairly presented in all material respects the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein, except that the unaudited interim financial statements were subject to normal and recurring year-end adjustments.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 2005 (including the notes thereto and related management discussion and analysis) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be disclosed), including those relating to matters involving any Environmental Law, except for liabilities and obligations (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice since December 31, 2005, or (iii) that have not had, and is not reasonably expected to have, a Company Material Adverse Effect.

(d) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting will not, on the date it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. The representations and warranties contained in this Section 5.6(d) will not apply to statements or omissions included in the Proxy Statement or any other filings made with the SEC based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein.

(e) The Company maintains disclosure controls and procedures in accordance with Rules 13a-15 or 15d-15 promulgated under the Exchange Act. Such disclosure controls and procedures were effective as of December 31, 2005, and are otherwise reasonably designed, to ensure that all material information concerning the Company and its Subsidiaries which is required to be disclosed by the Company in the Company SEC Reports is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2003, and Section 5.6(e) of the Company Disclosure Schedule sets forth a summary of all current significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting. Since January 1, 2003, no current or former employee of the Company or any of its Subsidiaries has alleged to any of the senior officers of the Company or such Subsidiaries that the Company or any such Subsidiaries has engaged in questionable or fraudulent accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director, in his or her capacity as a director, or officer, in his or her capacity as an officer, of the Company or any of its Subsidiaries.

(f) The Company and, to the knowledge of the Company, each of its officers and directors are in compliance with, and have complied, in each case in all material respects with (i) the applicable listing and other rules and regulations of the NYSE (and, except as set forth in Section 5.6(f) of the Company Disclosure Schedule, has not since January 1, 2003 received any notice from the NYSE asserting any non-compliance with such rules and regulations), and (ii) the applicable provisions of the Sarbanes-Oxley Act. There are no outstanding loans made by the Company or any of its Affiliates to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary of the Company. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans or “extension of credit” to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Subsidiary of the Company.

5.7  Absence of Certain Changes.  Except as set forth in Section 5.7 of the Company Disclosure Schedule, since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses and, since such date, there has not been (a) any change or any development, circumstance or occurrence or combination thereof which, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect (including any adverse change with respect to any development, circumstance or occurrence existing on or prior to such date); (b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; or (c) as of the date hereof, any other action or event that would have required the consent of Parent under Section 7.1 of this Agreement had such action or event occurred after the date of this Agreement (other than such actions or events that have been publicly disclosed in the Company SEC Reports or otherwise are described in the Company Disclosure Schedule).

5.8  Litigation and Liabilities.

(a) Except as set forth in Section 5.8(a) of the Company Disclosure Schedule, there are no (i) material civil, criminal or administrative actions, suits, claims, hearings, investigations (for which the Company has received notice therefor) or proceedings (collectively, “Actions”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries and (iii) other facts or circumstances which, to the knowledge of the Company, are reasonably expected to result in any material claims against, or material obligations or liabilities of, the Company or any of its Affiliates. Except as set forth in Section 5.8(a) of the Company Disclosure Schedule, there has not been since January 1, 2004, nor are there currently, any internal investigations, or inquiries reasonably expected to lead to a material internal investigation, being conducted by the Company Board (or any committee thereof) or any third party at the request of the Company Board concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(b) The indemnification obligations of the Company (including, without limitation, advancement of expenses) with respect to any present or former director or officer of the Company and/or its Subsidiaries arising out of the activities covered by the EDNY Agreement are specified in Section 5.8(b) of the Company Disclosure Schedule. The Company has no obligation to indemnify any former officers and directors of the Company following the sentencing of any such officer or director convicted in a criminal proceeding.

(c) The Company and its Subsidiaries have no indebtedness for borrowed money outstanding (not including intercompany amounts or capital leases), including under the Company’s secured credit facility, dated as of December 29, 2004, as amended and restated September 1, 2006, among the Company and the lenders and agents named therein (the “Credit Agreement”), other than borrowings that would be permitted under Section 7.1 if incurred after the date hereof. No penalties are assessable with respect to the prepayment of any outstanding indebtedness for borrowed money of the Company and its Subsidiaries.

5.9  Employee Benefits.

(a) All benefit and compensation plans, policies or arrangements, other than commission arrangements, currently maintained or contributed to by the Company, any of its Subsidiaries or any other entity, which together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”) (or in respect of which the Company, any of its Subsidiaries or any ERISA Affiliate has any outstanding liability) and covering current or former employees, independent contractors, consultants (including, without limitation, outsourcing), temporary employees and current or former directors of the Company, any of its Subsidiaries or any ERISA Affiliate, which are “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other written plan, policy or arrangement (whether or not subject to ERISA) involving direct or indirect compensation, other than commission arrangements, currently maintained by the Company, any of its Subsidiaries or any ERISA Affiliate (or in respect of which the Company, any of its Subsidiaries or any ERISA Affiliate has any outstanding liability) and covering current or former employees, independent contractors, consultants (including, without limitation, outsourcing), temporary employees and current or former directors of the Company, any of its Subsidiaries or any ERISA Affiliate, including insurance coverage, vacation, loans, fringe benefits, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation, stock based or other forms of incentive compensation, bonus or post-retirement compensation or benefits (the “Company Benefit Plans”), other than Company Benefit Plans maintained outside of the United States primarily for the benefit of employees working outside of the United States (such plans hereinafter being referred to as “Company Non-U.S. Benefit Plans”), are listed on Section 5.9(a)-1 of the Company Disclosure Schedule. Complete and accurate copies of all Company Benefit Plans listed on Section 5.9(a)-1 of the Company Disclosure Schedule and, any trust instruments, insurance contracts or other funding vehicle, and, with respect to any employee stock ownership plan, loan agreements, forming a part of any Company Benefit Plans, all amendments thereto, and all summary plan descriptions and any summary of material modifications thereto have been made available to Parent. Section 5.9(a)-2 of the Company Disclosure Schedule identifies each employee or other service provider covered by any change in control or retention agreement of the Company or any of its Subsidiaries and complete and accurate copies of the forms of each such agreement have been made available to Parent.

(b) All Company Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Company Non-U.S. Benefit Plans (collectively, “Company U.S. Benefit Plans”), are in substantial compliance with ERISA, the Code and other applicable Laws. Each Company U.S. Benefit Plan which is subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a current favorable determination letter from the Internal Revenue Service (the “IRS”), and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. No Company U.S. Benefit Plan provides benefits through a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, is reasonably expected to subject the Company or any Subsidiary to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA. With respect to any Company Benefit Plan that is subject to Section 409A of the Code, the Company has adopted or will adopt amendments by December 31, 2006 (or such other extended deadline as may be permitted under Section 409A of the Code), so that no such Company Benefit Plan is likely to result in any participant’s incurring income acceleration or penalties under Section 409A of the Code.

(c) None of the Company Pension Plans is or ever has been (i) subject to Section 302 of ERISA, Section 412 of the Code, or Title IV of ERISA, or (ii) a Multiemployer Plan, nor does the Company, any of its Subsidiaries or any ERISA Affiliate have any liability, contingent or otherwise, in respect of any employee pension benefit plan described in clauses (i) or (ii) of this Section 5.9(c).

(d) All material contributions required to be made under each Company U.S. Benefit Plan as of the date hereof, whether pursuant to applicable Laws or the terms of such Company U.S. Benefit Plan, have been timely made and all obligations in respect of each Company U.S. Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date hereof.

(e) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement. There is no material pending or, to the knowledge of the Company, threatened, litigation relating to the Company U.S. Benefit Plans (except for individuals’ claims for benefits payable in the normal operation of the Company U.S. Benefit Plans). By its terms, the Company or any of its Subsidiaries may amend or terminate each Company ERISA Plan at any time without incurring any liability thereunder other than in respect of claims incurred or benefits accrued prior to such amendment or termination, and no summary plan description or other written communication distributed generally to participants or employees prohibits the Company or any of its Subsidiaries from amending or terminating any such Company Benefit Plan

(f) Except as set forth in Section 5.9(f) of the Company Disclosure Schedule, there has been no amendment to, announcement by the Company, any of its Subsidiaries or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Benefit Plan that would materially increase the expense of maintaining such Company Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year. Section 5.9(f) and Section 5.5(a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts, plans or arrangements obligating the Company or any of its Subsidiaries to pay severance to any current or former directors, employees at the level of Vice President and above, independent contractors or consultants (including without limitation outsourcing) of the Company or any of its Subsidiaries, except for obligations pursuant to, required by or arising under applicable Law. Except pursuant to retention or other agreements set forth in Section 5.9(a)-2 of the Company Disclosure Schedule, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees of the Company or any of its Subsidiaries who are employed in the United States to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company U.S. Benefit Plans, (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company U.S. Benefit Plans or (iv) result in payments under any of the Company U.S. Benefit Plans which would not be deductible under Section 280G of the Code.

(g) To the knowledge of the Company, all Company Non-U.S. Benefit Plans are in substantial compliance with applicable local Law, and have received all necessary rulings or determinations as to the qualification (to the extent such concept or a comparable concept exist in the relevant jurisdiction) of such Company Non-U.S. Benefit Plans from the appropriate Governmental Entity. To the knowledge of the Company, all Company Non-U.S. Benefit Plans, and all governmental plans, funds or programs to which the Company or any of its Subsidiaries contributes on behalf of any of their employees, are listed on Section 5.9(g) of the Company Disclosure Schedule. To the knowledge of the Company, all material contributions required to be made under each Company Non-U.S. Benefit Plan, as of the date hereof, whether pursuant to applicable Laws or the terms of such Company Non-U.S. Benefit Plan, have been timely made and all obligations in respect of each Company Non-U.S. Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Reports prior to the date hereof. To the knowledge of the Company, the Company and its Subsidiaries have no material unfunded liabilities with respect to any such Company Non-U.S. Benefit Plan. There is no pending or, to the knowledge of the Company, threatened, litigation relating to the Company Non-U.S. Benefit Plans (except for individuals’ claims for benefits payable in the normal operation of such Company Non-U.S. Benefit Plans) that has resulted in, or is reasonably expected to result in, a material expense in respect of the Company or any of its Subsidiaries. To the knowledge of the Company, except pursuant to retention or other agreements set forth in Section 5.9(a)-2 of the Company Disclosure Schedule, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees of the Company or any of its Subsidiaries who are employed outside of the United States to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Non-U.S. Benefit Plans, (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Non-U.S. Benefit Plans or (iv) result in payments under any of the Company Non-U.S. Benefit Plans which would not be deductible under Section 280G of the Code.

5.10  Compliance with Laws; Permits.  Except as set forth in Section 5.10 of the Company Disclosure Schedule, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all applicable federal, state, local, municipal, foreign or other laws, statutes, constitutions, principles of common law, resolutions, ordinances, codes, edicts, rules, regulations, judgments, orders, rulings, injunctions, decrees, directives, arbitration awards, agency requirements, licenses and permits of all Governmental Entities (collectively, “Laws”) applicable to the Company or its Subsidiaries, except for violations or possible violations that, individually or in the aggregate, (i) have not had, and are not reasonably expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement and (ii) have not resulted, and are not reasonably expected to result in, the imposition of a criminal fine, penalty or sanction against the Company, any of its Subsidiaries or, to the Company’s knowledge, any of their respective directors or officers. Except as set forth in Section 5.10 of the Company Disclosure Schedule, no (i) material investigation or review (for which the Company or one of its Subsidiaries has received notice therefor) or (ii) other investigation or review (for which the Company or one of its Subsidiaries has received written notice therefor) by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity (x) indicated to the Company or one of its Subsidiaries an intention to conduct any such material investigation or review or (y) indicated in writing to the Company or one of its Subsidiaries an intention to conduct any other such investigation or review. The Company and its Subsidiaries each have all governmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted (each, a “Company Permit”) except those the absence of which, individually or in the aggregate, have not had, and are not reasonably expected to have a Company Material Adverse Effect or prevent or materially burden or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. No Company Permit will cease to be effective as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

5.11  Environmental Matters.

(a) Except for such matters that, alone or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws during the previous five (5) years; (ii) no property currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance that requires, or is reasonably expected to require, investigation, monitoring, contribution or other financial responsibility and/or remediation by the Company or any of its Subsidiaries under applicable Environmental Laws; (iii) to the knowledge of the Company, no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation that requires, or is reasonably expected to require, investigation, monitoring, contribution or other financial responsibility and/or remediation by the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) to the Company’s knowledge, neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has caused or, to the Company’s knowledge, could reasonably be expected to be held liable for any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other similar arrangement with any Governmental Entity or any indemnity or other agreement with any third party pursuant to which it has assumed any liability or obligation under any Environmental Law; (viii) to the knowledge of the Company, there are no other existing circumstances or conditions (including plans for modification or expansion which are the subject of an approved capital authorization request) involving the Company’s or any of its Subsidiaries’ owned or leased properties or operations that are reasonably expected to result in any claim, liability, investigation, cost or restriction on the Company’s or any of its Subsidiaries’ ownership, use or transfer of any property pursuant to any Environmental Laws; and (ix) the Company has delivered or made available to Parent copies of all material environmental reports, studies, assessments, soil or groundwater sampling data and other material environmental information in its possession relating to the Company or its Subsidiaries or their respective current and former properties or operations which were prepared within the last five years. For purposes of subsection (ix) above, “material environmental reports” means any reports generated by any Third Party consultants or experts, including any due diligence reports prepared under the ASTM standards and any reports submitted to any Governmental Entity within the last five years.

As used herein, the term “Environmental Law” means any applicable federal, state, local or foreign statute, Law, regulation, order, decree, permit, authorization, directive, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, (C) noise, odor, indoor air, worker safety and health, wetlands, pollution or contamination, or any injury or threat of injury to persons or property relating to any Hazardous Substance, or (D) the labeling, packaging, takeback or recycling of products or the manufacturing of products.

As used herein, the term “Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead, polychlorinated biphenyls, radioactive material or radon.

(b) To the knowledge of the Company, no facts or circumstances exist that prevent the Company or any of its Subsidiaries from placing in the EU market (including non-EU European countries that have adopted the Directives referenced in this Section 5.11(b)) existing products which comply in all material respects, or with respect to any product specified on Section 5.11(b) of the Company Disclosure Schedule, which will comply in all material respects when shipped and/or sold, with the Restrictions on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (2002/95/EC) Directive and the Waste Electrical and Electronic Equipment (2002/96/EC) Directive, if and to the extent the legislation which is enacted and implemented by applicable European Union member nations or other non-EU European countries is not materially different from such Directives in any respect. Notwithstanding the prior sentence, it is understood that this Section 5.11(b) shall apply only to those existing or new products for which the Company or any of its Subsidiaries has indicated its intent to ship and/or sell on or after July 1, 2006 into the EU or other European countries that have adopted these Directives.

5.12  Taxes.  Except as set forth in Section 5.12 of the Company Disclosure Schedule, the Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects, (ii) have paid or accrued for all Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith, and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect. Except as set forth in Section 5.12 of the Company Disclosure Schedule, as of the date hereof, there are not pending or threatened in writing, any material audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. The Company has made available to Parent correct and complete copies of the United States Federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2004 and 2003. None of the Company or any of its Subsidiaries has any liability for

Taxes of any Person pursuant to Treasury Regulation § 1.1502-6 other than members of the tax consolidated group of which the Company is the common parent. Within the last three (3) years, none of the Company or any of its Subsidiaries was the distributing corporation or the controlled corporation in a distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction the IRS has determined to be a “listed transaction” for purposes of § 1.6011-4(b)(2), and the Company and its Subsidiaries have properly reported any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of § 1.6011-4(b). None of the Company or any of its Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties. Except as set forth in Section 5.12 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has participated in a “tax amnesty” or similar program offered by any tax authority to avoid the assessment of penalties or other additions to Tax.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

5.13  Employees; Independent Contractors.

(a) The Company has provided to Parent a list of all employees of the Company and its Subsidiaries immediately before the Effective Time (“Employees”), along with the position, date of hire and the annual rate of compensation of each such person (including salary or, with respect to Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation and estimated or target annual incentive compensation), and has identified any Employees in the United States who are on a Company-approved leave of absence and the type of such approved leave and any Employees outside of the United States who to the knowledge of the Company are on a Company-approved leave of absence and the type of such approved leave. Except as set forth in Section 5.13(a) of the Company Disclosure Schedule, to the knowledge of the Company, each such Employee has entered into a confidentiality and assignment of inventions agreement with the Company or a Subsidiary of the Company.

(b) The Company has provided to Parent a list of all companies or individuals performing independent consulting services or under contract to perform such services in the future for fees in excess of $100,000 for the Company or any of its Subsidiaries and to the knowledge of the Company such list is complete and accurate as of the Effective Time. To the knowledge of the Company, the Company and its Subsidiaries have properly classified all such independent contractors under applicable Law.

(c) Except as set forth in Section 5.13(c)(i) of the Company Disclosure Schedule, to the knowledge of the Company, no employee identified on Section 5.13(c)(ii) of the Company Disclosure Schedule (“Key Employee”) has notified the Company in writing or verbally informed any other Key Employee of such Key Employee’s intention to terminate employment with the Company or any of its Subsidiaries or of such Key Employee’s receipt of an offer of employment from another employer.

(d) Except as set forth in Section 5.13(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or otherwise required to bargain with any union, nor has any of them experienced within the last twenty four months any strikes or other industrial actions, grievances, claims of unfair labor practices, or other collective bargaining disputes or trade disputes. No organizational effort has been made or threatened by or on behalf of any labor union (which includes any application or request for recognition) within the last twenty-four months with respect to any employees of the Company or any of its Subsidiaries.

(e) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has committed any material unfair labor practice or materially violated any applicable Laws, including foreign Laws, within the last twenty-four months relating to employment or employment practices or termination of employment, including those relating to wages and hours, discrimination in employment, occupational health and safety, and collective bargaining. Except as set forth in Section 5.13(e) of the Company Disclosure Schedule, there is no pending or threatened charge or complaint against the Company or any of its Subsidiaries involving any employment matter, including any charge or complaint before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable state, local, or foreign agency.

(f) Neither the Company, nor, to the knowledge of the Company, any director or officer of the Company, nor any relatives of any director or officer, owns directly or indirectly, individually or collectively, any interest in any corporation, company, partnership, entity or organization which is in a business similar or competitive to the businesses of the Company or which has any existing undisclosed contractual relationship with the Company.

(g) The Company and its Subsidiaries have properly paid or accrued all wages and salaries and employment taxes (including social security taxes and other payroll taxes and including any share owed by the employer and any share that the Company and its Subsidiaries were required to withhold from the compensation paid to Employees) and are not liable for any penalties or arrears, except for any arrears that would exist in the ordinary course of business and would be in compliance with applicable Law.

(h) Except as set forth in Section 5.13(h) of the Company Disclosure Schedule, no Employee is entitled to receive any payments or other compensation or benefits as a result of the Closing (other than payments or other consideration provided to the stockholders of the Company as described in this Agreement).

(i) To the knowledge of the Company, all Employees are authorized and have appropriate documentation to work in the countries in which they are assigned and the Company and its Subsidiaries are in compliance with all applicable immigration laws.

(j) To the knowledge of the Company, no former employee, consultant, or contractor of the Company or any of its Subsidiaries is in violation of any agreement with the Company or any of its Subsidiaries relating to inventions, competition, solicitation, or confidentiality.

(k) The Company and its Subsidiaries have not experienced a layoff or plant closing within the last twelve months that would give rise to liability under the Worker Adjustment and Retraining Notification Act or any similar state, local, or foreign law or regulation.

5.14  Insurance.  The Company and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of the business of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as set forth on Section 5.14 of the Company Disclosure Schedule, since January 1, 2003, no insurer of the Company or any of its Subsidiaries has (a) cancelled or invalidated any insurance policy of the Company or any of its Subsidiaries or (b) refused any coverage or rejected any material claim under any such insurance policy. Each such insurance policy is in full force and effect and all premiums due with respect to all such insurance policies have been paid, except for policies that have expired under their terms in the ordinary course.

5.15  Intellectual Property.

(a) Section 5.15(a) of the Company Disclosure Schedule sets forth, for the Owned Intellectual Property, a complete and correct list of (i) all issued Patents and filed and pending applications for Patents, and (ii) if material to the business of the Company as conducted on the date of this Agreement, invention disclosures, domain name registrations, registered Trademarks and filed and pending applications to register Trademarks and registered Copyrights and filed and pending applications to register Copyrights; and indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed).

(b) All Trademarks, Patents and Copyrights listed in Section 5.15(a) of the Company Disclosure Schedule are currently in compliance in all material respects with all legal requirements applicable to post-filing maintenance and post-registration maintenance thereof (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and annuity and maintenance fees with respect to Patents), except where the failure to comply with such post-filing maintenance and post-registration maintenance requirements would not have a material impact on the Company’s aggregate Intellectual Property rights. Section 5.15(b) of the Company Disclosure Schedule sets forth a complete and correct list of any maintenance fees or actions, that, to the knowledge of the Company, fall due within ninety (90) days after the Closing Date with respect to the Trademarks, Patents and Copyrights listed in Section 5.15(a) of the Company Disclosure Schedule (it being understood that the Company shall provide Parent with such schedule on the date of this Agreement that is based on the Company’s estimate of when the Closing Date will occur and an updated version of such schedule on the Closing Date). Except as set forth in Section 5.15(b) of the Company Disclosure Schedule, no Trademark comprised within the Owned Intellectual Property is currently involved in any opposition or cancellation proceeding and no such action has been threatened in writing against the Company within the two (2) years prior to the date of this Agreement with respect to any such Trademarks, and no Patent is currently involved in any interference, reissue, re-examination or opposition proceeding and no such action has been threatened in writing against the Company within the two (2) years prior to the date of this Agreement with respect to any such Patent. To the knowledge of the Company, neither the Company’s in-house legal counsel nor outside intellectual property counsel retained by the Company has formally concluded that any of the Trademarks, Patents or Copyrights listed in Section 5.15(a) of the Company Disclosure Schedule are invalid or unenforceable.

(c) Except for licenses for third party commercially available Software, Section 5.15(c) of the Company Disclosure Schedule sets forth a complete and correct list of Contracts pursuant to which the Company or any of its Subsidiaries has been granted or otherwise receives any right to use any Intellectual Property that is material to the business of the Company and its Subsidiaries as conducted as of the date of this Agreement (the “Third Party Licenses”).

(d) Section 5.15(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all Third Party Licenses pursuant to which any royalty, honorarium or other fee is payable by the Company or any of its Subsidiaries for the use of or right to use any Intellectual Property, and in each case indicating the payment terms thereunder. No such royalties, honoraria or other fees are past due.

(e) The Company and its Subsidiaries exclusively own, free and clear of all Liens (other than licenses granted to third parties), all Owned Intellectual Property, and have valid and enforceable rights under the Third Party Licenses to use all of the Intellectual Property covered by the Third Party Licenses, except where the failure to have such rights is not reasonably expected to constitute, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken reasonable steps to protect the Owned Intellectual Property. Except as set forth in Section 5.15(e) of the Company Disclosure Schedule, no Person has challenged in any court or administrative proceeding pending or brought against the Company or its Subsidiaries within the three (3) years prior to the date of this Agreement the ownership, use, validity or enforceability of any of the Owned Intellectual Property.

(f) To the knowledge of the Company as of the date of this Agreement, the conduct of the Company’s business as currently conducted does not infringe upon any Intellectual Property rights of any Person, except where such infringement is not material to the business of the Company and its Subsidiaries as conducted as of the date of this Agreement. To the knowledge of the Company, except as set forth in Section 5.15(f) of the Company Disclosure Schedule, in the four (4) year period prior to the date of this Agreement, (i) neither the Company nor any of the its Subsidiaries has been notified in writing by any third party of any allegation that the conduct of the Company’s business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any Person, (ii) no Person has notified in writing the Company or any of the Company’s Subsidiaries that (A) any of such Person’s Intellectual Property rights are infringed, or (B) the Company or any of its Subsidiaries requires a license to any of such Person’s Intellectual Property rights, and (iii) neither the Company nor any of its Subsidiaries has received a written offer to license any of such Person’s Intellectual Property rights.

(g) Except as set forth in Section 5.15(g) of the Company Disclosure Schedule, no claims have been brought or threatened in writing within the four (4) years prior to the date of this Agreement by or on behalf of the Company or any of its Subsidiaries against any third party Person alleging the misappropriation, infringement, dilution or violation of any Owned Intellectual Property.

(h) The Company and its Subsidiaries have in place a written trademark policy, as set forth in Section 5.15(h) of the Company Disclosure Schedule, that is available on the Company’s intranet site which is accessible to all relevant employees of the Company and its Subsidiaries.

(i) The Company and its Subsidiaries have in place, have maintained, and have taken reasonable steps to enforce a policy:

(i) to protect the respective rights in confidential information and trade secrets used in connection with the conduct of the Company’s business. Without limiting the foregoing, the policy includes requiring each employee, consultant, contractor and potential business partner or investor to execute proprietary information and confidentiality agreements substantially consistent with the Company’s standard forms thereof (complete and current copies of which forms have been delivered or made available). Except under valid and binding confidentiality obligations, to the knowledge of the Company, there has been no material disclosure of any confidential information or trade secrets used in connection with the conduct of the Company’s business;

(ii) providing that all Software developed by or for the Company or any of its Subsidiaries (excluding Software licensed to the Company or a Subsidiary) (the “Company Software”) is either developed by (i) employees of the Company and its Subsidiaries within the scope of their employment, or (ii) independent contractors who have assigned their rights to the Company or one of its Subsidiaries pursuant to written agreements; and

(iii) providing that, except for third party Copyrights lawfully used or acquired by the Company and its Subsidiaries, the Copyrights which are used in any way in connection with the conduct of the Company’s business relate to works of authorship (A) created by (1) employees of the Company and its Subsidiaries within the scope of their employment, or (2) independent contractors who have assigned their rights to the Company pursuant to written agreements, or (B) acquired from the original author(s) or subsequent assignees.

(j) The Company and its Subsidiaries have registrations for each of the domain names set forth in Section 5.15(a) of the Company Disclosure Schedule. The registration of each such domain name is free and clear of all Liens and is in full force and effect. The Company has paid all fees to the applicable domain name registrar required to maintain each registration. None of the Company’s registrations or uses of the domain names has been placed “on hold” by the applicable domain name registrar and neither the Company nor any of the Company’s Subsidiaries has received written notice within the three (3) years prior to the date of this Agreement of any claim asserted against the Company or any of its Subsidiaries adverse to its rights to such domain names.

(k) Except for Software that was rightfully obtained by the Company under open source or other type of similar license agreements or distribution models, the Company and its Subsidiaries have in place a policy and are taking reasonable steps to avoid having any material Company Software become subject to any provision of any open source or other type of similar license agreement or distribution model that: (i) reasonably could be expected to require the distribution or making available of the source code for such Software to the public, (ii) reasonably could be expected to prohibit or limit the Company or any of its Subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing any such Software, (iii) except as specifically permitted by law, reasonably could be expected to grant any right to any Person (other than the Company and its Subsidiaries) or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any such Software, or (iv) reasonably could be expected to require the licensing of any such Software to the public, but in each case excluding any representations and/or commitments made by the Company or any Subsidiary to a standards organization under such organization’s intellectual property policy.

(l) To the knowledge of the Company, no government funding, facilities of a university, college, other educational institution or research center, or funding from any Person was used in the creation or development of the Owned Intellectual Property. To the knowledge of the Company, neither the Company nor any of its

Subsidiaries are party to any contract, license or agreement with any Governmental Authority that grants to such Governmental Authority any unexpired right or license with respect to any material Owned Intellectual Property, other than as granted in the ordinary course of business pursuant to a non-exclusive license to any Company Software.

(m) To the knowledge of the Company, no Contract prohibits or limits the right of the Company or any of its Subsidiaries to use, transfer, license, distribute or enforce any Owned Intellectual Property that is material to the business of the Company and its Subsidiaries.

(n) As used in this Agreement, the term:

(i) “Copyrights” means all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions,

(ii) “Intellectual Property” means (a) invention disclosures, inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) Patents, (c) Trademarks, (d) Copyrights, (e) Software, and (f) trade secrets and confidential information and proprietary rights in technical or business information (including ideas, formulas, compositions, designs, inventions, and conceptions of inventions, whether patentable or unpatentable, and whether or not reduced to practice), technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,

(iii) “Owned Intellectual Property” means all Intellectual Property in and to which the Company has, or has a right to hold, legal and beneficial ownership right, title and interest,

(iv) “Patents” means all national (including the United States) and multinational statutory invention registrations, patents, patent registrations, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions made by the Company disclosed in each such registration, patent or application,

(v) “Software” means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, system design, program structure, sequence and organization, screen displays and report layouts, and

(vi) “Trademarks” means all trademarks, service marks, trade dress, logos, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

(o) This Section 5.15 solely and exclusively sets forth the Company’s representations and warranties with respect to (i) the ownership, validity, infringement by third parties and enforceability of the Intellectual Property used or held by the Company or its Subsidiaries in the conduct of their businesses and (ii) the infringement or misappropriation by the Company or its Subsidiaries of any third party Intellectual Property, notwithstanding any other provision hereof.

5.16  Owned and Leased Properties.

(a) Section 5.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property currently owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or one of its Subsidiaries owns the Owned Real Property free and clear of all Liens, except for

Permitted Liens which in the aggregate do not in any material respect interfere with the present use of the property subject thereto or affected thereby.

(b) Section 5.16(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased or subleased by the Company or any of its Subsidiaries with space in excess of 10,000 square feet (the “Leased Real Property”, together with the Owned Real Property, collectively referred to as the “Real Property”), together with a true and complete list of all leases (including the parties thereto, date thereof and address of the real property covered thereby), subleases or any other agreements for the leasing, use or occupancy of the Leased Real Property entered into by the Company or any of its Subsidiaries, including all amendments and modifications thereof (each, a “Company Lease”). The Company has made available to Parent complete and accurate copies of all Company Leases. The Company or one of its Subsidiaries has a valid and existing leasehold estate in and the right to quiet enjoyment of the Leased Real Property for the full term thereof, subject to the terms of the Company Leases, to any Permitted Liens with respect thereto and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Other than as set forth in Section 5.16(c) of the Company Disclosure Schedule, with respect to each Company Lease: (i) the Company Lease as modified or amended is legal, valid, binding, enforceable by the Company or any of its Subsidiaries which is a party thereto (the “Tenant”), and in full force and effect; (ii) the Company Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially the same terms following the consummation of the Merger, and the landlord will not be entitled to terminate such Company Lease upon the Merger; (iii) the Tenant has not received or given any notice of any material default or event that with notice or lapse of time or both would constitute a default by the Tenant under the Company Lease for which such Company Lease could be terminated, and, to the knowledge of the Company, no other party is in material default thereof and no party to the Company Lease has exercised any termination rights with respect thereto as a result of an event of default; (iv) the Tenant has not, and, to the knowledge of the Company, no other party has, repudiated in writing any material provision of any Company Lease, except in connection with any dispute with respect thereto, described in Section 5.16(c) of the Company Disclosure Schedule, which is being pursued or defended by the Company or any of its Subsidiaries in good faith by appropriate proceedings, (v) neither Tenant nor, to the knowledge of the Company, any other party to the Company Lease, is engaged in any material dispute, oral agreement, or forbearance program with respect to the Company Lease which could have a material adverse effect on the rights or obligations of the Tenant under the Company Lease, (vi) except for Permitted Liens, the Tenant has not subleased, assigned, transferred, conveyed, mortgaged, granted a deed of trust, or encumbered its leasehold interest in the Leased Real Property subject to the Company Lease; (vii) the monthly rent and all other charges due and payable by the Tenant under such Company Lease have been paid in full through the respective dates such amounts are due thereunder, except for any such amounts which are being contested, described in Section 5.16(c) of the Company Disclosure Schedule, in good faith by appropriate proceedings by the Company or any of its Subsidiaries, (viii) to the extent the Tenant is responsible therefore under the Company Lease, all facilities leased under the Company Lease have received all approvals of Governmental Entities (including licenses and permits) required in connection with the operation and use thereof by the Tenant and have been operated and maintained by the Tenant in accordance with applicable laws, rules and regulations, except for any such approvals, laws, rules or regulations, which if not obtained, or if not operated and maintained in accordance with which, would not materially and adversely affect the present use by the Tenant of the Leased Real Property; (ix) all facilities leased under the Company Lease are supplied with utilities and other services necessary for the operation of said facilities as used by the Tenant; (x) there are no parties (other than the Company and its Subsidiaries) in possession of such Leased Real Property; (xi) the Tenant has not received written notice of, nor does the Company have knowledge of, any pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the Leased Real Property subject to the Company Lease; (xii) neither the Company nor any of its Subsidiaries owes any brokerage commissions with respect to any such Leased Real Property, other than any such brokerage commissions which are being contested, described in Section 5.16(c) of the Company Disclosure Schedule, by the Company or any of its Subsidiaries in good faith by appropriate proceedings; and (xiii) all real estate taxes and assessments owed by the Tenant which are due and payable with respect to the Leased Real Property have been paid prior to the delinquency thereof except for those which are being contested, described in Section 5.16(c) of the Company Disclosure Schedule, in good faith by appropriate proceedings.

(d) The Company has not received any notice of any special tax assessment affecting any Real Property which the Company or any of its Subsidiaries is responsible for paying, and, to the knowledge of the Company, no such assessments are pending or threatened. To the knowledge of the Company, the zoning of each parcel of Real Property permits the presently existing improvements thereon and the continuation of the business presently being conducted on such parcel. Other than as set forth in Section 5.16(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries leases or subleases any Real Property to any Person other than to the Company and its Subsidiaries.

(e) The Company and each of its Subsidiaries, as applicable, has good and marketable title to, or valid leasehold interests in, all of its material tangible assets and properties, including the Real Property, except for (i) such tangible assets and properties which are disposed of or, with respect to the Leased Real Property, the leasehold interests in which are terminated or expire, in the ordinary course of business, (ii) Permitted Liens and (iii) any other defects in title, easements, restrictive covenants and other encumbrances of any nature that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect. All such material tangible assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for (i) Liens for Taxes which are not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings, (ii) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) Liens that do not materially interfere with the conduct of the Company’s business and do not materially adversely affect the present use of the Company’s assets, (v) zoning, building and other land use and environmental regulations by any Governmental Entities which are not currently violated or with respect to which the violation thereof, if any, does not materially interfere with the conduct of the Company’s business and does not materially adversely affect the present use by the Company and its Subsidiaries of the Real Property, (vi) such other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases and other occupancy agreements, reciprocal easement agreements, restrictions and other encumbrances on title that do not materially interfere with the conduct of the Company’s business and do not materially adversely affect the present use by the Company and its Subsidiaries of the Real Property, (vii) as to any Real Property that is not also Owned Real Property, Liens affecting the lessor thereof which have not been created by the Company or any of its Subsidiaries or caused by the actions of the Company or any of its Subsidiaries, (viii) Liens relating to any debt or liabilities, including any contingent liabilities, that are reflected on the consolidated balance sheet of the Company and its Subsidiaries, (ix) matters which an accurate survey would disclose, provided such matters do not interfere with the present use or occupancy of the property subject thereto or affected thereby, (x) such other exceptions to or imperfections in title, charges, easements, covenants, conditions, restrictions and encumbrances which, individually or in the aggregate, do not materially interfere with the present use of any property subject thereto or affected thereby and (xi) Liens consented to in writing pursuant to Section 7.1 by Parent (such Liens set forth in clauses (i) through (xi) constituting, “Permitted Liens”).

5.17  Government Contracts.  With respect to each Contract between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Entity, on the other hand, and each outstanding bid, quotation or proposal by the Company or any Subsidiary of the Company (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Entity, on the other hand (each such Contract or Bid, a “Company Government Contract”), and each Contract between the Company or any Subsidiary of the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or a Subsidiary of the Company, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity (each such Contract or Bid, a “Company Government Subcontract”):

(a) Each such Company Government Contract or Company Government Subcontract (other than Bids) (i) is set forth on Section 5.17(a) of the Company Disclosure Schedule, and (ii) was, to the knowledge of the Company, legally awarded, is binding on the parties thereto, and is in full force and effect, except any failure to be legally awarded or in full force and effect that, individually or in the aggregate, is not reasonably expected to result in a material liability to the Company and its Subsidiaries taken as a whole.

(b) There is no material action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened, in connection with any Company Government Contract or Company Government Subcontract, against the Company or any of its Subsidiaries alleging fraud or under the United States False Claims Act, the United States Procurement Integrity Act or the United States Truth in Negotiations Act. Neither the Company, any Company Subsidiary or any cost incurred by the Company or any Company Subsidiary pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or, to the knowledge of the Company, investigation or has been disallowed by any Governmental Entity, except any investigation, audit or disallowance (i) that, individually or in the aggregate, is not reasonably expected to result in a material liability to the Company and its Subsidiaries taken as a whole or (ii) which commenced prior to the three year period prior to the date hereof and is closed and no longer pending.

(c) The Company and its Subsidiaries have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any material Law relating to the safeguarding of, and access to, classified information. The Company is not aware of any facts that are reasonably expected to give rise to the revocation of any security clearance of the Company, any Company Subsidiary or any employee of the Company or any Company Subsidiary.

5.18  Import and Export Control Laws.  The Company and each of its Subsidiaries has at all times as to which the applicable statute of limitations has not yet expired, conducted its import and export transactions materially in accordance with (i) all applicable U.S. import, export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts material business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained, and is in material compliance with, all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) There are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;

(c) To the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ import or export transactions that may give rise to any future claims;

(d) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained in a reasonably timely manner without material cost;

(e) None of the Company, its Subsidiaries or any of their respective Affiliates is a party to any Contract or bid with, or has conducted business with (directly or, to the knowledge of the Company,

indirectly), a third party located in, or otherwise has any operations in, or sales to, Cuba, Iran, Syria or Sudan;

(f) Since January 1, 2003, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State; and

(g) None of the Company, its Subsidiaries or any of their respective Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Entity regarding any past import or export control violations.

5.19  Foreign Corrupt Practices Act.  Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (in each case, as in effect at the time of such action) (collectively, the “FCPA”), or, to the knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

5.20  EDNY Agreement; SEC Consent Judgment.  Except as set forth in Section 5.20 of the Company Disclosure Schedule, the Company is in compliance in all respects with the terms of, and there are no amounts payable to any Governmental Entity or regulatory agency in connection with, (A) that certain Agreement dated June 3, 2004 (the “EDNY Agreement”) between the Company and the U.S. Attorney’s Office for the Eastern District of New York (the “U.S. Attorney”), and (B) that certain Final Consent Judgment of Permanent Injunction and Other Relief as to the Company (the “SEC Consent Judgment”), entered in the United States District Court, Eastern District of New York (the “District Court”), and the District Court’s related Orders, and the Company has not received any notice of any potential non-compliance, including from the independent examiner (the “Independent Examiner”) appointed pursuant to the EDNY Agreement and the SEC Consent Judgment. In addition, except as set forth in Section 5.20 of the Company Disclosure Schedule, there are no obligations imposed on the Company by the U.S. Attorney or by the SEC (other than obligations imposed on all public companies) that are not contained in the EDNY Agreement or the SEC Consent Judgment.

5.21  Consent Decrees.  Section 5.21 of the Company Disclosure Schedule sets forth a list of all material consent decrees to which the Company or any of its Subsidiaries is subject and any material voluntary agreements with any Governmental Entity that impose any continuing duties on the Company, including any additional reporting or monitoring requirements.

5.22  Product Liability and Recalls.

(a) Except as set forth in Section 5.22(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liability (and, to the knowledge of the Company, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material liability) arising out of any injury to individuals or property as a result of the license or use of any product of the Company or any of its Subsidiaries.

(b) There are no pending internal investigations, material external investigations for which the Company has received notice, other external investigations for which the Company has received written notice, or voluntary or involuntary recalls, of any product of the Company or any of its Subsidiaries nor, to the

knowledge of the Company, has it received any notifications from any third parties or regulatory agencies that might give rise to any potential investigation, or the recall, of product of the Company or any of its Subsidiaries. Each product that is sold or licensed by the Company or any of its Subsidiaries is designed and manufactured, and functions or operates, in all material respects in accordance with such product’s design or specifications, and in accordance with applicable product safety or regulatory requirements.

5.23  Takeover Statutes.  The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. No other “fair price”, “moratorium”, “control share acquisition”, “interested shareholder”, “business combination” or other similar anti-takeover statute or regulation of any jurisdiction (each, including the business combination provisions of Section 203 of Delaware Law, a “Takeover Statute”) is applicable to the Merger or any of the other transactions contemplated hereby.

5.24  Change of Control.  Except as set forth in Section 5.24 of the Company Disclosure Schedule, the Merger and the other transactions contemplated hereby will not constitute a “change of control” under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights or create any other detriment under the terms, conditions or provisions of, any Company Material Contract or Company Lease to which the Company or any Subsidiary of the Company is a party or by which any of them or any of their properties or assets may be bound.

5.25  Vote Required.  The approval of this Agreement by the Company Board constitutes approval of this Agreement and the Merger for purposes of Section 203 of Delaware Law and represents the only action necessary to ensure that Section 203 of Delaware Law does not and will not apply to the execution and delivery of this Agreement or the consummation of the Merger. The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement or consummate the other transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon in favor of the Company Voting Proposal.

5.26  Company Rights Agreement.  The Company has amended, and the Company and the Company Board have taken all necessary action to amend, the Company Rights Agreement to render the Rights issuable pursuant to the Company Rights Agreement inapplicable to the execution and delivery of this Agreement and consummation of the Merger and ensure that none of the execution or delivery of this Agreement or the consummation of the Merger will result in (a) the occurrence of the “flip-in event” described under Section 11(a)(2) of the Company Rights Agreement, (b) the occurrence of the “flip-over event” described under Section 13(a) of the Company Rights Agreement, or (c) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing the shares of Company Common Stock. The Company and the Company Board have taken all actions necessary to ensure that the Rights shall expire immediately prior to the Effective Time, without the payment of any money or other consideration.

5.27  Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Bear, Stearns & Co. Inc. as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Bear, Stearns & Co. Inc. is entitled to any fees or expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article VI are true and correct.

6.1  Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, when taken together with all other such failures, has not had, and is not reasonably expected to have, a Parent Material Adverse Effect. For purposes of this Agreement, the term “Parent Material Adverse Effect” means any change or effect that materially adversely effects the ability of Parent or Merger Sub to consummate, or materially delays the consummation of, the Merger and the other transactions contemplated by this Agreement.

6.2  Authority; No Conflict; Required Filings and Consents.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 6.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 6.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably expected to have a Parent Material Adverse Effect.

(c) Other than (i) the filings, approvals and/or notices pursuant to Section 1.2, (ii) filings, approvals and/or notices under the HSR Act (or similar foreign filings), the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, (iii) filings, approvals and/or notices required to be made with or obtained from the NYSE and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S. state securities Laws, no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably expected to have a Parent Material Adverse Effect.

(d) No vote of the holders of any class or series of Parent’s capital stock or other securities is necessary for the consummation by Parent of the transactions contemplated by this Agreement.

6.3  Information Provided.  The information to be supplied by or on behalf of Parent for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading.

6.4  Operations of Merger Sub.  Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations (other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto).

6.5  Absence of Litigation.  As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent and Merger Sub, threatened, against either Parent or Merger Sub or any of their Affiliates before any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger. As of the date of this Agreement, neither Parent nor Merger Sub nor any of their Affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent and Merger Sub, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger and the other transactions contemplated hereby.

6.6  Brokers.  Neither Parent, Merger Sub nor any of either company’s officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that Parent has employed Goldman Sachs & Co. as its financial advisor.

6.7  Ownership of Company Common Stock.  Neither Parent, Merger Sub nor any of their respective “Affiliates” or “Associates” is an “interested stockholder” or directly or indirectly “owns,” and at all times since January 1, 2003, neither Parent nor any of Parent’s Affiliates has been an “interested stockholder” or has directly or indirectly “owned,” beneficially or otherwise, 15% or more of the outstanding Company Common Stock, as each of such terms is defined in Section 203 of Delaware Law.

6.8  Financing.  Parent has immediately available funds to pay, in cash, the Merger Consideration and to perform Parent’s and Merger Sub’s other obligations under this Agreement (including all fees and expenses payable by Parent and/or Merger Sub in connection with the transactions contemplated by this Agreement).

ARTICLE VII

COVENANTS

7.1  Interim Operations.  The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise consent in writing, which consent shall not unreasonably be withheld, and except as otherwise expressly contemplated by this Agreement or as set forth in this Agreement):

(a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, strategic partners, creditors, lessors, employees and business associates;

(b) it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate of incorporation or by-laws; (iii) other than in the case of wholly-owned subsidiaries, split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, other than dividends from its direct or indirect wholly-owned Subsidiaries; or (v) purchase, redeem or otherwise acquire, except for the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber (A) any shares of its capital stock of any class, Rights or any Voting Debt, or (B) securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class, Rights, any Voting Debt or any other property or assets (other than shares of Company Common Stock and associated Rights issuable pursuant to options and other stock-based awards outstanding on the date hereof under the Company Stock Plans); or (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, abandon, cancel, surrender or allow to lapse or expire or encumber any material property or material assets (including capital stock of any of its Subsidiaries) or business;

(d) neither it nor any of its Subsidiaries shall restructure, recapitalize, reorganize or completely or partially liquidate or adopt a plan of complete or partial liquidation or otherwise enter into any agreement or arrangement imposing material changes or restrictions on the operation of its assets or businesses or adopt resolutions providing for or authorizing any of the foregoing;

(e) neither it nor any of its Subsidiaries shall acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to the Company and any of its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business (or as permitted by Section 7.1(g), whether or not material);

(f) neither it nor any of its Subsidiaries shall (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than pursuant to the Credit Agreement in the ordinary course of business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(g) neither it nor any of its Subsidiaries shall make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $10 million per quarter in the aggregate for the Company and its Subsidiaries, taken as a whole (it being understood that if capital expenditures in any quarter are less than $10 million, the shortfall shall be available to the Company to spend in future quarters);

(h) neither it nor any of its Subsidiaries shall make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(i) neither it nor any of its Subsidiaries shall, except in the ordinary course of business consistent with past practice, enter into, renew, modify, amend, terminate, waive, delay the exercise of, release or assign any material rights or claims under, any Company Material Contract or Company Lease in a manner materially adverse to Parent; provided, that, nothing herein shall permit the Company or any of its Subsidiaries to (i) enter into any Contract of the type specified in Section 5.5(a)(viii) or Section 5.5(a)(ix) to the extent such Contract would survive after the Effective Time, or modify or amend in a manner adverse to the Company or any of its Subsidiaries any existing Contract of the type specified in Section 5.5(a)(viii) or Section 5.5(a)(ix), or (ii) except to the extent permitted by Section 7.2(a) of this Agreement, enter into, renew, modify, amend, terminate, waive, delay the exercise of, or release or assign any material rights or claims under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is bound by or subject;

(j) neither it nor any of its Subsidiaries shall, except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof, (i) except as otherwise requested by Parent pursuant to Section 7.11(c), take any action with respect to, adopt, enter into, terminate or amend any change in control, retirement, retention, welfare, incentive or similar agreement, arrangement or benefit plan (excluding any employment or severance arrangements) for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) take any action with respect to, adopt, enter into, terminate or amend any employment or severance agreement or arrangement for the benefit or welfare of any current or former director, officer, employee or consultant, except actions in the ordinary course of business with respect to individual employment or severance agreements for employees below the level of Vice President, (iii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, except increases in the ordinary course of business given to employees below the level of Vice President on an individual basis, (iv) except as otherwise provided herein and other than as set forth on Section 7.1(j) of the Company Disclosure Schedule, amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (v) pay any benefit not provided for as of the date of this Agreement under any Company Benefit Plan, (vi) other than with respect to existing commitments as of the date of this Agreement set forth on Section 7.1(j) of the Company Disclosure Schedule, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or, except as otherwise provided herein, the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (vii) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; provided, however, this Section 7.1(j) shall not prevent the Company or any of its Subsidiaries from (x) prior to the Closing Date, paying awards under the 2006 Executive Incentive Plan and commissions to employees at the level of Vice President and above in the ordinary course of business and consistent with past practices as to the approval of such awards and the timing of such payments, to the extent the performance standards and targets set for 2006 have been satisfied, and (y) prior to the Closing Date, establishing (with the input of Parent, to the extent permitted by applicable Law), adopting and maintaining plans providing for bonuses or incentive compensation in 2007 for employees (including those at the level of Vice President or above);

(k) except for matters identified in Section 7.1(k) of the Company Disclosure Schedule, which shall set forth in reasonable detail the Company’s plans with respect thereto, neither the Company nor any of its Subsidiaries shall initiate, settle or compromise any litigation, claim, grievance, charge or proceeding involving any Intellectual Property or any other material litigation, claim, grievance, charge or proceeding (other than in connection with the enforcement of the Company’s rights under this Agreement and other than in the ordinary course of business consistent with past practice); provided, however, that notwithstanding any other provision of this Agreement, neither the Company nor any of its Subsidiaries shall enter into any settlement of or compromise any litigation, claim, grievance, charge or proceeding that, whether at the time of the settlement or compromise or at any time in the future, materially increases the labor or operating costs of the Company or any of its Subsidiaries or places any material restrictions on the ability of the Company or any of its Subsidiaries to impose any labor saving or other cost reduction measures;

(l) neither it nor any of its Subsidiaries shall make or rescind any material Tax election, amend any material Tax Return or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, in each case except in a manner consistent with past practice or as required by applicable Law;

(m) other than with respect to any actions permitted under Section 7.2, neither it nor any of its Subsidiaries shall take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; and

(n) neither it nor any of its Subsidiaries will authorize any of, or commit, resolve or agree, in writing or otherwise, to take, any of the foregoing actions;

provided, however, that nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the operations of the Company prior to Closing. Prior to Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

7.2  No Solicitation.

(a) The Company shall not, nor shall it permit or authorize any of its Subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of the Company or any of its Subsidiaries (collectively, the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, facilitate, respond to or encourage, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any Takeover Proposal, (ii) participate in any discussions or negotiations, furnish to any Person any information or data relating to the Company or its Subsidiaries, provide access to any of the properties, books, records or employees of the Company or its Subsidiaries or take any other action, in each such case regarding or to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement or commitment with respect to any Takeover Proposal (an “Alternative Acquisition Agreement”) or agree to, approve, endorse or resolve to recommend or approve any Takeover Proposal, except in each case as otherwise specifically provided in Section 7.2(c), (iv) grant any waiver or release under any standstill or similar agreement by any Person who has made a Takeover Proposal, or (v) take any action (A) to render the Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to a Takeover Proposal or the transactions contemplated thereby, exempt or exclude any Person from the definition of an Acquiring Person (as defined in the Company Rights Agreement) under the terms of the Company Rights Agreement or, other than as contemplated by this Agreement in connection with the Merger, allow the Rights to expire prior to their expiration date or (B) to exempt any Person from the restrictions on “business combinations” contained in Section 203 of Delaware Law or otherwise cause such restrictions not to apply; provided, however, that nothing contained in this Section 7.2(a) or any other provision hereof shall prohibit the Company or the Company Board from (A) taking and disclosing to the Company’s stockholders a position required by Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (B) making such disclosure to the Company’s stockholders as, in the good faith judgment of the Company Board, after consultation with its outside counsel, is required under applicable Law, including in order to comply with its fiduciary duties or (C) notifying any Person solely of the existence of and restrictions under the provisions of this Section 7.2, provided that the Company may not, except as permitted by Section 7.2(b) or (c), withdraw or modify, or propose to the public or any Third Party (other than the Company’s agents and representatives) to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, or approve or recommend, or propose to the public or any Third Party (other than the Company’s agents and representatives) to approve or recommend any Takeover Proposal, or enter into any Alternative Acquisition Agreement. Upon execution of this Agreement, the Company shall, and it shall cause the Company Representatives and its Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions, solicitations or negotiations with any parties conducted heretofore with respect to any Takeover Proposal. Notwithstanding any of the foregoing restrictions appearing in this Section 7.2(a), nothing in this Agreement shall prevent the Company or the Company Board from furnishing (or causing to be furnished), prior to, but not after, the time the vote is taken with respect to the approval of the Company Voting Proposal at the Company Meeting, information concerning its business, properties or assets, or other information with respect to the Company or its Subsidiaries, which information is not of greater scope, area or detail than was provided to Parent, to any Person or group pursuant to a confidentiality agreement with terms and conditions substantially similar to those of the Confidentiality Agreement, and may negotiate and participate in discussions and negotiations with such Person or group who has made a bona fide, written Takeover Proposal, but only if: (w) such Takeover Proposal was made after the date of this Agreement (it being understood that such a Takeover Proposal made after the date of this Agreement by a Person who has made a Takeover Proposal prior to the date of this Agreement shall be considered a new Takeover Proposal made after the date of this Agreement) and none of the Company, its Subsidiaries and their representatives has solicited, initiated, or knowingly facilitated or encouraged any Takeover Proposal, or otherwise directly or indirectly violated this Section 7.2 (other than immaterial breaches that have not (1) directly or indirectly resulted in the making of such Takeover Proposal or (2) otherwise had an adverse impact on Parent’s rights under this Section 7.2) with respect to such Person making such Takeover Proposal or its Affiliates; (x) such Person or group has submitted a Takeover Proposal that the Company Board has determined (after consulting with outside legal counsel) either (i) constitutes a Superior Proposal (as defined below) or (ii) is more favorable to the Company’s stockholders from a financial point of view than the Merger and is reasonably likely to lead to a Superior Proposal; and (y) the Company Board determines in good faith, after consultation with outside counsel, that such action is required to discharge the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law. The Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, standstill or similar agreement to which the Company is a party or under which the Company has any rights. The Company will promptly (and in any event within one (1) Business Day) notify Parent telephonically and in writing of the existence of any proposal, discussion, negotiation or inquiry received by the Company that is or could reasonably be expected to constitute a Takeover Proposal, and the Company will promptly communicate in writing to Parent the terms and conditions of any such proposal, discussion, negotiation or inquiry which it may receive and a copy thereof and the identity of the Person making the same. The Company shall inform Parent within 24 hours of any change to the material terms of any such Takeover Proposal. Within 24 hours upon any determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it of such determination, specifying the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and providing Parent with a copy of the Superior Proposal.

(b) Neither the Company Board nor any committee thereof shall withdraw or modify, or propose to the public or any Third Party (other than the Company’s agents and representatives) to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, unless the Company Board shall have determined in good faith, after consultation with outside counsel, that such action is required to discharge the Company Board’s fiduciary duties to the Company’s stockholders under Delaware Law or to otherwise comply with any other applicable Law.

(c) Neither the Company Board nor any committee thereof shall (i) approve or recommend, or propose to the public or any Third Party (other than the Company’s agents and representatives) to approve or recommend, any Takeover Proposal or (ii) enter into any Alternative Acquisition Agreement (other than a confidentiality agreement in accordance with Section 7.2(a)). Notwithstanding the foregoing, prior to, but not after, the time the vote is taken with respect to the adoption of this Agreement at the Company Meeting, the Company Board may make a change in the Company Board Recommendation in a manner adverse to Parent or Merger Sub (a “Change in Company Recommendation”) and/or approve or recommend a Superior Proposal, and, in connection with such Superior Proposal, make any approvals, consents or actions to exempt such Takeover Proposal from any Takeover Statute and the Company Rights Agreement, and the Company may enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in connection with the termination of this Agreement, in each case if (A) the Company shall have received a Superior Proposal which is pending at the time the Company determines to take such action, (B) the Company Board shall have determined in good faith, after consultation with outside counsel, that such action is required to discharge the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law and (C) at least three (3) Business Days shall have passed following Parent’s receipt of written notice from the Company (the “Adverse Recommendation Notice”) advising Parent that the Company Board has received such a Superior Proposal which it intends to accept or recommend or advising Parent that it intends to make a Change in Company Recommendation, specifying the material terms and conditions of such Superior Proposal and the other information required by Section 7.2(a) (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Recommendation Notice and a new three (3) Business Day period), and Parent does not make an offer within such three (3) Business Day period that the Company Board shall have concluded in its good faith judgment, after consultation with its financial advisors and outside counsel, is at least as favorable to the Company’s stockholders as such Superior Proposal (it being agreed that the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof and that the Company Board will not withhold, withdraw or modify its recommendation to the Company’s stockholders in favor of the Company Voting Proposal until the earlier of the receipt of Parent’s revised offer or three (3) Business Days after receipt by Parent of the Adverse Recommendation Notice).

(d) For purposes of this Agreement:

(i) “Takeover Proposal” means any inquiry, proposal, offer or indication of interest (including any inquiry, proposal, offer or indication of interest to its stockholders), whether in writing or otherwise, from a Third Party that constitutes, or could reasonably be expected to lead to, a Competing Transaction;

(ii) “Superior Proposal” means an unsolicited written proposal or offer (whether a Takeover Proposal or otherwise) by a Third Party to acquire (whether by way of merger, acquisition or otherwise), directly or indirectly, greater than fifty percent (50%) of the shares of Company Common Stock then outstanding (or the effect of which would be that the stockholders of the Company beneficially own less than 50% of the voting power of the combined or ongoing entity), or to acquire all or substantially all of the assets of the Company, and (A) otherwise on terms which the Company Board determines in good faith (after consultation with its financial advisors), and taking into account all relevant terms and conditions of the proposal or offer that it deems relevant (including, without limitation, all legal, financial, regulatory and other aspects, including time to consummation), to be more favorable to the Company’s stockholders from a financial point of view than the Merger, and (B) which, in the good faith reasonable judgment of the Company Board, is reasonably capable of being consummated;

(iii) “Competing Transaction” means any transaction, other than the transactions contemplated by this Agreement, to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of (i) assets that constitute fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or (ii) fifteen percent (15%) or more (in number or voting power) of any class of equity securities or other capital stock of the Company or any of its Subsidiaries (if the securities or ownership interests acquired in such Subsidiaries represent an amount equal to or greater than fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole), in any such case pursuant to any transaction or series of transactions, including without limitation (w) a merger, consolidation, share exchange, or other business combination (including without limitation any so-called merger-of-equals and whether or not the Company is the entity surviving any such transaction) involving the Company or any of its Subsidiaries, (x) sale, issuance, exchange, transfer or other disposition of shares of capital stock of the Company or any of its Subsidiaries, (y) sale, lease, license, exchange, transfer or other disposition of assets of the Company or any of its Subsidiaries or (z) tender offer, exchange offer or similar transaction with respect to either the Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party or another Third Party to acquire beneficial ownership of assets that constitute fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of the equity interest in either the Company or any of its Subsidiaries (if the securities or ownership interests acquired in such Subsidiaries represent an amount equal to or greater than fifteen percent (15%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole); and

(iv) “Third Party” means any Person or group other than Parent, Merger Sub or any Affiliate thereof.

7.3  Proxy Statement.  As promptly as practicable after the execution of this Agreement, the Company, in cooperation with Parent, shall prepare and file with the SEC the Proxy Statement. Prior to filing the Proxy Statement or any other filing with the SEC or any other Governmental Entity related to the Merger and the other transactions contemplated by this Agreement (but not including any filing related to a Competing Transaction), the Company shall provide Parent with reasonable opportunity to review and comment (in light of the requisite deadline for the filing) on each such filing in advance of its filing with the SEC (and Parent shall use reasonable efforts to provide comments, if any, as promptly as practicable), and the Company shall consider and act in good faith with respect to the incorporation of any changes in such filings reasonably proposed by Parent. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use its commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 7.3 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time, any event occurs, or any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors should be discovered by the Company, Parent or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing with any Governmental Entity, so that the Proxy Statement or such other filing shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

7.4  NYSE Listing.  The Company agrees to use its commercially reasonable efforts to continue the listing of the Company Common Stock on the NYSE during the term of this Agreement.

7.5  Company Meeting.  The Company, acting through the Company Board, shall take all actions in accordance with applicable Law, its certificate of incorporation and by-laws and the rules of the NYSE to promptly and duly call, give notice of, convene and hold as promptly as reasonably practicable a meeting of the holders of shares of Company Common Stock (the “Company Meeting”) for the purpose of considering and voting upon the Company Voting Proposal. Unless this Agreement is terminated in accordance with Article IX, the obligation of the Company to convene and hold the Company Meeting will not be limited or otherwise affected by a Change in Company Recommendation, or by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal. Except as otherwise provided in Section 7.2, (i) the Company Board will recommend to the stockholders of the Company the adoption of the Company Voting Proposal and include such recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw, qualify or modify, or publicly propose or resolve to withhold, withdraw, qualify or modify in a manner adverse to Parent, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 7.2 (but without affecting in any manner the Company’s obligations pursuant to Section 7.3), the Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall use commercially reasonable efforts to take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of the NYSE or Delaware Law. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn the Company Meeting, but only to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

7.6  Filings; Other Actions; Notification.

(a) Subject to the terms hereof, including Section 7.2 and Section 7.6(b), the Company and Parent shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or Parent or any of their Subsidiaries, or otherwise reasonably requested by Parent, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, and on a mutually agreed date, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable Law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and Parent shall consult and cooperate with each other, and consider in good faith the views of one another, in connection with the obtaining of all such consents, licenses, permits, waivers, approvals, authorizations, or orders, including, without limitation, (i) keeping the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, (ii) providing copies of written notices or other communications received by such party or any of its respective Subsidiaries with respect to the transactions contemplated hereby, (iii) subject to applicable Laws relating to the sharing of information and to redaction of confidential or proprietary information, providing copies of any proposed filings to be made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated hereby (including, without limitation, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto) and (iv) if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall each use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and the Company agree that nothing contained in this Section 7.6(a) shall modify or affect their respective rights and responsibilities under Section 7.6(b). In connection with the foregoing, each party shall (i) promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Authority, and subject to applicable Laws, provide the other party with a copy of any such written communication (or an oral or written summary of any oral communication), and (ii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless, where practicable, it consults with the other party in advance, and to the extent permitted by such Governmental Authority and where practicable, gives the other party the opportunity to attend and participate thereat.

(b) Subject to the terms hereof, each of Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. Notwithstanding the foregoing or anything to the contrary herein, nothing contained in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to (i) proffer to, or agree to, sell, license, lease, transfer or otherwise encumber (or consent to any sale, license, lease, transfer or other encumbrance or agreement to sell, license, lease, transfer or otherwise encumber by the Company), before or after the Effective Time, of any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates, other than any immaterial portion of the businesses, product lines or assets of Parent, the Company or any of their respective Affiliates, (ii) proffer to, or agree to, hold separate, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates, (iii) agree to any other material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate the operations of any such assets or businesses or Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation, or (iv) take any other action under this Section 7.6 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

(c) During the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, (ii) any material failure of Parent and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the consummation of the Merger, or (iv) any offers received by the Company and its Subsidiaries to settle or compromise any litigation, claim, grievance, charge or proceeding involving Intellectual Property or any other material litigation, claim, grievance, charge or proceeding. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

7.7  Access.  Subject to applicable Law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent and its representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, including information relating to Contracts with Governmental Entities, insurance, pending litigation or claims, employee and employment matters, and information regarding Company membership in standards organizations, provided that no investigation pursuant to this Section 7.7 shall affect or be deemed to modify any representation or warranty made by the Company, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used its commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) to disclose any privileged information of the Company or any of its Subsidiaries or any information that is reasonably expected to jeopardize any attorney client or other legal privilege of the Company or any of its Subsidiaries, or (iii) to disclose any information where such disclosure would violate any applicable Laws. All requests for information made pursuant to this Section 7.7 shall be directed to an executive officer of the Company or such Person as may be designated by such executive officer. All information made available pursuant to this Section 7.7 shall be governed by the terms of the Confidentiality Agreement.

7.8  Notice of Certain Matters.  Each party will notify the other party in writing promptly after learning of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any action, suit, arbitration, mediation, proceeding, claim or investigation by or before any Governmental Entity or arbitrator initiated by or against it or any of its Subsidiaries, or known by it or any of its Subsidiaries to be threatened against it or any of its respective directors, officers, employees or shareholders in their capacity as such, or of any written correspondence from any Person asserting or implying a claim against it or with respect to any of its assets or properties (including Intellectual Property) that is, or is reasonably expected to be, material and adverse to it and its Subsidiaries, taken as a whole; (iv) any change, occurrence or event which is reasonably expected to cause any of the conditions to closing set forth in Article VIII not to be satisfied; (v) in the case of the Company, any written claim, or any written inquiry by any Taxing authority, regarding a material deficiency to pay Taxes payable; or (vi) in the case of the Company, any event that occurs after the date of this Agreement, that had it occurred prior to the date of this Agreement, would have constituted an exception to the representation set forth in Section 5.6(e). Each party shall give to the other party prompt notice of any representation or warranty made by such party contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure by such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to Parent or the Company.

7.9  NYSE De-listing.  The Company shall use its commercially reasonable efforts to cause the shares of Company Common Stock to be de-listed from the NYSE effective as of the Effective Time.

7.10  Publicity.  The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of the NYSE. Notwithstanding anything to the contrary contained in this Section 7.10, either party may respond to questions from stockholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures.

7.11  Company and Parent Benefit Plans.

(a) Notwithstanding any provision of this Agreement to the contrary, and excluding any equity, retention-related, defined benefit pension and deferred payments and benefits, for a period of twelve (12) months following the Effective Date (the “Benefits Continuation Period”), Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, provide the employees of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) with base compensation and wages and with employee benefits (including without limitation severance benefits, paid time off and vacation benefits), during any portion of such period that such employees are employed by the Surviving Corporation or any of its Subsidiaries, that are substantially comparable in the aggregate to the base compensation and wages and employee benefits provided to such employees by the Company under the Company Benefit Plans immediately prior to the Effective Time, it being understood that Parent may elect to (i) provide each Continuing Employee with such employee benefits through coverage under the employee benefits plans, programs and arrangements established or maintained by Parent or its Subsidiaries (the “Parent Plans”), (ii) cause the Surviving Corporation or its Subsidiaries to provide each Continuing Employee with such employee benefits through continued coverage under the Company Benefits Plans or (iii) provide each Continuing Employee with such employee benefits through a combination of coverage under the Parent Plans and continued coverage under the Company Benefits Plans. From and after the Benefits Continuation Period, Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, provide to such Continuing Employees that continue to be employed by the

Surviving Corporation or any of its Subsidiaries with employee benefits substantially equivalent to those provided to similarly situated employees of Parent at such time.

(b) With respect to the Parent Plans in which the Continuing Employees become eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, with respect to each Parent Plan that is a medical or health plan, (i) waive any exclusions for pre-existing conditions under such Parent Plan that would result in a lack of coverage for any condition for which the applicable Continuing Employee would have been entitled to coverage under the Company Benefit Plan in which such Continuing Employee was an active participant immediately prior to becoming eligible to participate in the Parent Plan, (ii) waive any waiting period under such Parent Plan, to the extent that a Continuing Employee satisfied a waiting period under the similar Company Benefit Plan in which such Continuing Employee was an active participant immediately prior to becoming eligible to participate in the Parent Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period), and (iii) provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee under the similar Company Benefit Plan in which such Continuing Employee was an active participant immediately prior to becoming eligible to participate in the Parent Plan (but only to the same extent such credit was given under such Company Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under such Parent Plan for the plan year in which the Continuing Employee becomes eligible to participate in such Parent Plan. With respect to each Parent Plan, other than a Parent Plan that is a defined benefit pension plan or a retiree welfare plan, in which the Continuing Employees become eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, recognize service of the Continuing Employees with the Company and its Subsidiaries (or their respective predecessors) for purposes of (i) eligibility to participate and vesting credit, and (ii) solely with respect to vacation and severance benefits, benefit accrual. Such service credit shall be recognized only to the extent that such service was recognized for that purpose under the similar Company Benefit Plan prior to such Continuing Employees becoming eligible to participate in each such Parent Plan or to the extent required by applicable Laws; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits.

(c) Prior to the Effective Time, if requested by Parent in writing, the Company shall take all actions necessary to freeze the Company’s 401(k) plan, the Company shall not make or permit to be made any further contributions to the Company’s 401(k) plan, and the Company Board shall adopt resolutions, contingent upon the occurrence of the Effective Time, to terminate the Company’s 401(k) plan effective at or immediately prior to the Effective Time; provided, however, that if Parent so requests such termination, all participants in the Company’s 401(k) plan shall become fully vested upon such termination and Parent shall be solely responsible for the payment of all of the costs associated with the administration of the Company’s 401(k) plan and distribution of plan assets as a result of such termination. Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the Company Benefit Plans to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence to participate therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation. In addition, prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Parent shall cause to be amended, or take any actions Parent deems appropriate, the Parent Plans to the extent necessary to provide that no employees of the Company and its Subsidiaries shall commence to participate therein following the Effective Time unless Parent or such Subsidiary explicitly authorizes such participation. Prior to the Effective Time, if requested by Parent in writing, the Company shall take all actions necessary to freeze the Company’s Deferred Compensation Plan, and the Company shall not make or permit to be made any further contributions to the Company’s Deferred Compensation Plan. The Company agrees to take any and all actions necessary (including the adoption of resolutions by the Company Board or the appropriate committee appointed by the Company Board and any other action reasonably requested by Parent) to amend the Company’s Deferred Compensation Plan, effective immediately prior to the Effective Time, to discontinue the “Stock Unit Fund” under the Company’s Deferred Compensation Plan and to eliminate the ability of participants to receive distributions from such “Stock Unit Fund” in shares of Company Common Stock, and upon such elimination, each participant’s account under the Company’s Deferred Compensation Plan shall be credited with an amount equal to the number of “Stock Units” held in such participant’s account prior to the elimination of the “Stock Unit Fund” multiplied by the Merger Consideration, in accordance with the principles in Section 4.1.

(d) Notwithstanding any provision of this Agreement to the contrary, the Company and each of its Subsidiaries shall not take any action to amend or alter, prior to the Effective Time, the terms and conditions, including, but not limited to, targets and performance criteria, of the Company’s 2006 Executive Incentive Plan, 2006 Associate Incentive Plan and plans that provide for the payment of commissions in respect of 2006 activity (the “Company’s 2006 Bonus Plans”). If payment of earned awards, if any, under the Company’s 2006 Bonus Plans has not occurred prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, on and after the Effective Time, operate and maintain the Company’s 2006 Bonus Plans in good faith and in accordance with the terms and provisions of such plans that are in effect on the date hereof and shall not terminate early or amend any such plans; provided, however, that Parent may pay, or cause to be paid, amounts earned under any such plans at a time that is consistent with Parent’s practices as to the timing of the payment of such amounts. If, in accordance with Section 7.1(j) and prior to the Closing Date, but in no event communicated to employees prior to February 1, 2007, the Company or any of its Subsidiaries establishes, adopts and maintains plans providing for bonuses or incentive compensation for the 2007 calendar year (the “Company’s 2007 Bonus Plans”), the Company agrees that the Company’s 2007 Bonus Plans will be consistent with the Company’s practice with respect to the Company’s 2006 Bonus Plans including with respect to individual target opportunity, target payout levels and business performance metrics. Parent and the Company agree and acknowledge that Parent shall have the right, after the Closing Date, to modify the Company’s 2007 Bonus Plans so that the Company’s 2007 Bonus Plans are consistent with Parent’s practices, and the Company and each of its Subsidiaries agrees not to take any action that would prevent the occurrence of any such modification. If, in accordance with Section 7.1(j) and prior to the Closing Date, the Company or any of its Subsidiaries have not established or adopted plans providing for bonuses or incentive compensation for the 2007 calendar year, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, in good faith, provide the Continuing Employees with bonus opportunities for the 2007 calendar year.

7.12  Loans to Company Employees, Officers and Directors.  Prior to the Effective Time, other than as set forth in Section 7.12 of the Company Disclosure Schedule, all loans (other than loans under the Company’s 401(k) plan, travel advances, payroll advances and other advances made in the ordinary course of business, which in each case do not exceed $1,000) by the Company or any of its Subsidiaries to any of their employees, officers or directors shall be no longer outstanding.

7.13  Indemnification; Directors’ and Officers’ Insurance.

(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries, as well as the former directors and officers of the Company or any of its Subsidiaries set forth on Section 7.13(a) of the Company Disclosure Schedule (collectively, the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or (ii) acts or omissions occurring prior to the Effective Time (including acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware Law for officers and directors of Delaware corporations. Parent shall (or shall cause the Surviving Corporation to) cause the certificate of incorporation and bylaws (or equivalent organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions no less favorable with respect to the indemnification of and advancement of expenses to directors and officers than are set forth in the Charter and Bylaws (or equivalent organizational documents) of the Company (and the relevant Subsidiary) as in effect on the date hereof. Each Indemnified Party will be entitled to advancement of legal or other expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten

(10) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided, that, any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) Subject to the next sentence, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, at no expense to the Indemnified Parties, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including those related to this Agreement and the transactions contemplated hereby), so long as the annual premium therefor would not be in excess of 120% of the annual premium paid by the Company in its most recent fiscal year, which premium is set forth in Section 7.13(b) of the Company Disclosure Schedule (120% of such annual premium, the “Maximum Premium”). If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain (or Parent shall cause the Surviving Corporation to obtain) as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less favorable to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance. The provisions of this Section 7.13(b) shall be deemed to have been satisfied if Parent, with the cooperation of the Company, obtains prepaid policies prior to the Closing for purposes of this Section 7.13, which policies shall, for a period of six (6) years from the Effective Time, provide such Indemnified Parties with coverage, and on terms and conditions, no less advantageous to such Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance, with respect to claims arising from facts or events that occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby).

(c) If Parent fails to comply with its obligations under this Section 7.13, and, in order to enforce an Indemnified Party’s rights under this Section 7.13, an Indemnified Party commences a suit that results in a judgment against Parent that Parent breached its obligations under this Section 7.13, Parent shall pay to the Indemnified Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit after delivery to Parent of reasonable documentation evidencing such costs and expenses.

(d) In the event that Parent, the Surviving Corporation or any of their respective Subsidiaries (or any of their respective successors or assigns) consolidates or merges with any other Person and is not the continuing or surviving Person in such consolidation or merger, then in each case proper provision shall be made so that the continuing or surviving Person (or its successors or assigns, if applicable) shall assume the obligations set forth in this Section 7.13.

(e) The provisions of this Section 7.13 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives in accordance with Section 10.8 hereof.

7.14  Takeover Statute.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise take such lawful actions to eliminate or minimize the effects of such statute or regulation on such transactions.

7.15  Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.16  SEC Matters.  The parties recognize that pursuant to that certain agreement, dated as of the date hereof, between Parent and the U.S. Attorney, among other matters, the role of the Independent Examiner will cease upon Closing. The Company and Parent shall cooperate and use commercially reasonable efforts to obtain the consent of the SEC and seek an order of the District Court modifying the SEC Consent Judgment so that the obligations imposed by the SEC Consent Judgment on the Company and its Subsidiaries are not inconsistent with the obligations imposed under the EDNY Agreement after giving effect to the terms of such agreement with the U.S. Attorney.

ARTICLE VIII

CONDITIONS

8.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval.  The Company Voting Proposal shall have been duly adopted at the Company Meeting, at which a quorum is present, by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the Company Meeting entitled to vote thereon.

(b) Antitrust Laws.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, any filings required to be made under any other applicable Antitrust Laws shall have been made, and any approvals required to be obtained shall have been obtained, or any applicable waiting periods shall have expired, under any other applicable Antitrust Laws.

(c) No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation (each, an “Order”) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

8.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein, except for the limitation set forth in clause (a) of Section 5.7) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except for such inaccuracies (other than with respect to Section 5.2, Section 5.3, Section 5.23 and Section 5.26 which shall be true and correct in all material respects) that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that each such officer has read this Section 8.2(a) and the conditions set forth in this Section 8.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the

Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) No Restraints.  There shall not be instituted, commenced, pending or threatened (and in effect) any action, investigation (for which the Company or Parent has received notice), proceeding or litigation:

(i) in which a Governmental Entity is (A) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (B) seeking to (x) prohibit or impair Parent’s ability to own or operate any of the material businesses and assets of the Company or its Subsidiaries from and after the Effective Time or any of the businesses or assets of Parent or its Subsidiaries (including, without limitation, through any divestiture, licensing, lease or hold separate arrangement) or (y) prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation (any such restraint, prohibition, impairment, limitation or result described in clause (A) and (B) above, a “Burdensome Condition”); or

(ii) which may reasonably be expected to result in the imposition of (A) criminal sanctions on the Company or any of its Subsidiaries or (B) material penalties or fines to a Governmental Entity, or material restitution to a Third Party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendre) of the Company or any of its Subsidiaries of a crime or (y) settlement with a Governmental Entity for the purpose of closing an investigation, being imposed on Parent or the Surviving Corporation or any of their respective Affiliates.

No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which is in effect that imposes a Burdensome Condition, and neither the Company nor Parent shall have received notice from the SEC that it is seeking to expand or enlarge the obligations on the Company and its Subsidiaries under the SEC Consent Judgment.

(d) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development, the effects of which are continuing, that, either individually or combined with all other changes, events, circumstances or developments, has had, or could reasonably be expected to have, a Company Material Adverse Effect.

(e) Sarbanes-Oxley Certifications.  Neither the principal executive officer nor the principal financial officer of the Company shall have failed to provide the necessary certifications in the form required under Section 302 and Section 906 of the Sarbanes-Oxley Act on any Company SEC Reports filed with the SEC since the date of this Agreement, and no material weaknesses shall exist with respect to the Company’s internal control over financial reporting.

(f) Intellectual Property Litigation.  Since the date of this Agreement, no Person (other than Parent or its Affiliates) shall have instituted any action that challenges the validity and ownership of the Owned Intellectual Property, other than such actions the outcome of which is not reasonably expected to result in a Company Material Adverse Effect.

8.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except for such inaccuracies that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Parent Material

Adverse Effect. The Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 8.3(a) and the conditions set forth in this Section 8.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE IX

TERMINATION

9.1  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

9.2  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by action of the board of directors of either Parent or the Company and by written notice if:

(a) the Merger shall not have been consummated by March 31, 2007, unless such date shall have been extended by mutual written consent of Parent and the Company, whether such date is before or after the date of approval by the stockholders of the Company;

(b) the approval of the Company’s stockholders required by Section 8.1(a) shall not have been obtained at the Company Meeting (after giving effect to any adjournment or postponement thereof if a vote on the Company Voting Proposal is taken at such Company Meeting or adjournment or postponement thereof); or

(c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the Company Meeting;

provided, that the right to terminate this Agreement pursuant to clause (a) or (b) above shall not be available to any party that has breached or failed to perform in any material respect its obligations under this Agreement in any manner that shall have been the principal cause of or resulted in the failure of the Merger to be consummated; and provided, further, that, prior to or upon any termination by the Company pursuant to clause (b) above, the Company shall have paid to Parent any Termination Fee then due and payable under Section 9.5 under the terms specified therein.

9.3  Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by action of the Company Board:

(a) if (i) the Company Board, pursuant to and in compliance with Section 7.2, shall have approved or recommended to the stockholders of the Company any Superior Proposal and (ii) prior to or upon termination pursuant to this Section 9.3(a), the Company shall have paid to Parent the Termination Fee then due and payable under Section 9.5; provided, that, (A) prior to such termination pursuant to this Section 9.3(a) the Company notified Parent in writing promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning a Superior Proposal promptly following the Waiting Period (as hereinafter defined), attaching the most current version of such agreement (or, to the extent no such agreement is contemplated to be entered into by the Company in connection with such Superior Proposal, a description of all material terms and conditions of such Superior Proposal), and (B) Parent did not make, within three (3) Business Days after its receipt of such written notification (the “Waiting Period”), an offer that the Company Board determined, in good faith after consultation with its financial advisor, is at least as favorable from a financial point of view to the stockholders of the Company as such Superior Proposal (it being understood that (1) the Company shall not enter into any such binding agreement prior to or during the Waiting Period, (2) the Company shall keep Parent reasonably informed at all times during the Waiting Period of the status and material terms and conditions (including any amendment thereto) of such Superior Proposal and provide copies of all draft Alternative Acquisition Agreements related to such Superior Proposal (and any executed confidentiality agreement entered into in the circumstances referred to in Section 7.2(a)), and (3) the Company shall notify Parent promptly if the Company’s intention to enter into such binding written agreement shall change at any time after giving notification of such Superior Proposal); or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 8.3(a) or 8.3(b), as the case may be, would not be satisfied and such breach is not cured within thirty (30) days after written notice thereof is given by the Company to Parent; provided, however, that the right to terminate this Agreement by the Company shall not be available to the Company if the Company is at that time in material breach of this Agreement.

9.4  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent:

(a) if a Company Triggering Event (as hereinafter defined) shall have occurred; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 8.2(a) or 8.2(b), as the case may be, would not be satisfied and such breach is not cured within thirty (30) days after written notice thereof is given by Parent to the Company; provided, however, that the right to terminate this Agreement by Parent shall not be available to Parent if Parent or Merger Sub is at that time in material breach of this Agreement.

For purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if:

(A) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement, a Change in Company Recommendation shall have occurred or the Company Board shall have resolved to make a Change in Company Recommendation;

(B) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction or shall have publicly announced it intends to do so or shall have entered into any Alternative Acquisition Agreement which enters into any Competing Transaction;

(C) a tender offer or exchange offer for the outstanding shares of capital stock of the Company is commenced (other than pursuant to the transactions contemplated by this Agreement), and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders;

(D) the Company Board, upon request of Parent following receipt of a proposal or offer for a Competing Transaction, fails to reaffirm the approval or recommendation of the Merger and this Agreement as promptly as practicable, but in any event within seven (7) Business Days, after such request; or

(E) the Company or any of its officers, directors, representatives or agents knowingly and materially breaches its obligations under Section 7.2 or Section 7.5.

9.5  Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability or obligation on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any fraud or willful or intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive in accordance with their terms.

(b) The Company agrees to pay Parent a fee, by wire transfer in immediately available funds, of $110 million (the “Termination Fee”), and shall pay all of the reasonable Expenses (as defined in Section 10.14) of Parent actually incurred relating to the transactions contemplated by this Agreement prior to termination up to an aggregate amount of $20 million, in each case payable by wire transfer of same day funds in the event this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 9.2(a) or (b), if the following shall have occurred:

(A) after the date of this Agreement and prior to the Company Meeting, a Takeover Proposal (substituting 35% for the 15% threshold set forth in the definition of “Competing Transaction” for purposes of this Section 9.5(b)(i)(A)) was made to the Company or publicly disclosed, and was not publicly withdrawn in good faith and without qualification, prior to either (1) with respect to any termination pursuant to Section 9.2(a), the date of such termination or (2) with respect to any termination pursuant to Section 9.2(b), the seventh (7th) Business Day prior to the date of the Company Meeting; provided, that, for purposes of this Agreement, a Takeover Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement to consummate, or shall have consummated, a Competing Transaction made by or on behalf of such Person or any of its Affiliates; and

(B) within twelve (12) months of such termination the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement to consummate, or shall have consummated, or shall have approved or recommended to the Company’s stockholders or otherwise not opposed a pending proposal for, a Competing Transaction (substituting 35% for the 15% threshold set forth in the definition of “Competing Transaction” for purposes of this Section 9.5(b)(i)(B));

(ii) by the Company (A) pursuant to Section 9.2(b) and, prior to the date of the Company Meeting, any event giving rise to Parent’s right of termination under Section 9.4(a) shall have occurred or (B) pursuant to Section 9.3(a); or

(iii) by Parent pursuant to Section 9.4(a).

The Termination Fee shall be paid by the Company no later than: (x) two (2) Business Days after the first to occur of the execution of an Alternative Acquisition Agreement (other than a confidentiality agreement), approval or recommendation to the Company’s stockholders of a Takeover Proposal, failure to oppose a Takeover Proposal or the consummation of a Competing Transaction, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two (2) Business Days after termination of this Agreement in the case of clause (iii) above. The Expenses shall be paid to Parent within two (2) Business Days after demand therefore and delivery to the Company of reasonable documentation therefore following the occurrence of the termination event giving rise to the Termination Fee payment obligation described in this Section 9.5(b). Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub agree that payment of such Termination Fee and Expenses, if such payment is actually paid, shall be the sole and exclusive remedy of Parent and Merger Sub upon the termination of this Agreement, and that all other damages or remedies, at law or in equity (including provisional remedies), that might otherwise have been available to Parent and Merger Sub are waived by Parent and Merger Sub upon the acceptance of such payment; provided, however, that prior to payment of such Termination Fee and Expenses to Parent, nothing herein shall prohibit Parent from seeking specific performance of this Agreement. Under no circumstances shall the Termination Fee be payable more than once pursuant to this Article IX. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company fails to pay both the Termination Fee and Expenses in accordance with this Section 9.5(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee and/or Expenses, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee and/or Expenses, from the date such payment was required to be made until the date of payment at the prime rate as announced in the Wall Street Journal in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1  Survival.  This Article X and the covenants and agreements of the Company, Parent and Merger Sub that by their terms apply or are to be performed following the Effective Time, including Article IV and Section 7.13 (Indemnification; Directors’ and Officers’ Insurance), shall survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 9.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement (or in any certificate or other instrument delivered pursuant to this Agreement) shall not survive the consummation of the Merger or the termination of this Agreement.

10.2  Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties; provided that no amendment shall be made subsequent to adoption of the Agreement by the stockholders of the Company without obtaining further approval of such stockholders if such approval is required by law or in accordance with the rules of the NYSE.

10.3  Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.4  Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND, TO THE EXTENT PERMITTED BY LAW, OVER THE

SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.6 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

(a) if to Parent or Merger Sub, to:

Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196
Attention: General Counsel
Fax: (847) 576-3750

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attention: Oscar A. David, Esq.
Fax: (312) 558-5700

(b) if to the Company, to:

Symbol Technologies, Inc.
One Symbol Plaza
Holtsville, NY 11742
Attention: Chief Executive Officer
Fax: (631) 738-4563

with a copy (which shall not constitute notice) to:

Dechert LLP
30 Rockefeller Plaza
New York, New York 10112-2200
Attention: Martin Nussbaum, Esq.
Fax: (212) 698-3599

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

10.7  Entire Agreement.  This Agreement (including any annexes, exhibits and schedules hereto), the Company Disclosure Schedule and the Confidentiality Agreement, dated October 11, 2005, by and between the Company and Parent (as amended, modified or supplemented, the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

10.8  No Third Party Beneficiaries.  Except as provided in Section 7.13 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended and shall not be deemed or construed to confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder other than, following the Effective Time, any Indemnified Party, who shall have the right to directly enforce the provisions of Section 7.13. For the avoidance of doubt, Parent and the Company hereby agree that their respective representations and warranties set forth herein are solely for the benefit of the other party hereto in accordance with and subject to the terms of this Agreement. The parties hereto further agree that the rights of third party beneficiaries under Section 7.13 shall not arise unless and until the Effective Time occurs.

10.9  Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10  Definitions.  Each of the terms set forth in the list of defined terms included in this Agreement is defined in the Section of this Agreement set forth opposite such term.

10.11  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.12  Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, “knowledge” (or words to such effect) of the Company shall mean (i) the actual knowledge, after reasonable due inquiry, of those persons set forth in Section 10.12 of the Company Disclosure Schedule (the “Knowledge Parties”), (ii) with respect to the representations and warranties in Section 5.11, the actual knowledge, after reasonable due inquiry, of the Knowledge Parties and the Director, EHS of the Company, and (iii) with respect to the representations and warranties in Section 5.15, the actual knowledge, after reasonable due inquiry, of the Knowledge Parties and the Deputy General Counsel — Intellectual Property of the Company; provided, however, for purposes of this subsection (iii), “reasonable due inquiry” shall not be construed to require (A) with respect to Section 5.15(f) and Section 5.15(k), any conduct other than the review of the files of the Company and its Subsidiaries maintained by the Company’s legal department and the inquiry of other members of the Company’s legal department and applicable outside Intellectual Property counsel with a reasonable basis for knowledge, and (B) with respect to all other provisions of Section 5.15, the conduct of any search of records, including without limitation the search of any outside patent, prior art, trademark or copyright databases, or performance of any search, clearance, analysis or other investigation of any third party patents, copyrights, trademarks or other Intellectual Property rights, other than the review of the files of the Company and its Subsidiaries maintained either by the Company’s legal department or by outside legal counsel handling matters reasonably related to the subject of the representations in Section 5.15 on behalf of the Company and its Subsidiaries.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.13  Assignment.  This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.

10.14  Expenses.  Except as set forth in Section 9.5, all fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, brokers, finders, agents, accountants and legal counsel) (“Expenses”) shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

10.15  Company Disclosure Schedule.  Disclosure of any information or document in the Company Disclosure Schedule is not a statement or admission that such information or document is material or required to be referred to or disclosed in the Company Disclosure Schedule. In addition, disclosure of a matter in any section of the Company Disclosure Schedule shall not be deemed to be an admission of liability or responsibility with respect to such matter.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MOTOROLA, INC.

By:	/s/ Gregory Q. Brown
Name: Gregory Q. Brown

Title:	President — Networks & Enterprise

MOTOROLA GTG SUBSIDIARY I CORP.

By:	/s/ Gregory Q. Brown
Name: Gregory Q. Brown

Title:	President — Networks & Enterprise

SYMBOL TECHNOLOGIES, INC.

By:	/s/ Salvatore Iannuzzi
Name: Salvatore Iannuzzi

Title:	President & Chief Executive Officer

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of October 30, 2006 by and among MOTOROLA, INC., a Delaware corporation (“Parent”), MOTOROLA GTG SUBSIDIARY I CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and SYMBOL TECHNOLOGIES, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company are parties to an Agreement and Plan of Merger, dated as of September 18, 2006 (as amended hereby, the “Merger Agreement”; terms defined in the Merger Agreement and not otherwise defined herein are being used herein as therein defined), pursuant to which, and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company; and

WHEREAS, Parent, Merger Sub and the Company have agreed to amend the Merger Agreement on the terms provided herein in order to clarify the mechanics of payment of consideration to the holders of outstanding options of the Company.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.  Amendment.  The Merger Agreement is hereby amended as follows:

(a) Section 4.2 is hereby amended by deleting the lead-in to such Section and subsections (a) and (b) of such Section in their entirety and inserting in lieu thereof the following:

“4.2 Exchange of Certificates.  The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent appointed by Parent and approved by the Company prior to the date hereof (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for payment through the Exchange Agent in accordance with this Section 4.2, cash in an amount equal to the product of the Merger Consideration and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, including all shares of Restricted Stock (exclusive of any shares to be cancelled pursuant to Section 4.1(b)) (the “Exchange Fund”). Pending distribution of the cash deposited with the Exchange Agent, such cash shall be held in trust for the benefit of the holders of Company Common Stock entitled to receive the Merger Consideration and shall not be used for any other purposes; provided, however, any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(c) shall be promptly returned to Parent. The Exchange Agent shall invest the Exchange Fund as directed by Parent provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, provided that no such investments shall have maturities that could prevent or delay payments to be made pursuant to this Article IV.

(b) Exchange Procedures.  Promptly (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”), (i) a letter of transmittal in customary form and as approved by the Company and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate (or effective affidavit of loss required by Section 4.2(g)

in lieu thereof) for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article IV, after giving effect to any required withholding taxes pursuant to Section 4.2(f) hereof, and the Certificate so surrendered shall immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, it will be a condition of payment of the Merger Consideration that the surrendered Certificate be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment will pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or such Person will establish to the satisfaction of Parent that such taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate (or effective affidavit of loss required by Section 4.2(g) in lieu thereof) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 4.2. For purposes of this Agreement, the term “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.”

(b) Section 4.3 is hereby amended by deleting subsections (b) and (c) of such Section in their entirety and inserting in lieu thereof the following:

‘‘(b) Notwithstanding the provisions of Section 4.3(a), in lieu of an Option Holder exercising his or her Company Stock Options, each Company Stock Option, to the extent remaining unexercised as of the Effective Time, shall be cancelled and shall thereafter no longer be exercisable except that the Option Holder thereof shall be entitled to a payment in cash (the “Option Payment”), as of the Effective Time, in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option held by such Option Holder, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Company, for the benefit of the Option Holders, cash in an amount equal the aggregate amount of all Option Payments. Each Option Payment shall be paid by the Company or its agent to the applicable Option Holder as promptly as reasonably practicable after the Closing Date. Prior to the Effective Time, the Company agrees to take any and all actions necessary (including the adoption of resolutions by the Company Board to amend the Company Stock Plans (other than the Company’s 2000 Directors’ Stock Option Plan) and any other action reasonably requested by Parent) to approve and effectuate the foregoing.

(c) [INTENTIONALLY OMITTED]”

Section 2.  Representations of the Company.  The Company hereby represents and warrants to Parent and Merger Sub as follows:

(a) The Company has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger Agreement (as amended by this Amendment) and to consummate the Merger, subject only to the Company Voting Proposal and the filing of the Certificate of Merger pursuant to Delaware Law.

(b) This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, the Merger Agreement (as amended by this Amendment) constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the rights of creditors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

Section 3.  Representations of Parent and Merger Sub.  Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger Agreement (as amended by this Amendment) and to consummate the Merger, subject only to the filing of the Certificate of Merger pursuant to Delaware law.

(b) This Amendment has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, the Merger Agreement (as amended by this Amendment) constitutes the valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the rights of creditors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

Section 4.  Effective Date; No Implied Amendments.  Each of the parties agrees that the amendments to the Merger Agreement contained herein shall be effective upon execution of this Amendment by each party hereto. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms. This Amendment shall not be deemed to constitute a waiver of, or consent to, or a modification or amendment of, any other provision of the Merger Agreement except as expressly provided herein or to prejudice any other right or rights which any party may now have or may have in the future under or in connection with the Merger Agreement. This Amendment shall not constitute an agreement or obligation of any party to consent to, waive, modify or amend any term, condition, subsection or section of the Merger Agreement, except as expressly provided herein.

Section 5.  Benefit of the Agreement.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and executors. This Amendment shall not be construed so as to confer any right or benefit upon any Person, other than the parties hereto and their respective successors, permitted assigns, heirs and executors.

Section 6.  Headings.  The headings used in this Amendment are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Amendment.

Section 7.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Section 8.  Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.  References to Agreement.  On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Merger Agreement shall mean the Merger Agreement as amended by this Amendment; provided, that for the avoidance of doubt, all references to the “date hereof”, the “date of this Agreement” and words or expressions of similar import shall refer to September 18, 2006.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Agreement and Plan of Merger as of the date first written above.

MOTOROLA, INC.

By:	/s/ Donald. F. McLellan
Name: Donald. F. McLellan

Title:	Corporate Vice President

MOTOROLA GTG SUBSIDIARY I CORP.

By:	/s/ Donald. F. McLellan
Name: Donald. F. McLellan

Title:	Corporate Vice President

SYMBOL TECHNOLOGIES, INC.

By:	/s/ Salvatore Iannuzzi
Name: Salvatore Iannuzzi

Title:	President and Chief Executive Officer

ANNEX B

Bear, Stearns & Co. Inc. 383 Madison Avenue New York, New York 10179 Tel 212.272.2000 www.bearstearns.com

September 18, 2006

The Board of Directors
Symbol Technologies, Inc.
One Symbol Plaza
Holtsville, NY 11742

Gentlemen:

We understand that Symbol Technologies, Inc. (“Symbol”), Motorola, Inc. (“Motorola”) and Motorola GTG Subsidiary I Corp (“Merger Sub”) intend to enter into an Agreement and Plan of Merger to be dated as of September 18, 2006 (the “Agreement”), pursuant to which Merger Sub shall be merged with and into Symbol, with Symbol being the surviving entity and as a wholly-owned subsidiary of Motorola (the “Transaction”) and each issued and outstanding share of Symbol common stock, par value $0.01 per share, (“Symbol Common Stock”), shall be automatically converted into the right to receive $15.00 in cash per share, without interest, which is referred to herein as the “Consideration to be Received”. You have provided us with a copy of the Agreement in substantially final form.

You have asked us to render our opinion as to whether the Consideration to be Received is fair, from a financial point of view, to the shareholders of Symbol.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed the Agreement;

•	reviewed Symbol’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2003, 2004 and 2005 each as amended to the date hereof, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006, and its Current Reports on Form 8-K filed since the end of the year ended December 31, 2005;

•	reviewed certain operating and financial information relating to Symbol’s business and prospects, including estimates for the years ending December 31, 2006 and December 31, 2007, all as prepared and provided to us by Symbol’s management;

•	met with certain members of Symbol’s senior management to discuss Symbol’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the Symbol Common Stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Symbol;

•	reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to Symbol; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial, legal and other information provided to or discussed with us by Symbol or obtained by us from public sources, including, without limitation, the estimates referred to above. With respect to the estimates, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Symbol as to the expected future performance

B-1

of Symbol. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the estimates, and we have further relied upon the assurances of the senior management of Symbol that they are unaware of any facts that would make the information and estimates incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Symbol, nor have we been furnished with any such appraisals. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Symbol.

We do not express any opinion as to the price or range of prices at which the Symbol Common Stock may trade subsequent to the announcement of the Transaction.

We have acted as a financial advisor to Symbol in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. In addition, Symbol has agreed to indemnify us against certain liabilities arising out of our engagement. Bear Stearns has been previously engaged by Symbol to provide certain investment banking and other services for which we received customary fees. In addition, Bear Stearns in the past has been engaged by Motorola or its affiliates to provide certain investment banking and other services in matters unrelated to the Transaction for which we have received, or expect to receive, customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Symbol and/or Motorola and their respective affiliates for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Symbol and does not constitute a recommendation to the Board of Directors of Symbol or any holders of Symbol Common Stock as to how to vote in connection with the Transaction or otherwise. This opinion does not address Symbol’s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Symbol or the effects of any other transaction in which Symbol might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Symbol Common Stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Received is fair, from a financial point of view, to the shareholders Symbol.

Very truly yours,

BEAR, STEARNS & CO.

Denis A. Bovin
Senior Managing Director

B-2

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY TELEPHONE, THE INTERNET OR BY MAIL
24 HOURS A DAY, 7 DAYS A WEEK

Telephone
[               ]

Use any touch-tone telephone to vote. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

Internet
[               ]

Use the Internet to vote your proxy. Have your proxy card in hand when you access the Web site. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.
Mail Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. CALL TOLL-FREE TO VOTE [ ]	If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy. CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING

ADMISSION TICKET

SYMBOL TECHNOLOGIES, INC.

SPECIAL MEETING OF STOCKHOLDERS

[          ], 2006 – 10:00 A.M. local time

One Symbol Plaza
Holtsville, New York

If you plan to attend the Special Meeting please indicate your attendance in the Attendance/Address Change space on the bottom portion of this card.

You must present this portion of the card in order to be admitted to the Symbol Technologies, Inc. Special Meeting of Stockholders on [          ], 2006. Cameras, recording devices and other electronic devices will not be permitted at the Special Meeting.

▼  DETACH HERE IF YOU PLAN TO ATTEND THE MEETING  ▼

(PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE)

SYMBOL TECHNOLOGIES, INC.

PROXY/VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF SYMBOL TECHNOLOGIES, INC. FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [          ], 2006.

The undersigned stockholder of Symbol Technologies, Inc. hereby appoints SALVATORE IANNUZZI and MICHAEL C. MILLER, and each of them, proxies, with full power of substitution in each, to vote all of the shares of Symbol Technologies, Inc. Common Stock which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held on [          ], 2006 and at any adjournments or postponements thereof, as indicated on the reverse side, and in their discretion upon any other business that may properly come before the meeting or at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If you sign and submit this proxy and no direction is given, this proxy will be voted FOR proposal 1. In addition, the named proxies will vote in accordance with their discretion upon any other business that may properly come before the meeting or any adjournments or postponements thereof. The undersigned acknowledges receipt of the accompanying Proxy Statement dated [          ], 2006.

Attendance/Address Change: If you have written in the above space, please mark the attendance/address change notification box on the reverse side	SYMBOL TECHNOLOGIES, INC. P.O. Box 11095 New York, NY 10203-0095

(Continued, and to be signed and dated on the reverse side.)

ADMISSION TICKET

SPECIAL MEETING OF STOCKHOLDERS

[             ], 2006 — 10:00 A.M. local time

One Symbol Plaza
Holtsville, New York
▼ DETACH HERE IF YOU PLAN TO ATTEND THE MEETING ▼

DETACH PROXY CARD HERE IF YOU ARE NOT
VOTING BY TELEPHONE OR INTERNET

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1.

(PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE —
VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.)

1.  Proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 18, 2006, as amended of October 30, 2006, by and among Symbol Technologies, Inc., Motorola, Inc., and Motorola GTG Subsidiary I Corp. as such agreement may be amended from time to time, and the merger provided for therein.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.  In their discretion, the named proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournments or postponements thereof.

This proxy will revoke all prior proxies signed by you.

Attendance and/or Address Change Notification Box  ☐

HOUSEHOLDING ELECTION —

Please indicate if you consent to receive certain future investor communications in a single package per household

Yes	No
☐	☐

Please sign exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign. Joint owners must each sign. If the signer is a corporation, the proxy should be signed by a duly authorized officer, giving their title. If signer is a partnership, please sign in partnership name by an authorized person.

Dated: _ _
Signatures: _ _
Signatures: _ _